SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

The Clorox Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Notice of 2014 Annual Meeting, Proxy Statement and Annual Financial Statements

GLAD
READY FASTER and BURNS LONGER!
KINGSFORD
Fresh Step
ODOR SHIELD
CLOROX
Glass Wipes
CLOROX
SMART
SOY VAY
Veri Veri Teriyaki
Hidden Valley
Ranch
Masterpiece
CARE
Bathing Wipes
poett

Annual Meeting of Stockholders
November 19, 2014

Notice of Annual Meeting of Stockholders

To be held on November 19, 2014

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), will be held at 9:00 a.m. Pacific time on Wednesday, November 19, 2014, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588, for the following purposes:

1.	To elect eleven directors to serve until the 2015 Annual Meeting;
2.	To conduct an advisory vote on the compensation of the Company’s named executive officers;
3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015; and
4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Company’s board of directors has fixed the close of business on September 22, 2014, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available at the Annual Meeting and during the ten days prior to the Annual Meeting at the office of the Secretary of the Company at 1221 Broadway, Oakland, CA 94612-1888.

Only record holders and people holding proxies from record holders of Clorox common stock as of the record date may attend the Annual Meeting. If you plan to attend the Annual Meeting and your shares are registered in your name, you must bring a current form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, you must provide proof that you owned Clorox common stock on the record date, as well as a current form of government-issued photo identification. Please see the “Attending the Annual Meeting” section of the proxy statement for more information.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet. Under this process, on or about September 26, 2014, we will begin mailing a Notice of Internet Availability of Proxy Materials to our stockholders informing them that our Proxy Statement, Annual Report—Executive Summary, and voting instructions are available on the Internet as of the same date. As more fully described in the Notice of Internet Availability of Proxy Materials, all stockholders may choose to access our proxy materials via the Internet or may request printed copies of the proxy materials. Please see the “Information about the Meeting and Voting” section of the proxy statement for more information.

The Notice of Annual Meeting, Proxy Statement, and 2014 Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL READ THE PROXY STATEMENT AND VOTE YOUR PROXY BY TELEPHONE, VIA THE INTERNET, OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING, SIGNING, AND RETURNING THE PROXY CARD ENCLOSED THEREIN.

By Order of the Board of Directors,

     Angela C. Hilt
     Vice President – Corporate Secretary
     & Associate General Counsel

September 26, 2014
THE CLOROX COMPANY - 2014 Proxy Statement

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN

If you have questions about how to vote your shares, or need additional assistance, please contact Innisfree M&A Incorporated, who is assisting us in the solicitation of proxies:

501 Madison Avenue, 20th Floor
New York, New York 10022

Stockholders may call toll-free at (877) 750-9499

Banks and brokers may call collect at (212) 750-5833

1221 BROADWAY
OAKLAND, CA 94612-1888

1221 BROADWAY
OAKLAND, CA 94612-1888

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of The Clorox Company, a Delaware corporation (“Clorox” or the “Company”), for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at 9:00 a.m. Pacific time on Wednesday, November 19, 2014, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588. Please refer to the “Attending the Annual Meeting” section of this proxy statement for more information about procedures for attending the Annual Meeting.

The U.S. Securities and Exchange Commission, or SEC, has adopted rules that allow us to use a “Notice and Access” model to make our proxy statement and other annual meeting materials available to you. On or about September 26, 2014, we will begin mailing a notice to our stockholders, called the Notice of Internet Availability of Proxy Materials (the “Notice”), advising that our proxy statement, Annual Report—Executive Summary, and voting instructions can be accessed on the Internet upon the commencement of such mailing. You may then access these materials and vote your shares via the Internet or by telephone or you may request that a printed copy of the proxy materials be sent to you. You will not receive a printed copy of the proxy materials unless you request one in the manner described in the Notice. Using the Notice allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials while providing our stockholders with access to the proxy materials in a fast and efficient manner via the Internet.

The Notice of Annual Meeting, Proxy Statement, and Annual Report—Executive Summary are available at www.edocumentview.com/CLX.

Information About the Meeting and Voting

Q: What is the purpose of this proxy statement?

A: The Board is soliciting your proxy to vote at the Company’s 2014 Annual Meeting of Stockholders to be held on November 19, 2014, and at any adjournments of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Q: Who is entitled to vote at the Annual Meeting?

A: Only stockholders of record at the close of business on September 22, 2014 (the “Record Date”), are entitled to vote at the Annual Meeting. On that date, there were 129,199,634 shares of Clorox common stock (“Common Stock”) outstanding and entitled to vote. Holders of Common Stock as of the close of business on the Record Date are entitled to one vote per share on each matter submitted to a vote of stockholders.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

A: Pursuant to rules adopted by the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about September 26, 2014, we will mail the Notice to the holders of our Common Stock as of the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report—Executive Summary. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

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THE CLOROX COMPANY - 2014 Proxy Statement	1

Q: Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q: How can I vote my shares?

A: You can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so via the Internet or by telephone, or by requesting a printed copy of the proxy materials and mailing in the enclosed proxy card. Each of these procedures is explained below. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail. In this way, your shares of Common Stock will be voted as directed by you even if you should become unable to attend the Annual Meeting. If you are not a record holder of your shares, you must follow the instructions of your broker or other nominee.

Q: May I change my vote?

A: Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

  submitting written notice of revocation to the Secretary of the Company;
  voting again electronically by telephone or via the Internet or by submitting another proxy card with a later date; or
  voting in person at the Annual Meeting.

Q: How many shares must be present to conduct the Annual Meeting?

A: We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or by proxy. Abstentions and broker non-votes (described below) will be counted for the purpose of determining a quorum.

Q: What are broker non-votes?

A: A broker non-vote occurs when a bank or brokerage firm does not receive voting instructions from a beneficial owner of shares and does not have the discretion to direct the voting of those shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting (Proposals 2 and 3) or the approval of a majority of the votes cast (Proposal 1).

Q: Will my shares be voted if I do not provide instructions to my broker?

A: If you are the beneficial owner of shares held by a broker in “street name,” the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank or brokerage firm and your broker delivers this proxy statement to you, the broker has the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but does not have discretion to vote on “non-routine” matters, such as the election of directors or proposals on executive compensation matters. Thus, the broker is entitled to vote your shares on Proposal 3 even if you do not provide voting instructions to your broker. The broker is not entitled to vote your shares on Proposal 1 or 2 without your instructions.

Q: How do I vote if I hold shares in the Clorox 401(k) Plan?

A: If you are a participant in our 401(k) plan, you will receive a voting instruction card to direct Mercer Trust Company, as trustee of our 401(k) plan, how to vote the shares of our Common Stock attributable to your individual account. Mercer Trust Company will vote shares as instructed by participants prior to 11:59 PM (EDT) on November 18, 2014. If you do not provide voting directions to Mercer Trust Company by that time, the shares attributable to your account will not be voted.

Q: How do I vote if I cannot attend the Annual Meeting in person?

A: Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. By following the procedures for voting via the Internet or by telephone, or by requesting a printed copy of the proxy materials and completing, signing, and returning the proxy card enclosed therein, you will enable Donald R. Knauss, Stephen M. Robb, or Laura Stein, each of whom is named on the proxy card as a “proxy holder,” to vote your shares at the Annual Meeting in the manner you indicate on your proxy card. When you vote your proxy, you can specify whether your shares should be voted for or against each of the

2       THE CLOROX COMPANY - 2014 Proxy Statement

PROXY STATEMENT

nominees for director identified in Proposal 1, or you can abstain from voting on the director nominees. You can also specify whether your shares should be voted for or against Proposals 2 and 3, or you can abstain from voting on such proposals. Each of these proposals is described in this proxy statement.

Management of the Company is not aware of any matters other than those described in this proxy statement that may be presented for action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote for you on those matters.

  Voting via the Internet. You can vote your shares via the Internet by following the instructions provided either in the Notice or on the proxy card. If you requested and received a printed set of the proxy materials by mail, you should follow the voting instruction form you received. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet, you do not need to mail a proxy card to us.

  Voting by Telephone. You can vote your shares by telephone if you requested and received a printed set of the proxy materials through the mail by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials you received. If you received the Notice only, you can vote by telephone by following the instructions at the website address referred to in the Notice. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote by telephone, you do not need to mail a proxy card to us.

  Voting by Mail. You can vote by mail by requesting that a printed copy of the proxy materials be sent to your specified address. Upon receipt of the materials, you may fill out the proxy card enclosed therein and sign and return it as instructed on the card.

Stockholders who hold shares through a broker or other nominee must follow that nominee’s direction to vote.

Q: May I vote in person at the Annual Meeting?

A: Yes, you may vote your shares at the Annual Meeting if you attend in person and use a written ballot. However, if your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank, or nominee granting you authority to vote your shares directly at the Annual Meeting.

If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance via the Internet or by telephone, or by requesting a printed copy of the proxy materials and signing, dating, and returning the proxy card enclosed therein.

Q: What are the proposals and what vote is required for each?

A: Proposal 1: Election of Directors. Proposal 1 is for the election of eleven nominees to serve as members of the Board until the 2015 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. The Company’s Bylaws provide for majority voting for directors in uncontested elections. Accordingly, each of the eleven nominees for director will be elected if he or she receives the majority of the votes cast in person or represented by proxy, with respect to that director. A majority of the votes cast means that the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director. An abstention or a broker non-vote on Proposal 1 will not have any effect on the election of directors and will not be counted in determining the number of votes cast. Your broker is not entitled to vote your shares on Proposal 1 unless you provide voting instructions.

Proposal 2: Approval (on an advisory basis) of the Compensation of the Company’s Named Executive Officers. Proposal 2 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers. Since Proposal 2 is an advisory vote, the provisions of our Bylaws regarding the vote required to “approve” a proposal are not applicable to this matter. In order to be approved on an advisory basis, Proposal 2 must receive a FOR vote from a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal and will not be counted. Your broker is not entitled to vote your shares on Proposal 2 unless you provide voting instructions.

Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm. Proposal 3 is for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker non-vote will not

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THE CLOROX COMPANY - 2014 Proxy Statement	3

have any effect on Proposal 3 and will not be counted. Your broker, however, is entitled to vote your shares on Proposal 3 even if you do not provide voting instructions.

Q: What are the recommendations of the Board of Directors?

A: The Board recommends that you vote:

  FOR the election of the eleven nominees for director named in this proxy statement (Proposal 1);
  FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers (Proposal 2); and
  FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015 (Proposal 3).

Q: What do I do if I receive more than one proxy card?

A: Stockholders who hold their shares in more than one account may receive separate proxy cards or voting instruction forms for each of those accounts. To ensure that ALL of your shares are represented at the Annual Meeting, we recommend that you vote every proxy card you receive.

Q: Who will count the votes?

A: Votes will be counted by Computershare Trust Company, N.A., our inspector of election appointed for the Annual Meeting.

Q: What happens if the Annual Meeting is postponed or adjourned?

A: If we adjourn the Annual Meeting, we will conduct the same business at a later meeting, and the Board can decide to set a new record date for determining stockholders entitled to vote at the adjourned meeting or decide to only allow the stockholders entitled to vote at the original meeting to vote at the adjourned meeting. According to our Bylaws, when a meeting is adjourned to another place, date, or time, notice need not be given of the adjourned meeting if the place, date, time, and the proxy requirements are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally scheduled to take place, notice of the place, date, time, and the proxy requirements will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board will fix a new record date for notice of such adjourned meeting and will give notice of the adjourned meeting to each stockholder entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Q: What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

A: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to the Company in a timely manner. Proposals should be addressed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders, we must receive the written proposal no later than May 29, 2015. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including the nomination of directors, before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Pursuant to our Bylaws, a proposal may be brought before the meeting by a stockholder who was a stockholder of record at the time notice is given, is entitled to vote at the annual meeting, and complied with the notice procedures specified in our Bylaws. To be timely for our 2015 Annual Meeting of Stockholders, and assuming the 2015 Annual Meeting of Stockholders takes place within 30 days of the anniversary of this year’s Annual Meeting, we must receive the written notice at our principal executive offices between July 22, 2015, and August 21, 2015. For more information regarding proposals for consideration at next year’s annual meeting, please see the “Stockholder Proposals for the 2015 Annual Meeting” section of this proxy statement. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear in person or through a qualified representative to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Q: Whom can I contact if I have questions?

A: If you have any questions about the Annual Meeting or how to vote your shares, please call Innisfree M&A Incorporated at (877) 750-9499, who is assisting us in the solicitation of proxies.

Q: Where can I find the voting results?

A: We will report final results in a filing with the SEC on Form 8-K.

4       THE CLOROX COMPANY - 2014 Proxy Statement

Proposal 1: Election of Directors

At the Annual Meeting, eleven people will be elected as members of the Board to serve until the 2015 Annual Meeting of Stockholders, or until their respective successors are duly elected and qualified. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated the eleven people listed below for election at the Annual Meeting.

Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Except for Mr. Dorer, each nominee is currently serving as a director of the Company. Mr. Friedman will be retiring from the Board on the date of the Annual Meeting and is therefore not standing for re-election.

Board of Directors’ Recommendation

The Board unanimously recommends a vote FOR each of the Board’s eleven nominees for director listed below. The Board believes that each of the nominees listed below is highly qualified and has the background, skills, experience, and attributes that qualify them to serve as directors of the Company (see each nominee’s biographical information and the “Nominating and Governance Committee” section below for more information). The recommendation of the Board is based on its carefully considered judgment that the background, skills, experience, and attributes of the nominees make them the best candidates to serve on our Board.

Certain information with respect to each nominee appears on the following pages, including age, period served as a director, position (if any) with the Company,

business experience, directorships of other publicly owned corporations, including any other directorships held during the past five years (if any), and other relevant experience and qualifications, including service on certain non-profit or non-public company boards, that contributed to the conclusion that each director is qualified to serve as a director of the Company.

The people designated in the proxy and voting instruction card intend to vote your shares represented by proxy FOR the election of each of these nominees, unless you include instructions to the contrary. In the event any director nominee is unable to serve, the persons named as proxies may vote for a substitute nominee recommended by the Board.

Vote Required

Majority Voting for Directors. The Company’s Bylaws require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director must exceed the number of shares voted AGAINST that director). Under the Company’s Bylaws, any director who fails to be elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. A director who tenders his or her resignation would not participate in the Board’s decision.

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THE CLOROX COMPANY - 2014 Proxy Statement	5

Director Since	Name, Principal Occupation, and Other Information
1990	Daniel Boggan, Jr.

Mr. Boggan served as the Chief of Staff of the Oakland, California, Mayor’s office from January 2007 through August 2007. He served as a consultant to Siebert Brandford Shank & Co., LLC (a municipal finance firm) from September 2003 to March 2006. Mr. Boggan joined the National Collegiate Athletic Association in October 1994 as Group Executive Director for Education Services. He served as the National Collegiate Athletic Association’s Chief Operating Officer from January 1996 to June 1998 and as its Senior Vice President and Chief Operating Officer from June 1998 until his retirement in August 2003. Previously, he was Vice Chancellor for business and administrative services at the University of California at Berkeley.

Other Public Company Boards:
Mr. Boggan is a director of Collective Brands, Inc. (formerly known as Payless Shoe Source, Inc.) (September 1997 to present) and Viad Corp (February 2005 to present).

Non-Profit/Other Boards:
Mr. Boggan is a trustee of Humanity United and serves on various local boards. He previously served as trustee of both The California Endowment and The Alameda County Medical Center.

Director Qualifications:
Mr. Boggan has considerable knowledge of the Company’s business as well as a historical perspective and focus on the long-term interests of the Company and its stockholders due to his long-standing service on the Board. He resides in Oakland, and his prior positions in Oakland’s local government and as past chair of The Alameda County Medical Center provide him with an understanding of the Company’s local community. Mr. Boggan’s previous leadership positions at the National Collegiate Athletic Association and the University of California, as well as his service on several public company and non-profit boards, have provided him with a broad perspective and management, governance, and leadership experience that he brings to the Company as Chair of the Nominating and Governance Committee. Additionally, his involvement with Humanity United, The Alameda County Medical Center, and The California Endowment (a large health care foundation in California) provides him with an understanding of health and wellness matters. Age: 68.

6       THE CLOROX COMPANY - 2014 Proxy Statement

Proposal 1: Election of Directors

Director Since	Name, Principal Occupation, and Other Information
2007	Richard H. Carmona, M.D., M.P.H., F.A.C.S.

Dr. Carmona has been Vice Chairman of Canyon Ranch (a life-enhancement company) since October 2006. He also serves as Chief Executive Officer of the Canyon Ranch Health Division and President of the non-profit Canyon Ranch Institute. He is also the first Distinguished Professor of Public Health at the Mel and Enid Zuckerman College of Public Health at the University of Arizona. Prior to joining Canyon Ranch, Dr. Carmona served as the 17th Surgeon General of the United States from August 2002 through July 2006, achieving the rank of Vice Admiral. Previously, he was Chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health, and family and community medicine at the University of Arizona, and surgeon and deputy sheriff of the Pima County, Arizona, Sheriff’s Department. Dr. Carmona served in the United States Army and the Army’s Special Forces.

Other Public Company Boards:
Dr. Carmona serves as a director of Taser International (March 2007 to present) and Herbalife Ltd. (October 2013 to present).

Non-Profit/Other Boards:
Dr. Carmona serves on the board of Healthline Networks.

Director Qualifications:
Dr. Carmona’s experience as the Surgeon General of the United States and extensive background in public health provide him with a valuable perspective on health and wellness matters, as well as insight into regulatory organizations and institutions, which are important to the Company’s business strategy. In addition, his executive leadership experience, including with a global lifestyle enhancement company, provides him with international experience and enables him to make valuable contributions to the Company’s international growth strategies. Dr. Carmona’s experience in the United States Army and in academia also strengthens the Board’s collective qualifications, skills, and experience. Age: 64.

Nominee	Benno Dorer

Mr. Dorer will become the Company’s Chief Executive Officer on November 20, 2014. He has served as the Company’s Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy since January 2013, with responsibility for the Laundry, Home Care, and International businesses as well as Corporate Strategy and Growth. He previously served as Senior Vice President – Cleaning Division and Canada from March 2011 through December 2012, Senior Vice President – Cleaning Division from June 2009 through March 2011, and Vice President & General Manager – Cleaning Division from October 2007 through June 2009. Mr. Dorer joined Clorox in 2005 as Vice President & General Manager – Glad® Products. Prior to that role, he worked for The Procter & Gamble Company for 14 years, leading the marketing organization for the Glad® Products joint venture since its inception and holding marketing positions across a range of categories and countries.

Non-Profit/Other Boards:
Mr. Dorer serves on the executive committee of the board of directors of the American Cleaning Institute, as well as the board of directors of the Chabot Space & Science Center Foundation in Oakland, Calif.

Director Qualifications:
Mr. Dorer’s leadership experience and his in-depth knowledge of the consumer packaged goods industry, the Company’s businesses, and its 2020 Strategy enable him to provide valuable contributions with respect to strategy, growth, and long-range plans. Additionally, his extensive international background provides him with a broad perspective on international customer and consumer dynamics and business strategy. Age: 50.

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THE CLOROX COMPANY - 2014 Proxy Statement	7

Director Since	Name, Principal Occupation, and Other Information
2006	George J. Harad

Mr. Harad was Executive Chairman of the Board of OfficeMax Incorporated (an office supply and services company), formerly known as Boise Cascade Corporation (Boise Cascade), from October 2004 until his retirement in June 2005. He served as Chairman of the Board and Chief Executive Officer of Boise Cascade from April 1995 until October 2004. Previously, Mr. Harad held various positions at Boise Cascade, including Controller, Senior Vice President and Chief Financial Officer, and President and Chief Operating Officer. Prior to joining Boise Cascade, Mr. Harad was a consultant for the Boston Consulting Group and a teaching fellow at Harvard University.

Director Qualifications:
Mr. Harad’s prior executive leadership roles enable him to provide valuable contributions with respect to management, operations, strategy, growth, and long-range plans. His experience as a Chief Financial Officer has provided him with expertise in finance and accounting matters. Additionally, as a former Chief Executive Officer of a Fortune 500 company, Mr. Harad brings extensive knowledge in executive compensation matters to his position as Chair of the Management Development and Compensation Committee. Age: 70.

2006	Donald R. Knauss

Mr. Knauss will become Executive Chairman of the Company on November 20, 2014. He has served as Chairman and Chief Executive Officer of the Company since October 2006. He was Executive Vice President of The Coca-Cola Company (a marketer and distributor of nonalcoholic beverages) and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Previously, he was President of the Retail Division of Coca-Cola North America and President and Chief Executive Officer of The Minute Maid Company, a division of The Coca-Cola Company. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and The Procter & Gamble Company and served as an officer in the United States Marine Corps.

Other Public Company Boards:
Mr. Knauss is a director of the Kellogg Company (December 2007 to present) and has been elected to the board of directors of McKesson Corporation effective October 20, 2014. He previously served as a director of URS Corporation (June 2010 to May 2014).

Non-Profit/Other Boards:
Mr. Knauss serves on the dean’s advisory board of the College of Arts & Sciences at Indiana University and on the board of trustees of the University of San Diego, Morehouse College, and the United States Marine Corps University Foundation.

Director Qualifications:
Mr. Knauss’ leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of the Company’s strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board. His role as Chief Executive Officer has also enabled him to provide important contributions to strengthening the Company’s leadership, operations, strategy, growth, and long-range plans. Mr. Knauss’ prior executive leadership roles include extensive international experience, providing him with valuable insights into global business strategy. In addition, Mr. Knauss’ leadership experience at other consumer packaged goods companies, including his director role at the Kellogg Company, provides him with a keen understanding of the Company’s industry and customer and consumer dynamics. Age: 63.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation, and Other Information
2013	Esther Lee

Ms. Lee has served as Senior Vice President – Brand Marketing, Advertising and Sponsorships for AT&T (a global communications company) since 2009. From July 2007 to September 2008 she served as CEO of North America and President of Global Brands for Euro RSCG Worldwide. Prior to that, she served for five years as Global Chief Creative Officer for The Coca-Cola Company. Earlier in her career, as co-founder of DiNoto Lee advertising firm, Ms. Lee worked with several consumer packaged goods companies, including The Procter & Gamble Company, Unilever, and Nestle.

Non-Profit/Other Boards:
Ms. Lee serves on the board of ANA (Association of National Advertisers).

Director Qualifications:
Ms. Lee brings to the Company significant executive and brand-building expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. In addition, Ms. Lee brings to the Company significant experience in the areas of marketing and digital media. Her prior experience with global brand marketing, advertising, media, and sponsorship, as well as developing operating models in these areas, enable her to provide valuable contributions to the Company’s business strategies. Age: 55.

1999	Robert W. Matschullat

Mr. Matschullat served as interim Chairman and interim Chief Executive Officer of the Company from March 2006 through October 2006. He served as presiding director of the Board from January 2005 through March 2006 and served as Chairman of the Board from January 2004 through January 2005. He was the Vice Chairman and Chief Financial Officer of The Seagram Company Ltd. (a global company engaging in two business segments: entertainment and spirits and wine) from October 1995 until relinquishing his position as Chief Financial Officer in December 1999 and retiring from his position as Vice Chairman in June 2000. Prior to joining The Seagram Company Ltd., Mr. Matschullat served as head of worldwide investment banking for Morgan Stanley & Co. Incorporated, and was on the Morgan Stanley Group board of directors.

Other Public Company Boards:
Mr. Matschullat is a director of The Walt Disney Company, Inc. (December 2002 to present) and is the Chairman of the Board of Visa, Inc. (April 2013 to present), having served as a director of Visa, Inc. since October 2007. Mr. Matschullat previously served as a director of McKesson Corporation (October 2002 to July 2007).

Director Qualifications:
Mr. Matschullat brings to the Company a wealth of public company leadership experience at the board and executive levels. Mr. Matschullat’s executive leadership experience includes service as the Chief Financial Officer of a major global company and as the division head of a major financial institution, providing him with expertise in business and financial matters as well as broad international experience. In addition, Mr. Matschullat has an extensive understanding of the Company’s business, having served more than ten years on the Board, including in the leadership roles of non-executive Chairman and presiding director of the Board. Mr. Matschullat also served as the Company’s interim Chief Executive Officer. These experiences have provided him with a long-term perspective, as well as valuable management, governance, and leadership experience. Age: 66.

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THE CLOROX COMPANY - 2014 Proxy Statement	9

Director Since	Name, Principal Occupation, and Other Information
2013	Jeffrey Noddle

Mr. Noddle was the Executive Chairman of SuperValu, Inc. (a leading food retailer and provider of distribution and logistical support services) from May 2009 until his retirement in June 2010. He served as SuperValu’s Chairman and Chief Executive Officer from May 2002 to May 2009. During his career with SuperValu, which commenced in 1976, Mr. Noddle held a number of other leadership positions, including President and Chief Operating Officer, Vice President – Merchandising, and President of SuperValu’s Fargo and former Miami divisions.

Other Public Company Boards:
Mr. Noddle is a director of Donaldson Company, Inc. (November 2000 to present) and Ameriprise Financial, Inc. (September 2005 to present). Mr. Noddle formerly served on the board of SuperValu, Inc. (May 2002 to June 2010).

Non-Profit/Other Boards:
Mr. Noddle serves on the board of the University of Minnesota Carlson School of Management. He was formerly on the board of The Food Industry Center at the University of Minnesota and the Greater Twin Cities United Way. Mr. Noddle was also a member of the executive committee of the Minnesota Business Partnership and past chairman of the board of The Food Marketing Institute.

Director Qualifications:
Mr. Noddle’s prior leadership roles enable him to provide valuable operational and supply chain insights as well as strategic leadership and human resources guidance to the Company. His over 30-year career with SuperValu provides valuable perspective on the Company’s retail environment, as well as experience in the areas of mergers and acquisitions, including integration planning and execution, stockholder relations and communications, corporate governance issues, executive succession planning, and director recruitment. Mr. Noddle’s expertise in leading one of the largest grocery retail companies in the United States and his extensive knowledge of the Company’s customers and consumers enable him to make valuable contributions to the Company. Age: 68.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation, and Other Information
2013	Rogelio Rebolledo

Mr. Rebolledo was the CEO and Chairman of the Pepsi Bottling Group, Mexico (the Mexican operations of Pepsi Bottling Group, Inc.) from January 2004 to May 2007. Prior to January 2004, Mr. Rebolledo worked for the Frito-Lay International Division of Pepsico for 27 years, becoming President and Chief Executive Officer of Frito-Lay International in 2001. He began his 31-year career in 1976 with Pepsico Inc. at Sabritas, the salty food unit of Frito-Lay International, first in Latin America and then in Asia and Europe. Mr. Rebolledo began his career at The Procter & Gamble Company, where he held a variety of marketing roles.

Other Public Company Boards:
Mr. Rebolledo is a director of the Kellogg Company (October 2008 to present). Mr. Rebolledo previously served on the boards of Best Buy Company (August 2006 to June 2012), Applebee’s International (May 2006 to October 2007), and The Pepsi Bottling Group (May 2004 to May 2007).

Non-Profit/Other Boards:
Mr. Rebolledo serves on the boards of Jose Cuervo International and Proeza Group, and formerly was a director of The Alfa Group, which are companies in Mexico.

Director Qualifications:
Mr. Rebolledo brings to the Board more than 30 years of leadership roles in consumer packaged goods companies. His extensive background, particularly in developing business in Latin America and Asia, provides him with a deep understanding of customer and consumer dynamics. In addition, Mr. Rebolledo’s strong financial background and experience on audit and compensation committees enable him to make valuable contributions to the Company. Age: 70.

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Director Since	Name, Principal Occupation, and Other Information
2005	Pamela Thomas-Graham

Ms. Thomas-Graham has served as Chief Marketing and Talent Officer, Head of Private Banking & Wealth Management New Markets, and member of the Executive Board of Credit Suisse Group AG (a leading global financial services company) since October 2013. From January 2010 to October 2013, she was Chief Talent, Branding and Communications Officer of Credit Suisse. From March 2008 to December 2009, she served as a managing director in the private equity group at Angelo, Gordon & Co. From October 2005 to December 2007, Ms. Thomas-Graham held the position of Group President at Liz Claiborne, Inc. Previously, she served as Chairman of CNBC from February 2005 to October 2005 and served as President and Chief Executive Officer of CNBC from July 2001 to February 2005. From September 1999 to July 2001, Ms. Thomas-Graham served as an Executive Vice President of NBC and as President and Chief Executive Officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company.

Other Public Company Boards:
Ms. Thomas-Graham served as a director of Idenix Pharmaceuticals, Inc. (June 2005 to January 2010).

Non-Profit/Other Boards:
Ms. Thomas-Graham serves on the board of the New York Philharmonic, the Parsons School of Design, and the Education Committee of the Museum of Modern Art in New York City. She is a member of the Business Council of the Metropolitan Museum of Art in New York City. Additionally, she previously served on the Visiting Committee of Harvard Business School and on the board of the Harvard Alumni Association.

Director Qualifications:
Ms. Thomas-Graham brings to the Company significant executive expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, growth, and long-range plans. In addition, Ms. Thomas-Graham brings to the Company significant experience in the area of branding. Her prior experience as a management consultant also enables her to provide valuable contributions to the Company’s business strategies and mergers and acquisitions activities. Additionally, her leadership experience at a private equity firm provides her with financial and accounting expertise, enabling her to contribute to the oversight of the Company. Age: 51.

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Proposal 1: Election of Directors

Director Since	Name, Principal Occupation, and Other Information
2005	Carolyn M. Ticknor

Ms. Ticknor was President of the Imaging and Printing Systems group of the Hewlett Packard Company (a global IT company) from 1999 until her retirement in February 2001. She served as President and General Manager of Hewlett Packard Company’s LaserJet Solutions from 1994 to 1999. In addition, Ms. Ticknor consults for entrepreneurs and venture capital firms.

Other Public Company Boards:
Ms. Ticknor served as a director of OfficeMax Incorporated (formerly Boise Cascade Corporation) (February 2000 to April 2006).

Non-Profit/Other Boards:
Ms. Ticknor is currently a director of The Center for the Advancement of Science in Space (CASIS). She previously served as a director of Lucile Packard Children’s Hospital, a private non-profit organization at the Stanford University Medical Center.

Director Qualifications:
Ms. Ticknor’s prior executive leadership roles enable her to provide valuable contributions with respect to management, operations, strategy, growth, and long-range plans. Her prior leadership at a global IT company enables her to provide valuable contributions with respect to the Company’s international operations, strategies, and growth plans. She also brings to the Company significant expertise in the areas of innovation and supply chain management. Ms. Ticknor’s service as a director of Lucile Packard Children’s Hospital at Stanford University Medical Center enhances her understanding of health and wellness issues, as well as the Company’s focus on community involvement. Age: 67.

THE CLOROX COMPANY - 2014 Proxy Statement       13

Committees, Organization of the Board of Directors, and Director Independence

The Board has established five standing committees: the Executive Committee, the Finance Committee, the Audit Committee, the Nominating and Governance Committee, and the Management Development and Compensation Committee. The Finance, Audit, Nominating and Governance, and Management Development and Compensation Committees consist only of non-management directors whom the Board has determined are independent under the NYSE listing standards and the

Board’s independence standards set forth in the Company’s Governance Guidelines (“Governance Guidelines”), which are discussed below. The charters for these committees other than the Executive Committee are available in the Corporate Governance section of the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/company-charters, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

Standing Committees

Executive Committee. The Executive Committee is composed of directors Boggan, Friedman, Harad, Knauss (chair), Matschullat, and Ticknor. The Executive Committee is delegated all of the powers of the Board except certain powers reserved by law to the full Board. In addition to being available to meet between regular Board meetings on occasions when Board action is required but convening the full Board is impracticable, the Executive Committee is authorized to handle special assignments as requested from time to time by the Board. The Executive Committee held no meetings during fiscal year 2014.

Finance Committee. The Finance Committee is composed of directors Boggan, Friedman (chair), Matschullat, and Thomas-Graham. The Finance Committee oversees and, when appropriate, makes recommendations to the Board with respect to the Company’s major financial policies and actions, including the approval of policies and actions related to the Company’s capital structure, equity and debt financings, capital expenditures, cash management, and dividend and share repurchase activities. The Finance Committee held three meetings during fiscal year 2014.

Audit Committee. The Audit Committee is composed of directors Harad, Rebolledo, Thomas-Graham, and Ticknor (chair). The Audit Committee is the principal link between the Board and the Company’s independent registered public accounting firm. The Audit Committee has the functions and duties set forth in its charter, including assisting the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications, independence, and performance, (iii) the performance of the Company’s internal audit function, (iv) the Company’s system of disclosure controls and procedures and system of internal control over financial reporting, (v) the Company’s compliance with legal and regulatory requirements relating to accounting and financial reporting matters, and (vi) the Company’s framework and guidelines with respect to risk assessment and risk management. The Audit Committee’s duties also include preparing the report required by the SEC proxy rules to be included in the Company’s annual proxy statement. The Audit Committee held nine meetings during fiscal year 2014. The Board has made a determination that each member of the Audit Committee satisfies the independence and experience requirements of both the NYSE and SEC. The Board has determined that directors Rebolledo and Thomas-Graham are audit committee financial experts, as defined by SEC rules, and each member of the Audit Committee is financially literate, as defined by NYSE rules.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of directors Boggan (chair), Carmona, Lee, Matschullat, and Ticknor. The Nominating and Governance Committee has the functions set forth in its charter, including (i) identifying and recruiting individuals qualified to become Board members, (ii) recommending to the Board individuals to be selected as director nominees for the annual meeting of stockholders, (iii) reviewing and recommending to the Board changes in the Governance Guidelines and the Code of Conduct, (iv) overseeing the Company’s ethics and compliance program and activities, including the Company’s compliance with legal and regulatory requirements relating to matters other than accounting and financial reporting matters, and (v) performing a leadership role in shaping the Company’s corporate governance. The Nominating and Governance Committee held five meetings during fiscal year 2014.

Management Development and Compensation Committee. The Management Development and Compensation Committee is composed of directors Carmona, Friedman, Harad (chair), Matschullat, and Noddle. The Management Development and Compensation Committee has the functions and duties set forth in its charter, including (i) reviewing and approving the performance goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers and the extent to which such performance goals and objectives have been met,

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(ii) determining and approving the CEO’s compensation based on a variety of factors, (iii) reviewing periodically with the CEO the performance of each of the other executive officers and approving the compensation of each such executive officer, (iv) determining the amount and other material terms of individual short- and long-term incentive awards to be made to executive officers, (v) reviewing and approving recommendations regarding retirement income and other deferred benefit plans applicable to executive officers, (vi) reviewing and approving employment agreements and other employment-related arrangements, and (vii) evaluating the outcome of the advisory vote of the stockholders regarding “say on pay” and making recommendations or taking appropriate actions in response to such advisory vote. In addition, the Management Development and Compensation Committee oversees, with involvement of the full Board, the Company’s management development and succession planning processes. The Management Development and Compensation Committee held four meetings during fiscal year 2014.

Evaluation of Director Qualifications and Experience

In assessing potential new directors, the Nominating and Governance Committee will consider individuals from various disciplines and diverse backgrounds. While the Board has not established any specific minimum qualifications that a potential nominee must possess, director candidates, including incumbent directors, are considered based upon various criteria, including their broad-based business skills and experience, prominence and reputation in their profession, global business and social perspective, concern for long-term stockholder interests, and personal integrity and judgment, all in the context of an assessment of the perceived needs of the Board at that point in time. The ability of incumbent directors to continue to contribute to the Board is also considered in connection with the renominating process.

The following experience and skills, among others, have been specifically identified by the Nominating and Governance Committee as being important in creating a diverse and well-rounded Board:

  Significant Current or Prior Leadership Experience (such as service in a significant leadership role, including as a chief executive officer, or other executive officer or significant leadership position): Enables important contributions to strengthening the Company’s leadership, management expertise, operations, strategy, growth, and long-range plans.
  Leadership Experience on Public Company, Non-Profit, or Other Boards: Prepares directors to take an active leadership role in the oversight and governance of the Company.
  Knowledge of the Company’s Business, the Consumer Packaged Goods Industry, or Other Complementary Industry: Enables enhancement of and contributions to the Company’s strategy and position in the Company’s industry.
  Experience in Product Development, Marketing (including brand building and digital media), Supply Chain Management, or Other Relevant Areas: Facilitates support and contributions to the Company’s strategy, development of products, effective marketing to consumers, including brand building and digital media, and the Company’s business operations.
  Relevant Retail Experience: Provides insights and contributions to enhancing relations and results with the Company’s customer and consumer base.
  International Experience: Provides insights and ability to contribute to the Company’s increasingly global business strategy.
  Financial and Accounting Expertise: Enables analysis and oversight of the Company’s financial position, financial statements, and results of operations.
  Regulatory Experience (including experience in the health and wellness sector): Enables meaningful contributions on matters relating to the regulatory environment, including in the area of health and wellness.

Diversity

Consistent with the Governance Guidelines, the Board recognizes the value in diversity and endeavors to assemble a Board with diverse skills, professional experience, perspectives, points of view, race, ethnicity, gender, and cultural background. The Nominating and Governance

Committee assesses the effectiveness of efforts to assemble a diverse Board by examining the overall composition of the Board and evaluating how a particular director candidate can contribute to the overall success of the Board.

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THE CLOROX COMPANY - 2014 Proxy Statement	15

The Nominating and Governance Committee considers recommendations from many sources, including stockholders, regarding possible candidates for director. Such recommendations, together with biographical and business experience information (similar to that required to be disclosed under applicable SEC rules and regulations)

regarding the candidate, should be submitted to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Nominating and Governance Committee evaluates all candidates for the Board in the same manner, including those suggested by stockholders.

Board of Directors’ Meeting Attendance

The Board held seven meetings during fiscal year 2014. All incumbent directors attended at least 75% of the meetings of the Board and committees of which they were members during fiscal year 2014. All members of the Board are expected to attend the Annual Meeting of Stockholders. Each member of the Board at the time of the Company’s 2013 Annual Meeting of Stockholders held on November 20, 2013, attended the meeting.

The Clorox Company Governance Guidelines and Director Independence

The Board has adopted Governance Guidelines that can be found in the Corporate Governance section on the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/governance-guidelines/, and are available in print to any stockholder who requests them from The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Governance Guidelines present a framework for the governance of the Company. They describe responsibilities, qualifications, and operational matters applicable to the Board and the Board committees and include provisions relating to the evaluation of the CEO and ordinary-course and emergency succession planning. The Governance Guidelines are reviewed annually by the Nominating and Governance Committee, which recommends changes to the Board as appropriate.

The Governance Guidelines emphasize and describe the oversight role of the Board and identify various criteria for Board members intended to ensure that the Board consists of individuals who can, on the basis of their knowledge and experience, make valuable contributions to the overall conduct of the Company’s business. The Governance Guidelines currently provide flexibility for the Board to determine whether to separate or combine the roles of Chairman and CEO. In addition, the Board has determined that it is in the Company’s best interest to have an independent director serving as a lead director while the position of Chairman is held by a management director. The Governance Guidelines outline various responsibilities for the lead director, which are described more fully below under “Board of Directors Leadership Structure.” The Governance Guidelines also include provisions relating to Board meetings, including the number of, and materials for, meetings and executive sessions, outside board service, ethics and conflicts of interest, stock ownership and retention requirements, orientation and continuing education, compensation, mandatory retirement, and access to management and other employees. The Governance Guidelines require that the lead director and all independent directors provide input to the Management Development and Compensation Committee in connection with that committee’s annual evaluation of the CEO.

Finally, the Governance Guidelines provide that a majority of the Board must consist of independent directors. The Board determines whether individual Board members are independent, as defined by the NYSE, using the following standards:

1.	A director will not be deemed to be independent if the director is, or has been within the preceding three years, an employee of the Company, or an immediate family member is, or has been within the preceding three years, an executive officer of the Company; provided, however, that a director’s employment as an interim executive officer for 12 months or less shall not disqualify a director from being considered independent following that employment.

2.	A director will not be deemed to be independent if, during any 12-month period within the preceding three years, the director or an immediate family member received more than $120,000 in direct compensation from the Company, other than director and committee fees, pension, or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service), compensation for former service as an interim chairman or interim CEO or other interim executive officer, compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company, or dividends on Company stock beneficially owned by the director.

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3.	A director will not be deemed to be independent if: (i) the director or an immediate family member is a current partner of the firm that is the Company’s independent registered public accounting firm, (ii) the director is a current employee of such firm, (iii) an immediate family member of the director is a current employee of such firm who personally works on the Company’s audit, or (iv) the director or an immediate family member was within the preceding three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time.

4.	A director will not be deemed to be independent if, within the preceding three years, (i) the director or an immediate family member is or was employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee or (ii) the director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to or received payments from the Company for property or services that, in any of the preceding three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.
5.	A director may be considered independent notwithstanding that the director owns, or is a partner, stockholder, officer, director, or employee of an entity that owns, not more than 30% of the outstanding stock of the Company, unless the director or the entity owning the Company’s stock has a relationship with the Company that, under paragraphs 1 through 4 above or otherwise, precludes a finding of independence.

6.	A director will not be deemed independent if the director or an immediate family member serves as an executive officer of a tax-exempt organization that received contributions from the Company or The Clorox Company Foundation, in any single fiscal year within the preceding three years, more than the greater of $1 million or 2% of such organization’s consolidated gross revenues.

For purposes of these criteria, “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home.

Director Independence Determination

The Board has determined that each of the Company’s directors is independent under the NYSE listing standards and the independence standards set forth in the Governance

Guidelines, except Mr. Knauss as a result of his service as the Company’s CEO and Mr. Dorer (nominee) as a result of his service as an executive officer of the Company.

Conflict of Interest and Related Party Transaction Policies and Procedures

The Company has a long-standing policy of prohibiting its directors, officers, and employees from entering into transactions that are an actual or potential conflict of interest. The Company’s Code of Conduct has a detailed provision prohibiting conflicts of interests and is available on the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/code-of-conduct/.

Additionally, the Company has a written policy regarding review and approval of related party transactions by the Nominating and Governance Committee (“Related Party Policy”). The Related Party Policy defines an “Interested Transaction” as any transaction, arrangement, or relationship or series of similar transactions, arrangements, or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved in any calendar year will or may be expected to exceed $120,000 (including any periodic payments or installments due on or after the beginning of the Company’s last completed fiscal year and, in the case of indebtedness, the largest amount expected to be outstanding and the amount of annual interest thereon), (ii) the Company is a participant, and (iii) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

A “Related Party” is (i) any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if such person does not presently serve in that role) an executive

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THE CLOROX COMPANY - 2014 Proxy Statement	17

officer, director, or nominee for election as a director, (ii) a beneficial owner of more than 5% of the Company’s Common Stock, or (iii) an immediate family member of any of the foregoing. For purposes of this definition, “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

Under the Related Party Policy, if a new Interested Transaction is identified for approval, it is brought to the Nominating and Governance Committee to determine if the proposed transaction is reasonable and fair to the Company. The Nominating and Governance Committee will review the material facts of all Interested Transactions that require its approval and either approve or disapprove of the entry into the Interested Transaction.

The Related Party Policy also contains categories of preapproved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In determining whether to approve or ratify an Interested Transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

No director participates in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director will provide all material information concerning the Interested Transaction to the Nominating and Governance Committee. There were no transactions considered to be an Interested Transaction during the Company’s 2014 fiscal year.

Code of Conduct

The Company has adopted a Code of Conduct, which can be found in the Governance section under Company Information on the Company’s website, http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/code-of-conduct/, or obtained in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.

The Code of Conduct applies to all of the Company’s employees, including executives, as well as contractors and directors. We also have established a separate Business Partner Code of Conduct outlining our standards and expectations of our suppliers and other business partners, which can be found at http://www.thecloroxcompany.com/corporate-responsibility/people/suppliers-partners/.

Board of Directors Leadership Structure

The Board believes that it is in the best interests of the Company and its stockholders for the Board to make a determination on whether to separate or combine the roles of Chairman and CEO based upon the Company’s circumstances at any particular point in time. The Nominating and Governance Committee regularly reviews the leadership structure to determine if it is in the best interests of the Company and its stockholders. As of November 20, 2014, the positions of Chairman and CEO will be separated, with Mr. Knauss serving as Executive Chairman and Mr. Dorer serving as CEO. The Board of Directors believes this new leadership structure is appropriate at this time as Mr. Knauss’ in-depth knowledge of the Company’s strategic priorities and operations will enable him to advise the Company’s management and support a smooth transition of the CEO role from Mr. Knauss to Mr. Dorer. As Executive Chairman, Mr. Knauss will continue to facilitate effective communication between management and the Board.

Because the Board also believes that independent leadership is important, the Board will continue to maintain the position of lead director. The lead director is elected annually by and from the independent directors with clearly delineated and comprehensive duties and responsibilities and must have served as a director for a minimum of one year in order to qualify as the lead director. The duties of the lead director, which are also included in the Governance Guidelines, include coordinating the activities of the independent directors and serving as a liaison between management directors and the independent directors. In addition, the lead director (i) assists the Board and Company officers in promoting compliance with and implementation of the corporate governance guidelines, (ii) presides at the executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors, (iii) presides at Board meetings in the Chairman’s absence,

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(iv) approves information sent to the Board, (v) approves meeting agendas and meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items, (vi) is available for consultation and direct communication with major stockholders if requested, and (vii) evaluates, along with the members of the Management Development and Compensation Committee and the other independent directors, the performance of the CEO. Mr. Matschullat has served as the Company’s lead director since his appointment on November 14, 2012.

In addition, all of the Company’s directors other than Mr. Knauss and Mr. Dorer (nominee) are “independent” as defined by the NYSE rules. The Board believes that the newly created leadership structure of an Executive Chairman along with the Company’s CEO serving as a director, together with the Company’s predominantly independent Board and independent lead director, promotes effective governance. Accordingly, the Board has determined that, under the present circumstances, the leadership structure described above is in the best interests of the Company and its stockholders.

Board of Directors’ Role in Risk Management Oversight

The Board has responsibility for the oversight of the Company’s risk management, while the Company’s management is responsible for the day-to-day risk management process. With the oversight of the Board, the management of the Company has developed an enterprise risk management process, whereby management identifies the top individual risks that the Company faces with respect to its business, operations, strategy, and other factors after interviews with key business and functional leaders in the Company and a review of external information. In addition to evaluating various key risks, management identifies ways to mitigate and manage such risks. At least annually, management reports on and discusses the identified risks and risk mitigation and management efforts with the Board. The Board allocates responsibility to a specific committee to examine a particular risk in detail if the committee is in the best position to review and assess the risk. For example, the Audit Committee reviews compliance and risk management programs and practices related to accounting and financial reporting matters, the Management Development and Compensation Committee reviews the risks related to the executive compensation structure, and the Finance Committee reviews risks related to financial risk management, such as foreign currency exchange, hedging arrangements, or interest rate exposure. In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the full Board to facilitate proper risk oversight by the entire Board.

As part of its responsibilities, the Management Development and Compensation Committee periodically reviews the Company’s compensation policies and programs to ensure that the compensation program is able to incent employees, including executive officers, while mitigating excessive risk-taking. The overall executive compensation program contains various provisions that mitigate against excessive risk-taking, including:

  An appropriate balance between annual cash compensation and equity compensation that is earned over a period of three to ten years;
  Caps on the payouts under executive and non-executive incentive plans, which protect against the possibility that executives take short-term actions to maximize bonuses that are not supportive of long-term objectives;
  Financial metrics under the executive annual incentive plan that are equally weighted between net customer sales and economic profit (as defined in the Compensation Discussion and Analysis section), which discourage revenue generation at the expense of profitability and vice versa;
  Clawback provisions applicable to current and former executives as set forth in the applicable plans that enable the recapture of previously paid compensation under certain circumstances, which serve as a deterrent to inappropriate risk-taking activities; and
  Stock ownership guidelines that require executive officers to accumulate meaningful levels of equity ownership in the Company, which align executives’ short- and long-term interests with those of the Company’s stockholders.

Based on its review and the analysis provided by its independent compensation consultant, Frederic W. Cook & Co., the Management Development and Compensation Committee has determined that the risks arising from the Company’s compensation policies and practices for its employees, including executive officers, are not reasonably likely to have a material adverse effect on the Company.

Executive Sessions

As required by the NYSE listing standards, the independent directors generally meet in executive session at each regularly scheduled board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of the Board’s affairs, and the CEO’s performance.

THE CLOROX COMPANY - 2014 Proxy Statement       19

Beneficial Ownership of Voting Securities

The following table shows, as of July 31, 2014 (except as otherwise indicated), the holdings of Common Stock by (i) any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each of the five individuals named in the Summary Compensation Table (the “named executive officers”), and (iii) all current directors and executive officers of the Company as a group:

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
BlackRock, Inc.(4)
40 East 52nd Street
New York, NY 10022	9,501,240	7.37
State Street Corporation(5)
One Lincoln Street
Boston, MA 02111	9,080,251	7.05
The Vanguard Group, Inc.(6)
100 Vanguard Blvd.
Malvern, PA 19355	8,732,221	6.78
Daniel Boggan, Jr.	1,241	*
Richard H. Carmona	0	*
Benno Dorer	113,590	*
Tully M. Friedman	0	*
George J. Harad	6,503	*
Donald R. Knauss	1,897,361	1.45
Esther Lee	0	*
Robert W. Matschullat	1,324	*
Jeffrey Noddle	1,150	*
Rogelio Rebolledo	0	*
Stephen M. Robb	167,024	*
George Roeth	225,053	*
Frank A. Tataseo	308,180	*
Pamela Thomas-Graham	9,778	*
Carolyn M. Ticknor	0	*
All current directors and executive officers as a group (24 persons)(7)	3,767,456	2.85

*	Does not exceed 1% of the outstanding shares.
(1)	Correspondence to all executive officers and directors of the Company may be mailed to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888.
(2)	Unless otherwise indicated, each beneficial owner listed has sole voting and dispositive power concerning the shares indicated. These totals include the following numbers of shares of Common Stock that such persons have the right to acquire through stock options exercisable within 60 days of July 31, 2014, or with respect to which such persons have shared voting or dispositive power: Mr. Dorer – 111,241 options; Mr. Harad – shared voting and dispositive power with respect to 5,503 shares held jointly with spouse and 1,000 shares held in limited partnership; Mr. Knauss – 1,772,258 options, shared voting and dispositive power with respect to 49,214 shares held in family trust, and 70,000 shares held in limited liability company; Mr. Robb – 157,817 options and shared voting and dispositive power with respect to 9,207 shares held in family trust; Mr. Roeth – 215,744 options and shared voting and dispositive power with respect to 7,099 shares held in family trust; Mr. Tataseo – 306,817 options; Ms. Thomas-Graham – 8,000 options; and all current directors and executive officers as a group – 3,540,605 options. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to deferred stock units granted in December 1995 in exchange for the cancellation of certain restricted stock, and deferred dividends on deferred stock units: Mr. Tataseo – 17,287; and all current executive officers as a group – 17,287. The numbers in the table above do not include the following numbers of shares of Common Stock that the non-management directors have the right to acquire upon the termination of their service as directors pursuant to deferred stock units granted under the Independent Directors’ Stock-Based Compensation Plan: Mr. Boggan – 32,310; Dr. Carmona – 12,794; Mr. Friedman – 47,298; Mr. Harad – 29,029; Ms. Lee – 339; Mr. Matschullat – 70,613; Mr. Noddle – 1,019; Mr. Rebolledo – 1,019; Ms. Thomas-Graham – 16,604; and Ms. Ticknor – 22,864. The numbers in the table above do not include the following numbers of shares of Common Stock that the executive officers have the right to acquire upon the termination of their service as employees pursuant to vested performance units that were deferred at the executive officers’ election: Mr. Dorer – 11,098; Mr. Robb – 10,239; Mr. Roeth – 15,106; Mr. Tataseo – 7,500; and all current executive officers as a group – 109,451.
(3)	On July 31, 2014, there were 128,845,437 shares of Common Stock outstanding.
(4)	Based on information contained in a report on Schedule 13G/A filed with the SEC, BlackRock, Inc. reported, as of December 31, 2013, sole voting power with respect to 8,314,780 shares and sole dispositive power with respect to all shares reported.

20       THE CLOROX COMPANY - 2014 Proxy Statement

Beneficial Ownership of Voting Securities

(5)	Based on information contained in a report on Schedule 13G filed with the SEC, State Street Corporation reported, as of December 31, 2013, shared voting and dispositive power with respect to these shares.
(6)	Based on information contained in a report on Schedule 13G/A filed with the SEC, The Vanguard Group, Inc. reported, as of December 31, 2013, sole voting power with respect to 210,463 shares, sole dispositive power with respect to 8,529,946 shares and shared dispositive power with respect to 202,275 shares.
(7)	Pursuant to Rule 3b-7 of the Exchange Act, executive officers include the Company’s current CEO and all current executive vice presidents and senior vice presidents.

THE CLOROX COMPANY - 2014 Proxy Statement	21

Equity Compensation Plan Information

The following table sets out the number of shares of Common Stock to be issued upon exercise of outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of securities available for future issuance under equity compensation plans as of June 30, 2014.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (in thousands)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining for future issuance under non- qualified stock-based compensation programs (excluding securities reflected in column [a]) (in thousands)
Equity compensation plans approved by
security holders	11,843	$69	6,031
Equity compensation plans not approved by
security holders	—	—	—
Total	11,843	$69	6,031

Column [a] includes the following outstanding equity-based awards (in thousands):

  10,368 stock options
  1,221 performance units and deferred shares
  233 deferred stock units for non-employee directors
  11 restricted stock units

22       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and program, the compensation decisions made under this program, and the specific factors we considered in making those decisions. This CD&A focuses on the compensation of our “named executive officers” for fiscal year 2014, who were:

  Donald R. Knauss – Chairman and Chief Executive Officer;
  Frank A. Tataseo – Executive Vice President – Professional Products Division, Mergers & Acquisitions and Information Technology;
  Benno Dorer – Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy;
  George C. Roeth – Executive Vice President and Chief Operating Officer – Lifestyle, Household and Global Operating Functions; and
  Stephen M. Robb – Senior Vice President – Chief Financial Officer (“CFO”).

Effective November 20, 2014, Mr. Dorer will become the Company’s Chief Executive Officer and Mr. Knauss will become Executive Chairman. The compensation arrangements to be effective on November 20, 2014, for Mr. Dorer and Mr. Knauss have not yet been determined.

Fiscal Year 2014 Performance Highlights

In fiscal year 2014, the Company faced a difficult environment that included unfavorable foreign exchange rates, soft categories, and increased competitive activity, all of which significantly affected the Company’s results. The Company took steps to address these challenges throughout the year, including increasing its investment in demand-building programs in the fourth quarter. Additionally, in fiscal year 2014, the Company introduced its 2020 Strategy, which focuses on long-term, profitable growth through the year 2020. The 2020 Strategy includes goals of annual net sales growth of 3 to 5%, market share growth, annual EBIT margin growth between 25 and 50 basis points, and annual free cash flow as a percentage of net sales of about 10 to 12%.*

*	See Appendix A for definitions of non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

Notwithstanding the challenges during the fiscal year, the Company attained many positive results, including the following:

  delivered 3% of incremental sales from product innovation;
  achieved $122 million in cost savings, the Company’s 11th consecutive year of average cost savings of $100 million;
  delivered free cash flow of $633 million, an increase of more than $50 million from fiscal year 2013;
  returned $368 million in dividends to stockholders and increased the dividend by 4% in May 2014;
  introduced new products and product improvements, including Clorox® disinfecting wipes for glass and tub and shower, which expand the use of wipes into new areas of the home; Liquid-Plumr® hair clog eliminator; Clorox® Smart Seek™ bleach, which brightens white areas of mostly white, striped, or patterned clothes; Clorox® Fraganzia™ scented bleach, which offers fresh new scents combined with splash-less technology; Clorox® CareConcepts™, which provides home healthcare solutions through caregiver starter kits and home care and personal care products; and Burt’s Bees® facial towelettes and lip crayons;
  continued expansion of its professional products business through product innovation and partnerships; and
  received external recognition for its leadership in corporate responsibility and sustainability efforts.

How Pay was Tied to the Company’s Performance in Fiscal Year 2014

Our fiscal year 2014 results and compensation decisions continued to illustrate that our pay-for-performance philosophy works as intended, with pay being driven by performance in the following ways:

  Fiscal Year 2014 Annual Incentive Payout. In alignment with our pay-for-performance philosophy, the annual incentive payout for each of our named executive officers was significantly below target because the Company’s results fell short of the 2014 financial goals established at the beginning of the fiscal year.
  Fiscal Year 2014 Long-Term Incentive Payout. Our three-year performance share awards slightly exceeded the financial target and yielded a 103% payout. These awards were granted in September 2011 and payment was determined in August 2014. Our fiscal year 2014 long-term incentive payout is an improvement over our long-term incentive payout for

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THE CLOROX COMPANY - 2014 Proxy Statement	23

fiscal year 2013, when we had no payout because we did not achieve the required level of economic profit (“EP”) growth during the three-year performance period ended June 30, 2013.

Compensation Philosophy

The key principle of our compensation philosophy is pay for performance. In fiscal year 2014, approximately 86% of the targeted compensation for our CEO and approximately 71% of the targeted compensation for our other named executive officers was directly tied to the achievement of short- and long-term goals to drive the Company’s performance, as measured by operating results and total stockholder return. We believe we can best ensure that compensation supports creation of sustainable stockholder value and Company growth by keeping the majority of executive pay “at risk.” This means that the largest portion of executive compensation is variable and tied to Company and individual performance. Specifically, our executive compensation program is designed to accomplish the following:

  Pay for Performance. To reward performance that drives the achievement of the Company’s short- and long-term goals and, ultimately, stockholder value.
  Align Management and Stockholder Interests. To align the interests of our executive officers with our stockholders by using long-term, equity-based incentives, maintaining stock ownership and retention guidelines that encourage a culture of ownership, and rewarding executive officers for sustained and superior Company performance as measured by operating results and total stockholder return.
  Attract, Retain, and Motivate Talented Executives. To compete for and incent talented individuals by attracting, retaining, and motivating high-performing executives.
  Address Risk-Management Considerations. To motivate our executives to pursue objectives that create long-term stockholder value and discourage behavior that could lead to unnecessary or excessive risk-taking inconsistent with our strategic and financial objectives, by providing a certain amount of fixed pay and balancing our executives’ at-risk pay between short-term (one-year) and long-term (three-year) performance horizons, using different financial and other performance metrics.
  Support Financial Efficiency. To help ensure that payouts under our cash-based and equity-based incentive awards are appropriately supported by performance and to allow the Management Development and Compensation Committee (the “Committee“) to design these awards to be treated as performance-based compensation that is tax-deductible by the Company under Internal Revenue Code (“IRC”) Section 162(m) (“Section 162(m)”), as appropriate.

What We Have and Don’t Have – Elements of Our Executive Compensation Program

The following elements of our executive compensation program reflect our continued commitment to our compensation philosophy:

What We Have

  An executive compensation program designed to mitigate undue risk;
  Different performance horizons for the goals within our annual and long-term incentive plans;
  Use of EP as a rigorous incentive metric;
  Stringent stock ownership and retention guidelines for all of our executives;
  No speculative transactions involving the Company’s stock, including hedging and pledging;
  Granting of stock options with vesting over a four-year period and an exercise price equal to fair market value of our Common Stock on the date of grant;
  Clawback provisions in both our annual and long-term incentive plans;
  Double-trigger change in control provisions for stock option awards;
  Modest perquisites supported by sound business rationale;
  Annual review of our executive compensation program by the Committee, which is composed solely of independent members of the Board; and
  Use of an independent compensation consultant who does not provide any additional consulting services to the Company.

What We Don’t Have

  Employment contracts for any executives other than the current CEO;
  Stock option re-pricing without stockholder approval;
  Use of time-based restricted stock in our annual long-term incentive grants;
  Payment of dividend equivalents on unvested or unearned shares; or
  Tax gross-ups for any employee, including executive officers.

24       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Components of our Executive Compensation Program

The table below outlines the components of our executive compensation program, their purpose, and certain characteristics of these components.

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for their role and level of responsibility, as well as individual performance.	Fixed component.
Annual Incentives(1)	Promote the achievement of the Company’s annual corporate financial and strategic goals, as well as individual objectives.	Performance-based cash bonus opportunity.
Long-Term Incentives(1)	Promote the achievement of the Company’s long-term corporate financial goals and stock price appreciation.	Values of performance share grants and stock option awards vary based on actual Company financial and stock price performance.
Retirement Plans	Provide replacement income upon retirement (a long-term retention incentive).	Fixed component; however, Company retirement contributions vary based on pay and employee contributions.
Post-Termination Compensation	Provide contingent payments to attract and retain named executive officers and promote orderly succession for key roles.	Only payable if a named executive officer’s employment is terminated under specific circumstances as described in the applicable severance plan or, with respect to the CEO, the employment agreement.
Perquisites	Provide other benefits competitive with the compensation peer group and encourage executives to proactively manage their health and financial wellness.	Financial planning, Company car or car allowance, paid parking, limited non-business use of company aircraft, annual executive physical, and health club allowance.

(1)	Payouts under the annual and long-term incentive plans are determined based on the achievement of objectives established by the Committee at the beginning of the performance period. The performance period is one year for the cash awarded under the Annual Incentive Plan, as defined in “What We Pay: Components of Our Compensation Program” and three years for the performance shares awarded under the long-term incentive plan. Specific financial goals cannot be changed during the performance period, except in accordance with principles set by the Committee at the time the goals were established, which, in the case of our long-term incentive plan, provide for adjustments in limited circumstances, including acquisitions, restructuring charges, or significant changes to generally accepted accounting principles, and only if the adjustments exceed a specified minimum financial impact to the Company.

How We Make Compensation Decisions

Roles and Responsibilities in Setting
Executive Compensation

Management Development and Compensation Committee. The Committee is made up entirely of independent directors as defined by our Governance Guidelines and NYSE listing standards. The Committee regularly reviews the design and implementation of our executive compensation program and reports on its discussions and actions to the Board. In particular, the Committee (i) oversees our executive compensation program, (ii) approves the performance goals and strategic objectives for our named executive officers, evaluates results against those targets each year, and determines and approves the compensation of our CEO (after consulting with the other independent members of the Board) and our other named executive officers, as well as officers at or above the level of senior vice president and any other officers covered by Section 16 of the Exchange Act, and (iii) makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans.

The Committee makes its determinations regarding executive compensation based on its experience in consultation with management and the Committee’s independent compensation consultant (as further described below). The Committee’s decisions are based on a variety of factors, including the Company’s performance, individual performance, peer group data, and input and recommendations from the independent compensation consultant. Individual performance is evaluated and subsequent compensation decisions are made based on the performance of the business or operations for which the individual is responsible, the individual’s skill set relative to industry peers, overall experience and time in the position, the critical nature of the individual’s role, difficulty of

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THE CLOROX COMPANY - 2014 Proxy Statement	25

replacement, expected future contributions, readiness for promotion to a higher level, role relative to that of other executive officers, and, in the case of externally recruited named executive officers, compensation earned with a prior employer.

In determining the compensation package for each of our named executive officers other than our CEO, the Committee receives input and recommendations from our CEO and our Senior Vice President – Human Resources & Corporate Affairs. Named executive officers do not have a role in the determination of their own compensation. Named executive officers other than our CEO do, however, discuss their individual performance objectives with our CEO.

Special 162(m) Subcommittee. Although the Board has determined that, consistent with our Governance Guidelines and the NYSE listing standards, all members of the Committee are “independent,” the Committee determined that Mr. Matschullat may not qualify as an “outside director” for purposes of Section 162(m) due to his service as interim CEO from May 2006 until October 2006. As a result, a subcommittee composed of directors Dr. Carmona and Messrs. Friedman, Harad, and Noddle (the “Subcommittee”) was established to take any actions required under Section 162(m) for performance-based compensation to be fully deductible by the Company for income tax purposes.

Board of Directors. The independent members of the Board undertake a thorough process during which they review our CEO’s annual performance and each independent director provides candid feedback and observations. To do this, the Board considers a variety of key substantive factors it has identified as being most important for effective CEO performance, with a focus on strategy, people, operations, and values. The evaluations of our CEO’s performance against these key factors are subsequently discussed by the Board, which then provides its recommendations on CEO compensation to the Committee. The Committee, after evaluating the Board’s recommendations and with input from the independent compensation consultant, then makes a final determination on our CEO’s compensation. Our CEO does not have a role in his own compensation determination other than participating in a discussion with the Board regarding his performance relative to performance targets and strategic objectives set at the beginning of the fiscal year.

Independent Compensation Consultant. The Committee retains the services of an independent compensation consulting firm to assist it in the performance of its duties. During fiscal year 2014, the Committee used the services of Frederic W. Cook & Co., Inc. (“FWC”). FWC’s work with the Committee included data analysis, guidance, and recommendations on the following topics: compensation levels relative to our peers, market trends in incentive plan designs, risk and reward structure of executive compensation plans, and other policies and practices, including the policies and views of third-party proxy advisory firms. See the section entitled “Independence of the Compensation Consultant” for a discussion of FWC’s independence from management.

Chief Executive Officer. Our CEO makes compensation recommendations to the Committee for all executive officers other than himself. In making these recommendations, our CEO evaluates the performance of each executive officer and considers his or her responsibilities as well as the compensation analysis provided by the independent compensation consultant.

Other Members of Management. Senior human resources management provides analyses regarding competitive practices and pay ranges, compensation and benefit plans, policies and procedures for equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources, legal, and, from time to time, finance executives attend non-executive sessions of Committee meetings to provide additional perspective and expertise.

Independence of the Compensation
Consultant

Pursuant to its charter, the Committee is authorized to retain, oversee, and terminate any consultants it deems necessary, as well as to approve the fees and other retention terms of any such consultants. Prior to retaining a compensation consultant or any other external advisor, from time to time as the Committee deems appropriate, but at least annually, the Committee assesses the independence of the advisor from management. In evaluating FWC, the Committee’s compensation consultant, the Committee took into consideration all factors relevant to FWC’s independence, including the following factors specified in the NYSE listing standards:

  other services provided to the Company by FWC or any of its affiliates;
  the policies and procedures of FWC that are designed to prevent a conflict of interest;
  any business or personal relationship between individuals at FWC performing consulting services for the Committee and a Committee member;
  any business or personal relationship between individuals at FWC performing consulting services for the Committee and an executive officer of the Company;
  any ownership of Company stock by the individuals at FWC performing consulting services for the Committee; and
  the fees paid by the Company as a percentage of FWC’s total revenue.

26       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

FWC has provided the Committee with appropriate assurances and confirmation of its independent status pursuant to the Committee’s charter and other factors. The Committee believes that FWC has been independent throughout its service to the Committee and there is no conflict of interest between FWC and individuals at FWC and the Committee, the Company’s executive officers, or the Company.

Our Peer Group

The Committee uses a peer group composed of 15 consumer products companies (the “compensation peer group”) to help determine competitive compensation rates for the Company’s executive officers, including the named executive officers. The compensation peer group was selected by the Committee based on the factors described below, with input from FWC. The compensation peer group is used to evaluate both the levels of executive compensation and compensation practices within the consumer products industry.

For fiscal year 2014, the compensation peer group was composed of the following companies:

Avon Products, Inc.	General Mills, Inc.	Molson Coors Brewing Co.
Campbell Soup Company	H.J. Heinz Company*	Newell Rubbermaid Inc.
Church & Dwight Co., Inc.	The Hershey Company	Revlon, Inc.
Colgate-Palmolive Co.	JM Smucker	S.C. Johnson & Son, Inc.
Energizer Holdings	Kellogg Company	Tupperware Brands

*	Compensation data for H.J. Heinz Company before its acquisition was available and was used in fiscal year 2014.

To determine the compensation peer group for each year, the Committee considers companies that:

  hold leadership positions in branded consumer products;
  are of reasonably similar size based on market capitalization and revenue;
  compete with the Company for executive talent; and
  have executive positions similar in breadth, complexity, and scope of responsibility to those of the Company.

The Committee annually reviews and makes adjustments to the compensation peer group, as appropriate, to ensure that the companies continue to meet the relevant criteria. There were no changes to the compensation peer group in fiscal year 2014.

Fiscal Year 2014 Compensation of Our Named Executive Officers

For fiscal year 2014, management engaged Aon Hewitt to obtain and aggregate compensation data for the compensation peer group. This data was used to advise the Committee on setting target compensation for our named executive officers. FWC reviewed this information and performed an independent compensation analysis of the compensation peer group data to advise the Committee. Although each individual component of executive compensation is reviewed, particular emphasis is placed on targeting total compensation within plus or minus 15% of the median target dollar amounts of compensation of the compensation peer group. Other factors, such as level of experience, may result in target total compensation for individual named executive officers being set above or below the peer median. Specifically, for fiscal year 2014, target compensation for our CEO was slightly above 10% of the peer group median due to his long tenure and experience as CEO. The target compensation amounts for our co-COOs and CFO were below 15% of the peer group median due to their relatively short tenure in their respective roles. In addition, it may not be possible to obtain specific market data for certain positions due to the unique nature of the position’s responsibilities. For fiscal year 2014, Mr. Tataseo’s position did not have comparable market data, so it was evaluated based on positions with comparable responsibility and importance within the Company.

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THE CLOROX COMPANY - 2014 Proxy Statement	27

What We Pay: Components of Our Compensation Program

A substantial portion of our targeted executive compensation is at-risk variable compensation, with 86% for our CEO and 71% for all our other named executive officers being at-risk pay. Base salary is the only fixed compensation component, as outlined in the following charts, which reflect target compensation for fiscal year 2014.

Compensation Mix - CEO(1)

Compensation Mix - Average of All Other NEOS(1)

(1)	Compensation mix represents the actual base salary, target annual incentive award, and actual long-term incentives granted in fiscal year 2014. Refer to the Summary Compensation Table below for further details on actual compensation.

Additional elements of the executive compensation program include retirement plans, post-termination compensation, and perquisites as appropriate to support our executive compensation philosophy. Further detail is provided in the discussion below about each element:

Base Salary. The Committee generally seeks to establish base salaries for our named executive officers within plus or minus 15% of the median of the compensation peer group. The Committee considered factors such as the executive’s role, level of experience, and sustained performance, as well as the compensation peer group market data, in determining each named executive officer’s base salary for fiscal year 2014. Changes in base salary are approved by the Committee in September and are effective in October of each year. All base salaries that went into effect in October 2013 for the named executive officers are within this target pay range. For the third year in a row, the annual base salary for our CEO was not increased as his base salary was in line with the median CEO base salary of the Company’s compensation peer group. The annual base salary increases for our named executive officers other than our CEO ranged from 2.52% to 5.26%, with an average increase of 3.33%. Our CFO’s salary increase was at the high end of the range to bring his salary closer to market range, in recognition of his continued performance and increased experience. The actual amounts earned by our named executive officers in fiscal year 2014 are listed in the “Salary” column of the Summary Compensation Table.

28       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Annual Incentives. The Company provides annual incentive awards to our named executive officers under the Executive Incentive Compensation Plan (“Annual Incentive Plan”). Payouts under the Annual Incentive Plan are based on the level of achievement of Company performance goals set annually by the Committee. These performance goals are designed to promote the achievement of Board-approved corporate financial and strategic performance goals and individual objectives. Specifically, the amounts actually paid under the Annual Incentive Plan are determined based on four factors: (1) a target award for each named executive officer, which is base salary multiplied by the annual incentive target (“Target Award”), (2) the Company’s performance measured against predetermined corporate financial goals (“Financial Performance Multiplier”), (3) the Company’s level of achievement of various strategic metrics (“Strategic Metrics Multiplier”), and (4) the named executive officer’s individual performance (“Individual Performance Multiplier”), which is based primarily on the performance of the operations or functions under the individual’s responsibility. The final individual Annual Incentive Plan payout is determined by the following formula:

The Financial Performance Multiplier can range from 0% to 200% based on an objective assessment of Company performance versus goals established by the Committee at the beginning of the year. The Strategic Metrics and Individual Performance Multipliers, which are also determined by the Committee, typically have a much narrower range, which makes the impact they can have on the total payout significantly smaller than the Financial Performance Multiplier. Over the past three years, the range for the Strategic Metrics Multipliers was 90% to 100% and the range for the Individual Performance Multipliers was

95% to 110%. By comparison, the range for the Financial Performance Multipliers during this same time period was 28% to 148%.

The actual annual incentive calculation is illustrated below using our CEO’s Annual Incentive Plan payout as an example. Because the Financial Performance Multiplier was 28% in fiscal year 2014, the impact it had on the final incentive payout was much greater than that of either the Strategic Metrics Multiplier or the Individual Performance Multiplier.

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THE CLOROX COMPANY - 2014 Proxy Statement	29

Each of the elements of the annual incentive formula is further described below.

Base Salary. The named executive officer’s fiscal year 2014 base salary is the starting point for the annual incentive calculation.

Annual Incentive Target. Each year, the Committee sets an annual incentive target level for each named executive officer as a percentage of his or her base salary. The annual incentive target level is typically set near the median of bonus targets for comparable positions in the compensation peer group. The table below sets forth the targets for the fiscal year 2014 annual incentive awards. In fiscal year 2014, the annual incentive targets for the named executive officers were unchanged from the fiscal year 2013 targets.

Named Executive Officer	Annual Incentive Target (% of Base Salary)
Donald R. Knauss – Chairman and CEO	145%
Frank A. Tataseo – Executive Vice President – Professional Products Division, Mergers & Acquisitions and
Information Technology	75%
Benno Dorer – Executive Vice President and Chief Operating Officer – Cleaning, International and
Corporate Strategy	80%
George C. Roeth – Executive Vice President and Chief Operating Officer – Lifestyle, Household and Global
Operating Functions	80%
Stephen M. Robb – Senior Vice President – Chief Financial Officer	75%

Financial Performance Multiplier. At the beginning of each fiscal year, the Committee sets financial goals for the Annual Incentive Plan based on the targets approved by the Board. At the end of the year, the Committee reviews the Company’s results against the financial goals set at the beginning of the year.

For fiscal year 2014, the Committee established financial goals with continued focus on increasing net sales and economic profit, as described in greater detail below, in order to drive sustainable growth in short- and long-term total stockholder returns. These metrics are weighted equally as the Committee continues to believe this mix effectively balances a focus on both top-line and bottom-

line performance. In selecting the metrics and setting the performance goals in the Annual Incentive Plan, the Committee carefully considered whether the goals appropriately align with the goals in the long-term incentive program so that the overall compensation design does not inadvertently encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives.

For fiscal year 2014, the financial goals for the Annual Incentive Plan, the potential range of payouts for achieving those goals and the actual results as determined by the Committee were as follows:

	Annual Incentive Financial Goals (in millions)
Goal	0% (Minimum)	100% (Target)	200% (Maximum)	Actual
Net Sales (weighted 50%)(1)	$5,611	$5,785	$5,959	$5,591
EP (weighted 50%)(2)	$401	$441	$481	$405

(1)	Net sales as reported in the Company’s consolidated financial statements.
(2)	EP for purposes of the financial performance multiplier is defined by the Company as earnings from continuing operations before income taxes, non-cash restructuring, and interest expense, which is then tax affected and reduced by a capital charge.

The Company faced a difficult environment in fiscal year 2014 that included unfavorable foreign exchange rates, soft categories, and increased competitive activity, resulting in a financial performance multiplier of 28%. When the financial targets were set at the beginning of fiscal year 2014, no additional Venezuela currency devaluation, above the carry-over impact from the devaluation of the bolivar in February 2013, was forecasted given the volatility of the country’s political and economic situation and the difficulty of predicting the potential magnitude of any devaluation. As a result, when the final results were calculated, the additional negative impact from the effective currency devaluation in Venezuela that occurred in March 2014 was excluded, resulting in an upward adjustment of the multiplier to 28%. This was the only adjustment made to the financial performance multiplier.

30	THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Strategic Metrics Multiplier. At the beginning of each fiscal year, the Committee sets multiple strategic metrics for the Annual Incentive Plan based on what it believes will best drive the Company’s overall strategy of being a high-performance organization of enthusiastic owners, winning with superior capabilities in Desire, Decide, and

Delight, accelerating growth both in and beyond the core, and relentlessly driving out waste. For fiscal year 2014, the Committee set 12 metrics, each with one or more associated targets that are objectively measurable, to be evaluated in determining the Strategic Metrics Multiplier used in the Annual Incentive Plan payout.

For fiscal year 2014, the 12 strategic metrics and the Company’s results were as follows:

Strategic Metric	FY14 Result	Strategic Metric	FY14 Result
High-performing employee engagement	Met or Exceeded	Targeted goals related to reshaping the portfolio	Met or Exceeded
Diversity targets, both within the Company and for our suppliers	Met or Exceeded	Targeted level of cost savings	Met or Exceeded
Consumer product preference	Met or Exceeded	Gross margin improvement	Not Met
Dollar share, both domestically and internationally	Not Met	Successful execution of certain global infrastructure investments	Met or Exceeded
Future net sales growth projections	Not Met	Successful execution of initiative to simplify work and eliminate low value activity	Met or Exceeded
Innovation and strategic product pipeline	Met or Exceeded	Reduction of the Company’s environmental footprint	Met or Exceeded

Based on the Company’s performance against these strategic metrics, the Committee determined that the level of payout for the Strategic Metrics Multiplier was 90%. Over the past three years, the range for the Strategic Metrics Multiplier was 90% to 100%.

Individual Performance Multiplier. Consistent with our pay-for-performance philosophy, payouts, initially determined by financial results and the performance against strategic metrics, are multiplied by the Individual Performance Multiplier. Based on its review of individual performance, the Committee reviewed and approved the Individual Performance Multiplier for each named executive officer to reflect the officer’s fiscal year 2014 individual contributions. Specifically, the range of Individual Performance Multipliers in 2014 was 95% to 100% due to the contributions made in the fiscal year by our named executive officers, despite a challenging business environment. The higher end of the narrow range was awarded to our Chairman and CEO and our CFO for contributions made with respect to leadership of the organization. The high end of the range was also awarded to our EVP and COO – Cleaning, International and Corporate Strategy for his contributions in strategy development and International. The lower end of the range was awarded to our EVP and COO –Lifestyle, Household and Global Operating Functions and our EVP – Professional Products, Mergers and Acquisitions and Information Technology for their contributions despite a challenging external environment.

Final Individual Annual Incentive Plan Payouts. In accordance with the formula described above, the final annual incentive payouts to our named executive officers in fiscal year 2014, excluding our CEO, ranged from $94,500 to $106,440, and from 24% to 25% of the named executive officers’ Target Awards. Mr. Knauss’ annual incentive payout was $420,210, or 25% of his Target Award. These payouts are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Long-Term Incentives. Each year, we provide long-term incentive compensation to our named executive officers in the form of performance shares and stock options. We believe these forms of compensation align company performance and executive officer compensation with the interests of our stockholders. These incentive awards also support the achievement of our long-term corporate financial goals.

Unlike many of our industry peers, we do not use time-based restricted stock as a form of annual long-term incentive opportunity because we believe that doing so reduces the degree to which the total long-term incentive opportunity is impacted by changes in our multi-year operating performance. However, we do occasionally use time-based restricted stock for special purposes, such as a promotion or replacement for compensation forfeited by an externally recruited executive at a prior employer.

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THE CLOROX COMPANY - 2014 Proxy Statement	31

The Committee annually reviews the costs of, and potential stockholder dilution attributable to, our long-term incentive program to ensure that the overall program is financially efficient and in line with that of our compensation peer group. The Committee also seeks to calibrate the long-term incentive program design to appropriately drive performance in line with that of the compensation peer group. In determining the total value of the long-term incentive opportunity for each named executive officer, the Committee reviews the compensation peer group data presented by both management and the independent compensation consultant on a role-by-role basis and also considers recommendations by our CEO for the other named executive officers.

The Committee’s goal is to target long-term incentive awards in amounts that are generally competitive with the median of the compensation peer group. Actual long-term incentive award target levels for individual named executive officers may vary from the median based on a variety of factors, such as the named executive officer’s sustained performance, individual experience, critical nature of his or her role, and expected future contributions. Like the annual incentive awards, actual payouts under long-term incentive awards will vary from the target based on how the Company performs against the pre-established targets. The value of payouts will also vary based on changes in the market price of our Common Stock.

The Committee determined that our named executive officers would receive 50% of the value of their total annual long-term incentive award granted in fiscal year 2014 in performance shares and 50% in stock options. The Committee believes this mix of equity awards supports several important objectives, including compensating named executive officers for achievement of long-term goals tied to our business strategy, rewarding named executive officers for sustained increases in the price of our Common Stock, enhancing retention by mitigating the impact of price fluctuations of our Common Stock, and ensuring that the overall cost of the program is aligned with the compensation realized by the named executive officers and the performance delivered to stockholders. The Committee does not consider the amount of outstanding performance shares, stock options, and restricted stock currently held by a named executive officer when making annual awards of performance shares and stock options because such amounts represent compensation attributable to prior years.

Long-Term Incentive Award. The long-term incentive awards to our named executive officers for fiscal year 2014 were made in September 2013. The Committee considered factors such as the executive’s role, level of experience, and sustained performance, as well as the compensation peer group market data, in determining each named executive officer’s long-term incentive award. For fiscal year 2014, the annual long-term incentives for our named executive officers, excluding our CEO, ranged from a value of $800,000 to $925,000. Mr. Knauss received a long-term incentive award valued at $5,400,000. The long-term incentives awarded to our named executive officers in fiscal year 2014 are listed in the Stock Awards and Option Awards columns of the Summary Compensation Table.

Performance Shares. Performance shares are grants of restricted stock units that pay out after a three-year performance period only if the Company meets pre-established financial performance goals. We believe that performance shares align the interests of our named executive officers with the interests of our stockholders because the number of shares earned and the shares’ potential value are tied to the achievement of performance targets. In setting the performance goals for the performance shares, the Committee seeks to appropriately align the goals with the goals of the Annual Incentive Plan so that the overall compensation design does not unintentionally encourage participants to take unnecessary or excessive risk or actions that are inconsistent with the Company’s short- and long-term strategic and financial objectives. In addition, the Committee believes using EP as a metric provides additional rigor and ability to align performance with pay in the long term.

The payout of the performance share award granted in fiscal year 2014 is subject solely to the Company’s achievement of a cumulative economic profit (“cumulative EP”) target during the performance period of July 2014 through June 2017. The percentage range for payouts is from 0%, in the event the minimum cumulative EP target is not met, to a maximum of 150% of the target number of shares, with a payout of 50% of the target number of shares when the minimum cumulative EP target is attained.

For the grant made in September 2011, which was based on a performance period of July 2011 through June 2014 and was paid out in August 2014, the Committee established cumulative operating profit as an objective measure to determine the performance level that would be necessary for any payout to occur. The Committee also set specific goals based on various levels of cumulative EP for the performance period if the cumulative operating profit was achieved. The cumulative EP target was set so a payout of 100% would occur if the Company achieved EP growth of approximately 3% per year during the performance period. The Committee believes this metric directly supports the Company’s corporate strategy and long-term financial goals and correlates to stock price performance.

In August 2014, the Committee certified the results of the September 2011 grant for the 2011-2014 performance period. The financial targets for the grant were a cumulative operating profit of $2,817 million and a cumulative EP of $1,231 million over the three-year performance period

32	THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

for a 100% payout. The cumulative operating profit was $2,843 million, which met the required threshold, and the EP result was $1,233 million, resulting in the Committee certifying a payout of 103%. This payout supports the Company’s belief in pay for performance over the long term.

Stock Options. Stock options align the interests of our named executive officers with those of stockholders because the options only have value if the price of the Company’s stock increases after the stock options are granted. Stock options vest in 25% increments over a four-year period (beginning one year from the date of grant) and expire ten years from the date of grant. In fiscal year 2014, the Committee awarded stock options to our named executive officers as part of our annual long-term incentive plan. The exercise price for the stock options was equal to the closing price of our Common Stock on the date of grant. Information on all stock option grants is shown in the Grants of Plan-Based Awards table.

Retirement Plans

Our named executive officers participate in the same tax-qualified retirement benefit programs available to all other United States-based salaried and non-union hourly employees. The Company’s retirement plans are designed to provide replacement income upon retirement and to be competitive with programs offered by our peers.

In addition, because the IRC limits the amount of benefits that can be contributed to and paid from a tax-qualified retirement plan, the Company also provides our executive officers, including our named executive officers, with additional retirement benefits intended to restore amounts that would otherwise be payable under the Company’s tax-qualified retirement plans if the IRC did not have limits on includable compensation and maximum benefits. We call these plans “restoration plans” because they restore total executive retirement benefits to the same percentage level provided to our salaried employees who are not limited by IRC restrictions.

A brief description of each of our retirement programs is set forth below. Each of our named executive officers participates in these retirement programs except for our CEO, who does not participate in the Executive Retirement Plan (the “ERP”) but does participate in an individual replacement supplemental executive retirement plan.

The Clorox Company Pension Plan. The Clorox Company Pension Plan (the “Pension Plan”) is a cash balance pension plan that was frozen effective July 1, 2011. This freeze did not affect the benefits previously accrued under the Pension Plan, which remain fully funded.

The Clorox Company 401(k) Plan. After the Pension Plan was frozen in July 2011, the Clorox Company 401(k) Plan (the “401(k) Plan”) became the retirement plan for the Company. The Company makes an annual fixed contribution of 6% of eligible pay and a matching contribution of up to 4% of eligible pay to employees under the 401(k) Plan.

Nonqualified Deferred Compensation Plan. Under the Nonqualified Deferred Compensation Plan (the “NQDC”), eligible employees may voluntarily defer receipt of up to 50% of base salary and up to 100% of their annual incentive awards. In fiscal year 2014, deferred amounts could be invested in a manner that generally mirrored the funds available in the 401(k) Plan. The NQDC permits the Company to contribute amounts that exceed the IRC compensation limits in the tax-qualified plans through a 401(k) restoration provision.

Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan (the “SERP”), a defined benefit plan, was closed to new participants effective April 2007 and, effective June 30, 2011, was frozen with regard to pay and offsets, while still accruing age and service credits. Benefits under the SERP have historically been calculated as an annuity based on a percentage of average compensation adjusted by age and years of service and offset by the annuity value of Company contributions to the tax-qualified retirement plans and by Social Security. Effective July 1, 2011, the SERP was replaced by the ERP (described below). Moving from the SERP to the ERP created a defined contribution structure that is more closely aligned with the benefits provided by the Company’s compensation peer group.

Executive Retirement Plan. Our executive officers (including named executive officers other than our CEO) participate in the ERP. Under the ERP, we make an annual contribution of 5% of an eligible participant’s base salary and annual incentive award into the plan. Our named executive officers who are eligible for a benefit under the SERP also receive annual “step-down” transition contributions into the ERP, as further described below. These transition contributions began in July 2011, when the ERP became effective, and are made over a three- or a five-year period, depending on the named executive officer’s organizational level at the time the ERP became effective. The transition contributions as a percentage of eligible pay range from 7% in the first year to 5% in the final year for the three-year transition and from 9% in the first year to 5% in the final year for the five-year transition.

Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, and to compensate for the loss of retirement benefits at his prior employer when he became our CEO, Mr. Knauss

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THE CLOROX COMPANY - 2014 Proxy Statement	33

participates in a replacement SERP. The replacement SERP provides retirement benefits that are equal to the greater of (i) the amount payable as calculated under the Company SERP frozen effective June 30, 2011, described above, and (ii) the benefits to which Mr. Knauss would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP, and he is the sole participant in the plan.

Further details about the provisions of the Pension Plan, NQDC, SERP, ERP, and Mr. Knauss’ replacement SERP are provided in the “Overview of Pension Benefits” and the “Overview of the Nonqualified Deferred Compensation Plans” sections below.

Post-Termination Compensation

The Company has a severance plan (“Severance Plan”) that provides our named executive officers (other than our CEO) with post-termination payments if the named executive officers’ employment is terminated by the Company other than for cause. These payments are intended to provide a measure of financial security following the loss of employment, which we believe is important to attract and retain executives. The severance benefits are designed to be competitive with the compensation peer group and external market practices. The Company also entered into a revised employment agreement with our CEO in May 2010, which provides for severance benefits under similar conditions.

The Company also has an Executive Change in Control Severance Plan (the “CIC Plan”) to provide for the payment of severance benefits to certain eligible executives of the Company, including all of the Company’s named executive officers other than our CEO, in the event their employment with the Company is involuntarily terminated in connection with a change in control of the Company. The Company also has entered into a change in control agreement with Mr. Knauss to provide change in control severance benefits. In addition to helping mitigate the financial impact associated with termination after a change in control, these benefits further align the interests of our executive officers with the interests of our stockholders by providing retention for business continuity purposes. Under the CIC Plan and Mr. Knauss’ change in control agreement, a named executive officer is eligible for change in control severance benefits in the event his or her employment is terminated in connection with a change in control, either by the Company without cause or by the named executive officer for good reason. See the section entitled “Potential Payments upon Termination or Change in Control” for additional information.

Perquisites

We provide our named executive officers with other limited benefits we believe are competitive with the compensation peer group and consistent with the Company’s overall executive compensation program.

We believe these benefits allow our named executive officers to proactively manage their health, work more efficiently, and, in the case of the financial planning program, help them optimize the value received from our compensation and benefits programs. These perquisites are a Company car or car allowance, paid parking at the Company’s headquarters, an annual executive physical exam, reimbursement for health club membership, financial planning services, and, in the case of our CEO, limited non-business corporate airplane usage.

Compensation for Mr. Knauss – Chairman and CEO

The compensation of our Chairman and CEO, Mr. Knauss, is consistent with the executive compensation philosophy and program that applies generally to all of our named executive officers, as described above. Mr. Knauss’ target total compensation is designed to be competitive with the compensation of other CEOs in the compensation peer group and his annual incentive and long-term incentive awards are linked to Company performance.

In the beginning of fiscal year 2014, the Committee, with input from the independent compensation consultant, reviewed all the elements of Mr. Knauss’ compensation, including base salary and annual incentive and long-term incentive award opportunities, in comparison with CEO compensation of the compensation peer group. Based on this review, and in connection with an evaluation of Mr. Knauss’ individual performance and overall Company performance for fiscal years 2012 and 2013, the Committee did not increase Mr. Knauss’ base salary for fiscal year 2014. This was the third year in a row that Mr. Knauss’ base salary was not increased. Additionally, the Committee did not increase Mr. Knauss’ annual incentive target of 145% of base salary for fiscal year 2014 or his long-term incentive award value of $5.4 million.

The decision to not increase Mr. Knauss’ compensation for fiscal year 2014 was a result of his compensation’s current alignment to market and adherence to our compensation philosophy. Mr. Knauss’ overall compensation was competitive with the target range of CEO compensation in the compensation peer group when considering his tenure and experience as CEO, so his compensation was not adjusted in fiscal year 2014.

34	THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Shortly after fiscal year 2014 ended, the Committee reviewed Mr. Knauss’ performance for the year and determined a payout of $420,210. This award was comprised of the Financial Performance Multiplier of 28%, the Strategic Metrics Multiplier of 90%, and a CEO Individual Performance Multiplier of 100%, as described earlier under the “Annual Incentives” section. The Board viewed Mr. Knauss’ individual performance as solid despite the challenging year, as the Company did not meet its financial targets for a 100% payout for the year. Nevertheless, the Company delivered substantial value to stockholders. Mr. Knauss’ annual incentive payout was 78% lower than the annual incentive payout in 2013, which was primarily due to lower Company financial performance versus the targets approved by the Committee at the beginning of the fiscal year.

Other Executive Compensation Policies and Practices

Tally Sheets. To help ensure that our executive compensation design is aligned with our overall compensation philosophy of pay for performance and that total compensation levels are appropriate, the Committee annually reviews compensation tally sheets for each of our named executive officers. These tally sheets outline current target total compensation (including the elements described above), the potential wealth creation of long-term incentive awards granted to our officers under various assumed stock prices, and the potential value of payouts under various termination scenarios. As such, these tally sheets ensure that the Committee has a comprehensive understanding of all elements of the Company’s compensation program and enable the Committee to consider changes to the Company’s compensation program, arrangements, and plans in light of best practices and emerging trends. The Committee may consider the information presented in the tally sheets in determining future compensation.

Results of 2013 Advisory Vote to Approve Executive Compensation. At our 2013 annual meeting of stockholders held on November 20, 2013, we asked our stockholders to approve, on an advisory basis, our fiscal year 2013 compensation awarded to our named executive officers, commonly referred to as a “say-on-pay” vote. Our stockholders overwhelmingly approved the compensation to our named executive officers, with approximately 92% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders of our 2013 executive compensation policies and believe that the outcome signals our stockholders’ support of our compensation program. As a result, we continued our general approach to compensation for fiscal year 2014, specifically our pay-for-performance philosophy and our efforts to attract, retain, and motivate our named executive officers. We value the opinions of our stockholders and will continue to consider the results from this year’s and future advisory votes on executive compensation, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Stock Award Granting Practices. The Company awards annual long-term incentive grants each September at a regularly scheduled Committee meeting, which typically occurs during the third week of the month, or about six weeks after the Company has publicly reported its annual earnings. The meeting date is the effective grant date for the awards, and the exercise/grant price is equal to the closing price of our Common Stock on that date.

The Committee may also make occasional grants of stock options and other equity-based awards at other times to recognize, retain, or recruit executive officers. In fiscal year 2014, the Committee did not make any special grants to our named executive officers.

Executive Stock Ownership Guidelines. To preserve the linkage between the interests of the Company’s executive officers and our stockholders, all executive officers, including the named executive officers, are expected to accumulate and maintain a significant level of direct stock ownership. Ownership levels can be achieved in a variety of ways, such as by retaining stock received upon the exercise of stock options or the vesting of stock awards, or by purchasing stock in the open market. At a minimum, executive officers are expected to establish and maintain direct ownership of Common Stock having a value, based on the current market price of the stock, equal to a multiple of each executive officer’s annual base salary. The current minimum ownership level guidelines are as follows:

Chief Executive Officer	6x annual base salary
Executive Officers (other than the CEO)	3x annual base salary
Other Senior Executives	2x annual base salary

As of the date of this proxy statement, all of the named executive officers, with the exception of Mr. Dorer, have met the required ownership levels.

Retention Ratios. Executive officers, including our named executive officers, are required to retain a certain percentage of shares obtained upon either the exercise of stock options or the release of restrictions on performance shares and restricted stock, after satisfying applicable taxes. Our CEO is expected to retain 75% of shares acquired (after taxes) until the minimum ownership level is met. After attaining the minimum ownership level, our CEO must retain 50% of any additional shares acquired (after taxes) until retirement or termination. Other executive

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THE CLOROX COMPANY - 2014 Proxy Statement	35

officers must retain 75% of shares acquired (after taxes) until the minimum ownership levels are met and thereafter must retain 25% of shares acquired (after taxes) for one year after receipt.

Ownership levels are based on shares of Common Stock owned by the named executive officer or held pursuant to Company plans, including performance shares that have vested and been deferred for settlement. Unexercised stock options and shares that have not vested due to time or performance restrictions are excluded from the ownership levels. Named executive officers achieve ownership levels over time through the ongoing required retention ratios associated with the exercise of stock options and vesting of full-value shares or by purchasing stock in the open market.

Securities Trading Policy; Prohibition on Hedging and Pledging. To ensure alignment of the interests of our stockholders and executive officers, including our named executive officers, the Company’s Insider Trading Policy does not permit executive officers to engage in short-term or speculative transactions or derivative transactions involving the Company’s stock, including options trading, hedging, or pledging the Company’s stock as collateral. Trading is permitted only during announced trading periods or in accordance with a previously established trading plan that meets SEC requirements. At all times, including during announced trading periods, executive officers are required to obtain preclearance from the Company’s General Counsel or Corporate Secretary prior to entering into any transactions in Company securities, unless those sales occur in accordance with a previously established trading plan that meets SEC requirements.

Clawback Provisions. Under our Annual Incentive Plan and long-term incentive plan, in the event of a restatement of financial results to correct a material error or other factors as described in the long-term incentive plan, the Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Committee determines such executive officer’s fraud or intentional misconduct was a significant contributing factor to the need for a restatement.

Tax Deductibility Limits on Executive Compensation. Section 162(m) limits the tax deductibility of compensation paid to our CEO and the three other most highly compensated named executive officers employed at the end of the year (other than our CFO) to $1 million per year, unless such amounts are determined to be performance-based compensation. Our policy with respect to Section 162(m) seeks to balance the interests of the Company in maintaining flexible incentive plans against the possible loss of a tax deduction when taxable compensation for any of the executive officers subject to Section 162(m) exceeds $1 million per year. The Annual Incentive Plan and long-term incentive plan are designed to provide the Committee with the ability to decide whether or not to make performance-based compensation awards that are intended to meet the requirements of Section 162(m).

The Management Development and Compensation Committee Report

As detailed in its charter, the Management Development and Compensation Committee of the Board oversees the Company’s executive compensation program and policies. As part of this function, the Committee discussed, and reviewed with management, the CD&A. Based on this review and discussion, we have recommended to the Board that the CD&A be included in the proxy statement.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

George J. Harad, Chair
Richard H. Carmona
Tully M. Friedman
Robert W. Matschullat
Jeffrey W. Noddle

36      THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

Compensation Discussion and Analysis Tables

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned, paid or awarded to our named executive officers for the fiscal years ended June 30, 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Donald R. Knauss(7)	2014	$1,154,424	—	$2,699,867	$2,700,006	$420,210	$1,628,105	$347,274	$8,949,886
Chairman and Chief	2013	1,150,000	—	2,699,798	2,699,456	1,916,790	1,790,104	464,916	10,721,064
Executive Officer	2012	1,154,423	—	2,625,408	2,625,111	2,740,220	1,978,367	334,860	11,458,389
Frank A. Tataseo	2014	534,672	—	450,119	450,034	97,090	571,551	206,207	2,309,673
Executive Vice President –	2013	522,500	—	449,966	449,944	497,880	—	240,164	2,160,454
Professional Products	2012	514,442	—	449,790	450,036	600,230	1,635,484	193,888	3,843,870
Division, Mergers &
Acquisitions and
Information Technology
Benno Dorer(8)	2014	522,669	—	462,786	462,526	106,440	397,824	192,377	2,144,622
Executive Vice President
and Chief Operating
Officer – Cleaning,
International and
Corporate Strategy
George C. Roeth(9)	2014	522,669	—	462,786	462,526	101,120	357,283	194,256	2,100,640
Executive Vice President	2013	478,742	—	325,216	599,968	437,410	—	196,809	2,038,145
and Chief Operating
Officer – Lifestyle,
Household and Global
Operating Functions
Stephen M. Robb	2014	491,731	—	400,293	399,965	94,500	187,877	162,675	1,737,041
Senior Vice President –	2013	462,500	—	380,020	379,940	450,460	—	165,603	1,838,523
Chief Financial Officer	2012	396,361	—	187,413	437,511	401,100	849,638	116,665	2,388,688

(1)	Reflects actual salary earned for fiscal years 2014, 2013, and 2012. Fiscal years 2014 and 2012 had an extra day of earnings in the pay cycle (versus 2013). Thus, Mr. Knauss’ reported salary shows a reduction from fiscal year 2012 to fiscal year 2013 and an increase from fiscal year 2013 to fiscal year 2014; however, his actual annual base salary was $1,150,000 in all three years.
(2)	The amounts reflected in these columns are the values determined under FASB ASC Topic 718 for the awards granted in the fiscal years ended June 30, 2014, 2013, and 2012, in accordance with the applicable accounting standard. The assumptions made in valuing stock awards and option awards reported in these columns are discussed in Note 1, Summary of Significant Accounting Policies under subsection “Stock-Based Compensation,” and in Note 14, Stock-Based Compensation Plans, to the Company’s consolidated financial statements for the three years in the period ended June 30, 2014, included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014. Additional information regarding the stock awards and option awards granted to our named executive officers during fiscal year 2014 is set forth in the Grants of Plan-Based Awards Table.
(3)	The grant date fair value of the performance share awards reflected in this column is the target payout based on the probable outcome of the performance-based conditions, determined as of the grant date. The maximum potential payout of the stock awards would be 150% of the target shares awarded on the grant date. The maximum value of the performance share award for 2014 determined as of the date of grant would be as follows for each respective named executive officer: Mr. Knauss – $4,049,800; Mr. Tataseo – $675,178; Mr. Dorer – $694,179; Mr. Roeth - $694,179; and Mr. Robb – $600,440. See the Grants of Plan-Based Awards Table for more information about the performance shares granted under the 2005 Stock Incentive Plan.
(4)	Reflects annual incentive awards earned for fiscal years 2014, 2013, and 2012 and paid out in September 2014, 2013, and 2012, respectively, under the Annual Incentive Plan. Information about the Annual Incentive Plan is set forth in the Compensation Discussion and Analysis under “Annual Incentives.”

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(5)	The amounts reflect the aggregate change in the present value of accumulated benefits during fiscal years 2014, 2013, and 2012 under the SERP, including Mr. Knauss’ replacement SERP, the Pension Plan, and the cash balance restoration benefit of the NQDC (note that the SERP, the Pension Plan, and the cash balance restoration benefit of the NQDC are all frozen benefits; refer to the Pension Benefits Table for further information). Each plan amount in fiscal year 2014 is set forth in the following table:

	Donald R. Knauss	Frank A. Tataseo	Benno Dorer	George C. Roeth	Stephen M. Robb
SERP (includes, for Mr. Knauss, the replacement SERP)	$1,538,483	$493,277	$372,899	$309,810	$183,212
The Pension Plan	1,146	5,367	1,642	5,892	4,658
Cash Balance Restoration Benefit	88,476	72,907	23,283	41,581	7
Total	$1,628,105	$571,551	$397,824	$357,283	$187,877

(6)	The amounts shown in the column represent (i) actual Company contributions under the Company’s 401(k) Plan, (ii) nonqualified contributions under the NQDC and ERP, other than the frozen cash balance restoration benefit, which is reflected in the change in pension value column (refer to the “Nonqualified Deferred Compensation” section for further information), and (iii) perquisites available to named executive officers of the Company. Amounts are set forth in the following table:

	Donald R. Knauss	Frank A. Tataseo	Benno Dorer	George C. Roeth	Stephen M. Robb
The Clorox Company 401(k) Plan	$25,000	$23,291	$25,102	$24,481	$25,235
Nonqualified Deferred Compensation Plan	281,179	151,627	133,166	139,360	116,550
Company Paid Perquisites	41,095	31,289	34,109	30,415	20,890
Total	$347,274	$206,207	$192,377	$194,256	$162,675

The following table sets forth the perquisites we make available to our named executive officers and the cost to the Company for providing these perquisites during fiscal year 2014. The amount included under Non-Business Use of Company Aircraft represents the incremental cost to the Company of Mr. Knauss’ non-business use of the Company aircraft of $13,919 in fiscal year 2014. The incremental cost is determined on a per flight basis and consists of the variable costs incurred as a result of flight activity. Other Perquisites consists of paid parking at the Company’s headquarters, health club reimbursement, and an annual executive physical.

	Donald R. Knauss	Frank A. Tataseo	Benno Dorer	George C. Roeth	Stephen M. Robb
Executive Automobile Program	$13,200	$13,200	$13,200	$13,200	$13,200
Basic Financial Planning	9,025	14,009	15,238	13,135	4,000
Non-Business Use of Company Aircraft	13,919	—	—	—	—
Other Perquisites	4,951	4,080	5,671	4,080	3,690
Total	$41,095	$31,289	$34,109	$30,415	$20,890

(7)	Effective November 20, 2014, Mr. Knauss will become the Company’s Executive Chairman.
(8)	Effective November 20, 2014, Mr. Dorer will become the Company’s Chief Executive Officer.
(9)	Mr. Roeth will be retiring effective January 2, 2015.

38       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

GRANTS OF PLAN-BASED AWARDS

This table shows grants of plan-based awards to the named executive officers during fiscal year 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald R. Knauss
Annual Incentive Plan(1)		—	$1,667,500	$8,610,000
Performance Shares(2)	9/17/2013				15,985	31,970	47,955				$2,699,867
Stock Options(3)	9/17/2013								276,640	$84.45	2,700,006
Frank A. Tataseo
Annual Incentive Plan(1)		—	405,563	5,166,000
Performance Shares(2)	9/17/2013				2,665	5,330	7,995				450,119
Stock Options(3)	9/17/2013								46,110	84.45	450,034
Benno Dorer
Annual Incentive Plan(1)		—	422,400	5,166,000
Performance Shares(2)	9/17/2013				2,740	5,480	8,220				462,786
Stock Options(3)	9/17/2013								47,390	84.45	462,526
George C. Roeth
Annual Incentive Plan(1)		—	422,400	5,166,000
Performance Shares(2)	9/17/2013				2,740	5,480	8,220				462,786
Stock Options(3)	9/17/2013								47,390	84.45	462,526
Stephen M. Robb
Annual Incentive Plan(1)		—	375,000	5,166,000
Performance Shares(2)	9/17/2013				2,370	4,740	7,110				400,293
Stock Options(3)	9/17/2013								40,980	84.45	399,965

(1)	Represents estimated possible payouts of annual incentive awards for fiscal year 2014 under the Annual Incentive Plan for each of our named executive officers. The Annual Incentive Plan is an annual cash incentive opportunity and, therefore, awards are earned in the year of grant. The target amounts represent the potential payout if both Company performance, including financial and strategic metrics, and individual performance are at target levels. The maximum amount represents the stockholder-approved maximum payout in the Annual Incentive Plan of 1.0% of Company earnings before income taxes for our CEO and 0.6% of Company earnings before income taxes for all other named executive officers. The Annual Incentive Plan is designed to enable the Committee to make awards that meet the requirements of IRC Section 162(m), as appropriate, and the maximum column reflects maximum awards possible under the Annual Incentive Plan. The Committee historically has paid annual incentive awards that are substantially lower than the maximum Annual Incentive Plan payouts. See the Summary Compensation Table for the actual payout amounts in fiscal year 2014 under the Annual Incentive Plan. See “Annual Incentives” in the Compensation Discussion and Analysis for additional information about the Annual Incentive Plan.
(2)	Represents possible future payouts of Common Stock underlying performance shares awarded in fiscal year 2014 to each of our named executive officers as part of their participation in the 2005 Stock Incentive Plan. These awards will vest upon the achievement of performance measures based on cumulative economic profit growth over a three-year period, with the threshold, target, and maximum awards equal to 50%, 100%, and 150%, respectively, of the number of performance shares granted. If the minimum financial goals are not met at the end of the three-year period, no awards will be paid out under the 2005 Stock Incentive Plan. See “Long-Term Incentives” in the Compensation Discussion and Analysis for additional information.
(3)	Represents stock options awarded to each of our named executive officers under the 2005 Stock Incentive Plan. All stock options vest in equal installments on the first, second, third, and fourth anniversaries of the grant date.

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THE CLOROX COMPANY - 2014 Proxy Statement	39

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following equity awards granted to our named executive officers were outstanding as of the end of fiscal year 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Donald R. Knauss
Stock Options(3)	275,000				$63.21	10/2/2016
	185,000				61.16	9/18/2017
	227,710				63.95	9/16/2018
	298,330				57.25	9/15/2019
	233,542	77,848	(4)		66.48	9/14/2020
	141,135	141,135	(5)		68.37	9/14/2021
	96,983	290,947	(6)		72.11	9/11/2022
	—	276,640	(7)		84.45	9/17/2023
Performance Shares(3)										39,552	(8)	3,615,053
										37,440	(9)	3,422,016
										31,970	(10)	2,922,058
Frank A. Tataseo
Stock Options(3)	31,700				61.51	9/19/2016
	41,100				61.16	9/18/2017
	47,940				63.95	9/16/2018
	52,390				57.25	9/15/2019
	40,035	13,345	(4)		66.48	9/14/2020
	24,300	24,300	(5)		68.15	9/13/2021
	16,165	48,495	(6)		72.11	9/11/2022
	—	46,110	(7)		84.45	9/17/2023
Performance Shares(3)										6,798	(8)	621,337
										6,240	(9)	570,336
										5,330	(10)	487,162
Benno Dorer
Stock Options(3)	24,700				61.16	9/18/2017
	28,760				63.95	9/16/2018
	34,920				57.25	9/15/2019
	28,912	9,638	(4)		66.48	9/14/2020
	17,550	17,550	(5)		68.15	9/13/2021
	11,675	35,025	(6)		72.11	9/11/2022
	9,392	28,176	(11)		74.09	1/2/2023
	—	47,390	(7)		84.45	9/17/2023
Performance Shares(3)										4,913	(8)	449,048
										4,510	(9)	412,214
										5,480	(10)	500,872
							2,210	201,994	(12)

40       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
George C. Roeth
Stock Options(3)	17,900				61.51	9/19/2016
	24,700				61.16	9/18/2017
	28,760				63.95	9/16/2018
	34,920				57.25	9/15/2019
	28,912	9,638	(4)		66.48	9/14/2020
	17,550	17,550	(5)		68.15	9/13/2021
	11,675	35,025	(6)		72.11	9/11/2022
	9,392	28,176	(11)		74.09	1/2/2023
	—	47,390	(7)		84.45	9/17/2023
Performance Shares(3)										4,913	(8)	449,048
										4,510	(9)	412,214
										5,480	(10)	500,872
							2,210	201,994	(12)
Stephen M. Robb
Stock Options(3)	11,400				$61.51	9/19/2016
	15,400				61.16	9/18/2017
	17,980				63.95	9/16/2018
	21,830				57.25	9/15/2019
	16,680	5,560	(4)		66.48	9/14/2020
	10,125	10,125	(5)		68.15	9/13/2021
	16,234	16,233	(13)		64.96	11/17/2021
	13,650	40,950	(6)		72.11	9/11/2022
	—	40,980	(7)		84.45	9/17/2023
Performance Shares(3)										2,832	(8)	258,845
										5,270	(9)	481,678
										4,740	(10)	433,236

(1)	Represents unvested restricted stock units under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2014. The ultimate value will depend on the value of our Common Stock on the actual vesting date.
(2)	Represents unvested “target” number of performance shares under the 2005 Stock Incentive Plan multiplied by the closing price of our Common Stock on June 30, 2014, except as noted below in footnote (8). The ultimate value will depend on whether performance criteria are met and the value of our Common Stock on the actual vesting date.
(3)	Grants were made under the 2005 Stock Incentive Plan.
(4)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 14, 2010.
(5)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 14, 2011, for Mr. Knauss and September 13, 2011, for all other named executive officers.
(6)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 11, 2012.
(7)	Represents unvested portion of stock options that vest in four equal installments beginning one year from the grant date of September 17, 2013.
(8)	Represents the actual number of performance shares that were paid out under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2012 through 2014). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. After completion of the 2014 fiscal year the Committee determined whether the performance measures had been achieved and based on the results, on August 14, 2014, the Committee approved the payout of this award at 103% of target.

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THE CLOROX COMPANY - 2014 Proxy Statement	41

(9)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2013 through 2015). Performance is based on achievement of cumulative operating profit growth and cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2015.
(10)	Represents the “target” number of performance shares that can be earned under our 2005 Stock Incentive Plan. The grants from the plan have a three-year performance period (fiscal years 2014 through 2016). Performance is based on achievement of cumulative economic profit growth. The Committee will determine whether the performance measures have been achieved after the completion of fiscal year 2016.
(11)	Represents unvested one-time off-cycle stock option grant that was granted to Messrs. Dorer and Roeth when they were promoted to Executive Vice President and Chief Operating Officer – Cleaning, International and Corporate Strategy and Executive Vice President and Chief Operating Officer – Lifestyle, Household and Global Operating Functions, respectively, effective January 1, 2013.
(12)	Represents unvested one-time off-cycle restricted stock grant that was granted to Messrs. Dorer and Roeth on March 1, 2011, due to increased responsibility at the time of grant.
(13)	Represents unvested one-time off-cycle stock option grant that was granted to Mr. Robb when he was promoted to Senior Vice President – Chief Financial Officer effective November 17, 2011.

OPTION EXERCISES AND STOCK VESTED

This table shows stock options exercised and stock vested for the named executive officers during fiscal year 2014.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Donald R. Knauss	—		$—	—	—
Frank A. Tataseo	26,563	(3)	884,166	—	—
Benno Dorer	43,200	(3)	1,191,879	—	—
George C. Roeth	35,300	(3)	1,325,620	—	—
Stephen M. Robb	—		—	—	—

(1)	The dollar value realized reflects the difference between the closing price of the Common Stock on the date of exercise and the stock option exercise price.
(2)	Stock awards represents performance shares granted under the Company’s 2005 Stock Incentive Plan. The grant from the plan had a three-year performance period (fiscal years 2011 through 2013). Performance was based on achievement of cumulative operating profit and economic profit growth. On August 15, 2013, the Committee approved the payout of this award at 0% of target; thus, no awards vested and no value was realized.
(3)	Represents exercise of nonqualified stock options granted in previous years under the Company’s 2005 Stock Incentive Plan.

Overview of Pension Benefits

Historically, pension benefits have been paid to the named executive officers under the following plans: (i) the Pension Plan, (ii) the cash balance restoration provision in the NQDC, (iii) the SERP, and (iv) in the case of Mr. Knauss, the replacement SERP, which was put in place to compensate for Mr. Knauss’ loss of retirement benefits from his prior employer when he became our CEO (described in further detail below). Effective July 1, 2011, the Pension Plan and the cash balance restoration provision under the NQDC were frozen. The SERP was also frozen as of June 30, 2011, with regard to pay and offsets, while still allowing age and service credits, as described in the “Retirement Plan” section of the CD&A.

The Replacement Supplemental Executive Retirement Plan. Pursuant to his employment agreement, Mr. Knauss participates in a replacement SERP that provides retirement benefits equal to the greater of (i) the amount payable as calculated under the Company SERP, described above, and (ii) the benefits to which he would have been entitled if he had stayed at his previous employer, The Coca-Cola Company. Mr. Knauss is fully vested in the replacement SERP and is the sole participant in the plan. All items described in the above overview are included in the Change in Pension Value column of the Summary Compensation Table and the Pension Benefits Table.

42       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

PENSION BENEFITS TABLE

The following table sets forth each named executive officer’s pension benefits under the Company’s pension plans for fiscal year 2014.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Donald R. Knauss	The Pension Plan(3)	8	$34,316	$—
	Replacement SERP/SERP(4)	8	9,992,469	—
	Cash Balance Restoration(5)	8	471,609	—
Frank A. Tataseo	The Pension Plan(3)	20	160,628	—
	SERP(4)	20	4,964,588	—
	Cash Balance Restoration(5)	20	413,998	—
Benno Dorer	The Pension Plan(3)	9	49,138	—
	SERP(4)	9	1,379,330	—
	Cash Balance Restoration(5)	9	129,230	—
George C. Roeth	The Pension Plan(3)	27	176,377	—
	SERP(4)	27	2,565,833	—
	Cash Balance Restoration(5)	27	212,503	—
Stephen M. Robb	The Pension Plan(3)	25	139,417	—
	SERP(4)	25	1,393,217	—
	Cash Balance Restoration(5)	25	67,034	—

(1)	Number of years of credited service is rounded to the nearest whole number.
(2)	Present value of the accumulated benefit was calculated using the following assumptions: mortality table: RP2000; discount rate: 4.00%; and age at June 30, 2014.
(3)	The Pension Plan was frozen effective July 1, 2011. Participants keep their accumulated pay credits and receive only quarterly interest credits after that date.
(4)	The SERP was frozen with regards to pay and offsets effective June 30, 2011. Age and service credits continue to accrue.
(5)	The cash balance restoration provision in the NQDC was eliminated effective July 1, 2011, when the Pension Plan was frozen. Participants keep their accumulated pay credits but no contributions were made under this provision after July 1, 2011.

Overview of the Nonqualified Deferred Compensation Plans

Executive Retirement Plan. Our executive officers (including each of our named executive officers other than Mr. Knauss) are eligible for participation in the ERP. The ERP provides that the Company will make an annual contribution of 5% of an eligible participant’s base salary plus annual incentive payment into the plan. For named executive officers who were age 55 or older as of July 1, 2011, when the ERP was introduced, Company contributions are fully vested in the ERP. For named executive officers who had not attained age 55 as of July 1, 2011, Company contributions will vest over a three-year period and will fully vest upon the participant’s attainment of age 62 with ten years of service (at which time the individuals are considered retirement-eligible under the ERP). An eligible participant can elect distribution in a lump sum or up to 15 annual installments upon a qualifying payment event.

Our named executive officers who were eligible participants in the SERP at the time it was frozen receive annual “step-down” transition contributions into the ERP over a three- or five-year period that began July 2011, when the ERP became effective. The named executive officers eligible for the five-year “step-down” transition contribution are Messrs. Tataseo, Roeth, and Dorer, each of whom received a 9% transition contribution in the first year decreasing to a 5% transition contribution in the fifth year. Mr. Robb received a three-year “step-down” transition contribution from 7% in the first year to 5% in the third year, as he was at a lower organizational level at the time the SERP was frozen. Mr. Knauss is not eligible for the annual “step-down” transition contributions.

Nonqualified Deferred Compensation Plan. Under the NQDC, participants, including each of our named executive officers, may voluntarily defer the receipt of up to 50% of base salary and up to 100% of annual incentive

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THE CLOROX COMPANY - 2014 Proxy Statement	43

awards. In addition, the NQDC offers a 401(k) restoration provision. All Company retirement contributions are made in the form of (i) a fixed 6% employer annual contribution and (ii) an employer match of up to 4% of pay into the 401(k) Plan, subject to IRC compensation limits. Contributions on eligible compensation that exceed the IRC compensation limits are contributed into a participant’s NQDC account under the 401(k) restoration provision.

Participants in the NQDC may elect to receive benefits from the NQDC either in a lump sum or up to 15 annual payments upon a qualifying payment event. Participants may choose from an array of investment crediting rates that generally mirror the investment fund options available in the 401(k) Plan. The NQDC uses the same benefit formulas, types of compensation to determine benefits, and vesting requirements as our frozen tax-qualified retirement plans. The responsibility to pay benefits under the NQDC is an unfunded and unsecured obligation of the Company for contributions prior to January 1, 2012. Contributions from January 1, 2012, through the present are fully funded by the Company.

The following table provides information regarding the accounts of the named executive officers under the NQDC and ERP in fiscal year 2014.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
Donald R. Knauss	$161,000	$281,179	$1,095,222	$6,114,298
Frank A. Tataseo	36,008	151,627	833,592	4,942,750
Benno Dorer	121,740	133,166	163,878	1,067,105
George C. Roeth	242,358	139,360	195,549	1,338,482
Stephen M. Robb	27,882	116,550	39,003	957,321

(1)	For Mr. Knauss, the amount represents base salary that the executive deferred, and for Messrs. Tataseo, Roeth, Dorer, and Robb the annual base salary deferral and incentive award deferred during fiscal year 2014. Deferred base salary is also reported in the Summary Compensation Table – Salary. Deferred annual incentive awards are also reported in the Summary Compensation Table – Non-Equity Incentive Plan Compensation.
(2)

Represents that portion of the Company’s 401(k) match and Company contribution of up to 10% of eligible compensation that is in excess of IRC compensation limits pursuant to the 401(k) restoration provision of the NQDC and the Company’s contribution under the ERP. These contributions are also reported in the Summary Compensation Table – All Other Compensation and are included under the caption “Nonqualified Deferred Compensation Plan” in footnote (6) to the Summary Compensation Table – All Other Compensation.

(3)	Earnings are based on an array of investment options that generally mirror the 401(k) Plan. Earnings vary based on participant investment elections.
(4)	Reflects aggregate balances under the restoration provision of the NQDC and any deferred base salary and annual incentive awards as of the end of fiscal year 2014.
(5)	The executive and registrant contribution total amounts in the table below are also reported as compensation in the Summary Compensation Table in the years indicated:

Fiscal Year	Donald R. Knauss	Frank A. Tataseo	Benno Dorer	George C. Roeth	Stephen M. Robb
2014	$442,179	$187,635	$254,906	$381,718	$144,432
2013	525,022	218,413		173,431	136,431
2012	425,038	395,276			64,768

Potential Payments Upon Termination or Change in Control

Payments upon Termination

Severance Plan for Named Executive Officers Other than Mr. Knauss. Under the terms of the Severance Plan, our named executive officers are eligible to receive benefits in the event their employment is terminated by the Company without cause (other than in connection with a change in control). No benefits are payable under the terms of the Severance Plan if the Company terminates the employment of the named executive officer for cause or if the named executive officer voluntarily resigns.

Regardless of the manner in which a named executive officer’s employment terminates, each named executive officer would retain the amounts he or she had earned over

44       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

the course of his or her employment prior to the termination event, such as balances under the NQDC, vested and accrued retirement benefits, and previously vested stock options, except as outlined below under “Termination for Cause.” For further information about previously earned amounts, see the tables entitled Summary Compensation Table, Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested, Pension Benefits Table, and Nonqualified Deferred Compensation.

Under the Severance Plan, each named executive officer agrees to return and not to use or disclose proprietary information of the Company, and, for two years following any such termination, the named executive officer is also prohibited from soliciting for employment any employee of the Company, or diverting or attempting to divert from the Company any business.

Termination benefits under the Severance Plan for our named executive officers other than Mr. Knauss are as follows:

Involuntary Termination Without Cause. If the Company terminates a named executive officer’s employment without cause, the Severance Plan entitles the named executive officer to receive a lump-sum severance payment after termination equal to two times the named executive officer’s current base salary. Under the Severance Plan, the named executive officer is also entitled to an amount equal to 75% of his or her Annual Incentive Plan award for the fiscal year in which he or she was terminated, using the actual Company Financial Performance Multiplier and the Strategic Metrics Multiplier and assuming an Individual Performance Multiplier of 100%, pro-rated to the date of termination. If the named executive officer is retirement-eligible under the terms of the Annual Incentive Plan, the executive would be eligible for either the treatment under the Severance Plan or retirement treatment for purposes of the Annual Incentive Plan award payout (retirement treatment would be 100%, versus 75%, of his or her Annual Incentive Plan award for the fiscal year in which he or she was terminated, pro-rated to the date of termination). It is the Committee’s decision as to which treatment to apply.

The Severance Plan provides that the named executive officer is entitled to continue to participate in the Company’s medical and dental insurance programs for up to two years following termination on the same terms as active employees. In addition, at the end of this coverage, a named executive officer will be eligible to participate in the Company’s medical and/or dental plans offered to former employees who retire at age 55 or older, provided the executive has completed at least ten years of service, on the same terms as such other former employees. If eligible, this coverage will continue until the named executive officer turns age 65. Thereafter, the named executive officer may participate in the Company’s general retiree health plan as it may exist in the future, if otherwise eligible. If the named executive officer will be age 55 or older and will have completed at least ten years of service at the end of, and including, the two-year period following termination, the named executive officer will be deemed to be age 55 and/or to have ten years of service under any pre-65 retiree health plan as well as the SERP.

The above severance-related benefits are provided only if the named executive officer executes a general release prepared by the Company.

Termination Due to Retirement. Under the Company’s policy applicable to all employees, upon retirement the named executive officer is entitled to his or her salary through the last day of employment and is eligible for a pro-rata portion of the Annual Incentive Plan award for the fiscal year in which his or her retirement occurs. Based on the provisions of the respective plans, he or she will also be eligible to receive SERP, ERP, and other benefits under applicable Company retirement plans. In addition to the amounts that the named executive officer has earned or accrued over the course of his or her employment under the Company’s qualified and nonqualified plans, a named executive officer who is at least age 55 with ten years of service or who has 20 years of service regardless of age is eligible to receive retirement-related benefits under the long-term incentive program. Stock options held for longer than one year will vest in full and remain exercisable for five years following the named executive officer’s retirement, or until the expiration date, whichever is sooner, and performance shares held longer than one year will be paid out on a pro-rata basis at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination Due to Death or Disability. Under the Company’s policy applicable to all employees, if the named executive officer’s employment is terminated due to his or her death, the named executive officer’s beneficiary or estate is entitled to (i) the named executive officer’s salary through the date of his or her death, (ii) a pro-rata portion of the named executive officer’s actual Annual Incentive Plan award for the fiscal year of his or her death, and (iii) benefits pursuant to the Company’s life insurance plan. Stock options will vest in full and all vested options remain exercisable for an additional year following the named executive officer’s

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THE CLOROX COMPANY - 2014 Proxy Statement	45

death or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

If the named executive officer begins to receive benefits under the Company’s long-term disability plan, the Company may terminate the named executive officer’s employment at any time, in which case the named executive officer will receive his or her salary through the date of his or her termination and will also be entitled to a pro-rata portion of his or her actual Annual Incentive Plan award for the fiscal year of his or her termination. Stock options will vest in full and all vested options will remain exercisable for an additional year following the named executive officer’s disability or until the expiration date, whichever is earlier, and all performance shares will be paid out at the end of the relevant performance period based on the actual level of performance achieved during that period.

Termination for Cause. The Company may terminate a named executive officer’s employment for cause at any time without notice. Upon the named executive officer’s termination for cause, the named executive officer is entitled to his or her salary through the date of his or her termination, but is not entitled to any Annual Incentive Plan award for the fiscal year in which his or her termination for cause occurs. “Cause” under the Severance Plan means: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing, (ii) a material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude, (iii) gross negligence in the course of employment, (iv) the failure to obey a lawful direction of the Board or a corporate officer to whom the named executive officer reports, directly or indirectly, and (v) an action that is inconsistent with the Company’s best interests and values. All outstanding stock option grants awarded since September 2005 are forfeited upon a termination for cause. In addition, any retirement-related benefits a named executive officer would normally receive related to performance shares are also forfeited upon a termination for cause.

Voluntary Termination. A named executive officer may resign from his or her employment at any time. Upon the named executive officer’s voluntary resignation, the named executive officer is entitled to his or her salary through the date of termination, but is not entitled to any Annual Incentive Plan award for the fiscal year of termination. All unvested outstanding stock option and performance share grants are forfeited upon voluntary termination.

The Company also maintains a Change in Control Severance Plan for the benefit of each of our named executive officers other than Mr. Knauss. Please see the “Potential Payments upon Termination or Change in Control” section for further details on the Change in Control Severance Plan.

Mr. Knauss’ Employment Agreement. In May 2010, Mr. Knauss entered into a revised employment agreement with the Company that reflects current market trends and practices and is generally aligned with the terms of the Severance Plan. This agreement provides that Mr. Knauss’ annual salary will be subject to periodic review in accordance with the Company’s regular administrative practices for named executive officers, as described in the CD&A. Mr. Knauss’ employment agreement also states that Mr. Knauss is eligible to participate in the replacement SERP, which is described below and in the “Overview of Pension Benefits” section, and other compensation, incentive, and benefit plans made available to the Company’s named executive officers.

Pursuant to his employment agreement, upon completion of seven years of service on October 2, 2013, Mr. Knauss became retirement-eligible under all Company welfare benefit (including medical, life, disability, and severance benefits), equity, and other incentive plans and programs applicable to the Company’s executive officers; however, such benefits will be offset by any comparable retiree benefits received, on a benefit-by-benefit and coverage-by-coverage basis, with respect to the pension benefit from his previous employer. Mr. Knauss participates in the Company SERP and is eligible for an early retirement benefit since he has completed seven years of service. The replacement SERP also provided for an additional retirement benefit, which was intended to duplicate the rights and benefits to which he would have been entitled under the supplemental executive retirement plan of his previous employer. However, the supplemental retirement benefit that Mr. Knauss will be eligible to receive upon retirement will be limited to the greater of (i) the amount payable as calculated under the Company SERP and (ii) the amount he would have received if he had stayed at his previous employer. The amount payable under the Company SERP is now the greater of the two benefits.

For more information regarding the Company SERP and the replacement SERP, see “Overview of Pension Benefits.”

The terms of Mr. Knauss’ employment agreement relating to termination by the Company without cause, due to retirement, due to death or disability, and for cause are

46       THE CLOROX COMPANY - 2014 Proxy Statement

Compensation Discussion and Analysis

similar to the terms of the Severance Plan for our other named executive officers, which are described above. However, Mr. Knauss’ termination benefits differ from the other named executive officers’ termination benefits. Upon termination by the Company without cause, or by Mr. Knauss for good reason (each as defined in his employment agreement and described in further detail below), and provided that Mr. Knauss executes a general release, Mr. Knauss will receive severance-related benefits as follows:

  A lump-sum amount equal to two times his current base salary plus two times 75% of the average of his Annual Incentive Plan awards for the preceding three years;
  A pro-rata portion of the Annual Incentive Plan award for the fiscal year in which termination occurs based on the actual Financial Performance Multiplier and Strategic Metrics Multiplier and assuming an Individual Performance Multiplier of 100%, paid at the end of the fiscal year;
  Continuation of medical and dental benefits for the two-year period after termination or until age 65, whichever is earlier. In addition, Mr. Knauss has completed seven years of service, which entitles him under his employment agreement to participate in the medical and dental benefits offered to former employees who retire at age 55 with at least ten years of service; and
  If Mr. Knauss gives the Company at least three months’ notice prior to terminating his employment, his termination will be deemed to be due to retirement for purposes of the Company’s long-term incentive plan. If Mr. Knauss does not elect to commence benefits under the SERP, then outstanding stock awards will vest in accordance with the terms of the respective award agreements.

“Good reason” is defined in Mr. Knauss’ employment agreement as the: (i) assignment of duties inconsistent with Mr. Knauss’ position or material diminution of his position, excluding appointment of a non-executive Chairman of the Board, (ii) Company’s failure to provide compensation and benefits as provided in Mr. Knauss’ employment agreement, (iii) relocation of Mr. Knauss’ office that increases his commute by more than 50 miles, (iv) termination of his employment by the Company other than as expressly permitted by Mr. Knauss’ employment agreement, or (v) failure of the Company to obtain a successor company’s agreement to assume Mr. Knauss’ employment agreement. In addition, a failure by the Board to appoint Mr. Knauss to the Board also constitutes good reason. A failure by the stockholders to elect Mr. Knauss to the Board does not constitute good reason.

“Cause” is defined in Mr. Knauss’ employment agreement as: (i) the willful and continued neglect of significant duties or willful and continued violation of a material Company policy after having been warned in writing, (ii) a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude, (iii) gross negligence in the course of employment, or (iv) the failure to obey a lawful direction of the Board.

In addition to the employment agreement, the Company also entered into a revised change in control agreement with Mr. Knauss on November 15, 2011, which is described below in “Potential Payments upon Change in Control.”

Potential Payments upon Change in Control

Change in Control Severance Plan for Named Executive Officers Other Than Mr. Knauss. Under the CIC Plan, executives are eligible for change in control severance benefits, subject to the execution of a waiver and release, in the event they are terminated without cause or resign for good reason (each as defined under the CIC Plan and further described below) during (i) the two-year period following a change in control or (ii) a period of up to one year prior to the change in control in limited circumstances where the executive’s termination is directly related to or in anticipation of a change in control.

The severance benefits under the CIC Plan include (i) a lump-sum severance payment equal to two times the sum of the executive’s (a) base salary and (b) average Annual Incentive Plan award for the three years prior to termination, (ii) a lump-sum amount equal to the difference between the actuarial equivalent of the benefit the named executive officer would have been entitled to receive if his or her employment had continued until the second anniversary of the date of termination and the actuarial equivalent of the aggregate benefits paid or payable as of the date of termination under the qualified and nonqualified retirement plans, (iii) continuation of healthcare benefits for a maximum of two years following a severance-qualifying termination, (iv) continued financial planning services for the year of termination, (v) vesting of all outstanding equity awards granted prior to the change in control, and (vi) the amount equal to the average Annual Incentive Plan award for the three years preceding termination, pro-rated for the

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THE CLOROX COMPANY - 2014 Proxy Statement	47

number of days employed in the fiscal year during which termination occurred. In addition, the CIC Plan provides for an excise tax cutback such that the excise tax under Sections 280G and 4999 of the IRC would not apply (unless the executive would receive a greater amount of severance benefits on an after-tax basis without a cutback, in which case the cutback would not apply). The CIC Plan permits the Committee to make changes to the CIC Plan that are adverse to covered executives with 12 months’ advance notice. If a change in control of the Company occurs during that 12-month period, then such changes would not become effective. Each participant under the CIC Plan is subject to certain restrictive covenants including confidentiality and non-disparagement provisions and a non-solicitation provision during the term of his or her employment and for two years thereafter.

“Cause” is generally defined as (i) willful and continued failure to substantially perform duties upon written demand or (ii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. A termination for cause requires a vote of 75% of the Board at a meeting after notice to the executive has been given and the executive has had an opportunity to be heard.

“Good Reason” is generally defined as (i) an assignment of duties inconsistent with the executive officer’s position (including offices and reporting requirements), authority, duties, or responsibilities (other than reassignments with a substantially similar level and scope of authority, duties, responsibilities, and reporting relationships), (ii) any failure to substantially comply with any of the material provisions of compensation plans, programs, agreements, or arrangements as in effect immediately prior to the change in control, which material provisions consist of base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, savings and retirement benefits in the aggregate, and welfare benefits (including medical, dental, life, disability, and severance benefits) in the aggregate, (iii) relocation of principal place of employment that increases the executive officer’s commuting distance by more than 50 miles, (iv) termination of employment by the Company other than as expressly permitted by the CIC Plan, or (v) failure of a successor company to assume the CIC Plan.

Change in Control Agreement with Mr. Knauss. On November 15, 2011, the Committee approved a new change in control agreement for Mr. Knauss to better align with market practice and provide more consistency with the CIC Plan. The new agreement replaced the change in control agreement with Mr. Knauss that became effective on October 2, 2006, when Mr. Knauss began his employment as Chairman and CEO of the Company. Key changes from the prior change in control agreement included the elimination of the tax gross-up for tax liabilities in the event of a change in control and the elimination of the annual renewal provision in the prior agreement.

In the event that Mr. Knauss is terminated without cause or resigns for good reason (each as defined in his change in control agreement and further described below) within the three-year period following a change in control, he would be entitled to the following change in control severance benefits, subject to the execution of a general release and waiver:

  Cash compensation equal to three times his base salary and three times his average Annual Incentive Plan awards for the preceding three years, plus 100% of his average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination. This amount would be paid in a lump sum after termination.
  Payment of an amount that would equal the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination and the actuarial equivalent of his actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. This amount would also be paid in a lump sum after termination.
  Continued participation in health, welfare, and insurance benefits until the third anniversary of the date of termination. In addition, for purposes of determining Mr. Knauss’ eligibility for retiree benefits under other Company plans and programs, he would be deemed to have continued employment during such period and to have retired on the last day of such period.
  Financial planning services for the calendar year of termination.
  Any outstanding stock awards granted to Mr. Knauss under the Company’s long-term incentive program prior to the change in control would automatically vest upon a qualifying termination following a change in control in accordance with the terms of the award agreements.

“Good reason” is defined in Mr. Knauss’ change in control agreement as (i) a material diminution of position or an assignment of inconsistent duties, (ii) a decrease in or failure to provide compensation and benefits, (iii) a material change in work location, (iv) a termination

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of Mr. Knauss’ employment by the Company other than as expressly permitted by his change in control agreement, (v) any failure by the Company to obtain a successor corporation’s agreement to assume Mr. Knauss’ change in control agreement, or (vi) a failure of the Board to nominate Mr. Knauss to the Board at any time. Failure by the stockholders to elect Mr. Knauss to the Board does not constitute good reason.

“Cause” is defined in Mr. Knauss’ change in control agreement as the (i) willful and continued failure to perform duties after receiving a written warning or (ii) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

In the event that any payments made in connection with a change in control would be subject to the “golden parachute” (280G) excise tax, the provision in Mr. Knauss’ change in control agreement provides for the best after-tax payment to Mr. Knauss, whereby Mr. Knauss would receive a final payment based on the greater net after-tax result under the following scenarios: (i) Mr. Knauss receives full value of all benefit payments and pays excise and all other taxes on such benefit payments or (ii) the Company reduces the cash severance payment to the safe harbor limit to avoid triggering excise tax on such benefit payments. Mr. Knauss and the Company pay all other income and employment statutory taxes in the same manner as regular taxable compensation.

In addition to the above benefits, under Mr. Knauss’ change in control agreement, if Mr. Knauss dies during the two-year protection period following a change in control or if Mr. Knauss’ employment is terminated due to disability during such period following a change in control, all stock options granted to him under his employment agreement become fully vested and remain exercisable for one year following the date of death or termination due to disability or, if earlier, until the expiration of the term of the option. Furthermore, upon a change in control, should the continuing entity not assume or replace the stock options awarded to Mr. Knauss under his employment agreement, such awards would become immediately vested upon the change in control.

Mr. Knauss is subject to the same restrictive covenants as set forth in the CIC Plan, described in detail above.

Estimated Potential Payments upon
Termination or Change in Control

The following table reflects the estimated amount of compensation payable to each of the Company’s named executive officers upon termination of the named executive officer’s employment under various scenarios. The amounts exclude earned amounts such as vested or accrued benefits, other than benefits vested under the Company’s SERP or replacement SERP. If a named executive officer is eligible for his or her SERP benefit as of the assumed termination date, the respective SERP benefit amount reported under the Retirement column is also included in the scenarios for Involuntary Termination Without Cause and Termination After Change in Control on the Retirement Benefits line.

The amounts shown are calculated using an assumed termination date effective as of the last business day of fiscal year 2014 (June 30, 2014) and the closing trading price of our Common Stock of $91.40 on such date. Although the calculations are intended to provide reasonable estimates of the potential compensation payable upon termination, they are based on assumptions outlined in the footnotes of the table and may not represent the actual amount the named executive officer would receive if an eligible termination event were to occur.

The table does not include compensation or benefits provided under plans or arrangements that are generally available to all salaried employees, with the exception of disability and life insurance. Amounts reflected for change in control assume that each named executive officer is involuntarily terminated by the Company without cause or voluntarily terminates for good reason within two years after a change in control.

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THE CLOROX COMPANY - 2014 Proxy Statement	49

TERMINATION TABLES

Name and Benefits	Involuntary Termination Without Cause (or Good Reason for CEO only)		Termination After Change In Control		Retirement		Disability		Death
Donald R. Knauss
Cash Severance	$6,662,280	(1)	$10,636,080	(2)	$—	(3)	$—	(4)	$—	(4)
Stock Options	9,492,066	(5)	12,761,171	(6)	9,492,066	(5)	12,761,171	(7)	12,761,171	(7)
Restricted Stock	—		—		—		—		—
Performance Shares	6,186,394	(8)	7,183,112	(9)	6,186,394	(8)	10,376,625	(10)	10,376,625	(10)
Retirement Benefits	9,992,469	(11)	13,268,845	(12)	9,992,469	(11)	11,727,792	(13)	5,435,040	(14)
Health & Welfare Benefits	—	(15)	11,692	(16)	—		—		—
Disability/Life Insurance(17)	—		—		—		1,767,912		1,150,000
Financial Planning(18)	16,500		16,500		—		—		—
Total Estimated Value	$32,349,709		$43,877,400		$25,670,929		$36,633,500		$29,722,836
Frank A. Tataseo
Cash Severance	$1,487,063	(19)	$2,444,740	(20)	$—	(3)	$—	(4)	$—	(4)
Stock Options	1,608,201	(5)	2,153,091	(6)	1,608,201	(5)	2,153,091	(7)	2,153,091	(7)
Restricted Stock	—		—		—		—		—
Performance Shares	1,050,786	(8)	1,216,957	(9)	1,050,786	(8)	1,749,313	(10)	1,749,313	(10)
Retirement Benefits	5,885,468	(21)	6,464,547	(22)	5,885,468	(23)	4,964,588	(13)	3,148,224	(14)
Health & Welfare Benefits	35,886	(15)	42,261	(24)	—		—		—
Disability/Life Insurance(17)	—		—		—		497,582		540,750
Financial Planning(18)	16,500		16,500		—		—		—
Total Estimated Value	$10,083,904		$12,338,096		$8,544,455		$9,364,574		$7,591,378
Benno Dorer
Cash Severance	$1,372,800	(19)	$1,800,588	(20)	$—	(3)	$—	(4)	$—	(4)
Stock Options	—		2,140,923	(6)	—		2,134,657	(7)	2,134,657	(7)
Restricted Stock	—		201,994	(25)	—		201,994	(25)	201,994	(25)
Performance Shares	—		930,291	(9)	—		1,416,548	(10)	1,416,548	(10)
Retirement Benefits	—		—		—		—		—
Health & Welfare Benefits	36,486	(15)	42,495	(24)	—		—		—
Disability/Life Insurance(17)	—		—		—		519,120		528,000
Financial Planning(18)	16,500		16,500		—		—		—
Total Estimated Value	$1,425,786		$5,132,791		$—		$4,272,319		$4,281,199
George C. Roeth
Cash Severance	$1,478,400	(19)	$2,207,047	(20)	$—	(3)	$—	(4)	$—	(4)
Stock Options	1,626,136	(5)	2,186,152	(6)	1,626,136	(5)	2,186,152	(7)	2,186,152	(7)
Restricted Stock	—		201,994	(25)	—		201,994	(25)	201,994	(25)
Performance Shares	759,443	(8)	930,291	(9)	759,443	(8)	1,416,548	(10)	1,416,548	(10)
Retirement Benefits	—		—		—		2,565,833	(13)	1,765,488	(14)
Health & Welfare Benefits	36,486	(15)	42,495	(24)	—		—		—
Disability/Life Insurance(17)	—		—		—		535,394		528,000
Financial Planning(18)	16,500		16,500		—		—		—
Total Estimated Value	$3,916,965		$5,584,479		$2,385,579		$6,905,921		$6,098,182
Stephen M. Robb
Cash Severance	$1,375,000	(19)	$2,039,287	(20)	$—	(3)	$—	(4)	$—	(4)
Stock Options	1,386,511	(5)	1,870,779	(6)	1,386,511	(5)	1,870,779	(7)	1,870,779	(7)
Restricted Stock	—		—		—		—		—
Performance Shares	608,992	(8)	756,770	(9)	608,992	(8)	1,221,245	(10)	1,221,245	(10)
Retirement Benefits	—		—		—		1,393,217	(13)	942,755	(14)
Health & Welfare Benefits	36,486	(15)	42,350	(24)	—		—		—
Disability/Life Insurance(17)	—		—		—		416,072		500,000
Financial Planning(18)	16,500		16,500		—		—		—
Total Estimated Value	$3,423,489		$4,725,686		$1,995,503		$4,901,313		$4,534,779

(1)	This amount represents two times Mr. Knauss’ current base salary of $1,150,000, plus two times 75% of his average Annual Incentive Plan awards for the preceding three years, plus 100% of his current year Annual Incentive Plan award target of $1,667,500, pro-rated to the date of termination.

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(2)	This amount represents three times Mr. Knauss’ current base salary, plus three times the average Annual Incentive Plan awards for the preceding three years, plus the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination, subject to the excise tax cut back provision described in Change in Control Agreement with Mr. Knauss.
(3)	Messrs. Knauss, Tataseo, Roeth, and Robb are retirement-eligible and thus are eligible for a pro-rata Annual Incentive Plan award upon retirement. However, all bonus-eligible employees active as of June 30, 2014, are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable as of this date as the assumed termination date is June 30, 2014.
(4)	Named executive officers whose termination is the result of disability or death are eligible to receive a pro-rata Annual Incentive Plan award through the date of termination. However, all bonus-eligible employees active as of June 30, 2014, are eligible to receive an annual incentive award, so a pro-rata Annual Incentive Plan award would not be applicable since the assumed termination date is June 30, 2014.
(5)	Messrs. Knauss, Tataseo, Roeth, and Robb are retirement-eligible and, thus, all unvested stock options held greater than one year will automatically vest upon termination. This amount represents the value of the accelerated vesting of the stock options, calculated as the difference between the June 30, 2014, closing Common Stock price of $91.40 and the exercise price for each option.
(6)	This amount represents the value of the accelerated vesting of all outstanding stock options, calculated as the difference between the June 30, 2014, closing Common Stock price of $91.40 and the exercise price for each option.
(7)	This amount represents the value of the accelerated vesting of outstanding stock options upon the named executive officer’s termination of employment due to disability or death, calculated as the difference between the June 30, 2014, closing Common Stock price of $91.40 and the exercise price for each option.
(8)	Messrs. Knauss, Tataseo, Roeth, and Robb are retirement-eligible and, thus, are entitled to receive a pro-rata portion of all performance shares held at least one year at the date of termination. This value represents the pro-rata vesting of the eligible shares from the September 2011 and September 2012 grants, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2014, of $91.40. The actual payout of the shares will not be determined until the end of the performance period. Named executive officers who are not retirement-eligible forfeit shares upon termination under these scenarios.
(9)	Performance shares will vest on a pro-rata basis after a change in control. This amount assumes a targeted payout and is valued at the closing price of our Common Stock on June 30, 2014, of $91.40.
(10)	This amount represents the value of the accelerated vesting of performance shares upon a death or disability, assuming a target payout and valued at the closing price of our Common Stock on June 30, 2014, of $91.40. Upon a death or disability termination, the entire performance share grant will vest. The actual payout will not be determined until the end of the performance period.
(11)	Mr. Knauss received three years of benefit accruals for the replacement SERP under the terms of his employment agreement; he is not eligible for any additional retirement benefits in the event of an involuntary termination or retirement above what he has already accrued. Mr. Knauss is vested in the replacement SERP and the Company SERP, which is now the greater of the two benefits. These benefits are described further in the sections entitled Mr. Knauss’ Employment Agreement and Overview of Pension Benefits.
(12)	This amount represents the difference between the actuarial equivalent of the benefit Mr. Knauss would have been eligible to receive if his employment had continued until the third anniversary of the date of termination, under the qualified and nonqualified retirement plans and the actuarial equivalent of Mr. Knauss’ actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Knauss’ amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.
(13)	This amount represents the present value of the SERP benefit payable to the named executive officer at the time of termination due to disability.
(14)	This amount represents the present value of the SERP benefit payable to the named executive officer’s beneficiary at the time of death.
(15)	This amount represents the estimated Company cost of providing continuing medical and dental benefits for the two-year period following termination. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this benefit.
(16)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability, and life insurance, for the three-year period following a qualifying termination after a change in control. Mr. Knauss currently has not elected to receive medical and dental coverage under the Company’s plans, so there is no Company cost related to this portion of the benefit.
(17)	These amounts represent benefits payable pursuant to the Company’s disability and life insurance plans. The disability benefit represents the same benefit level offered to other salaried employees. The death benefit represents the life insurance coverage elected by the named executive officer, and is also the same program that is offered to other salaried employees.
(18)	This amount represents the cost of providing financial planning for the year of termination.
(19)	This amount reflects two times the named executive officer’s current base salary. In addition, for Messrs. Tataseo, Roeth, and Robb, who are retirement-eligible, this amount includes 100% of their current year target Annual Incentive Plan award pro-rated to the date of termination. For Mr. Dorer, this amount includes 75% of his current year Annual Incentive Plan award, pro-rated to the date of termination.
(20)	This amount represents two times the named executive officer’s current base salary, plus two times the average Annual Incentive Plan awards for the preceding three years, plus the average Annual Incentive Plan awards for the preceding three years, pro-rated to the date of termination.
(21)	For Mr. Tataseo, this amount is the present value of the SERP benefit he would receive upon termination as he is already vested in this benefit.
(22)	This amount represents the difference between the actuarial equivalent of the benefit the named executive officer would have been eligible to receive if his or her employment had continued until the second anniversary of the date of termination or the first day of the month following the named executive officer’s 65th birthday, if earlier, under the qualified and nonqualified retirement plans and the actuarial equivalent of the named executive officer’s actual aggregate benefits paid or payable, if any, as of the date of termination under the qualified and nonqualified retirement plans. Mr. Tataseo’s amount also includes the value of the SERP benefit he would receive upon termination, as he is already vested in this benefit.
(23)	As described above, for Mr. Tataseo, this amount represents the value of vested benefits under the Company SERP per the provisions of the plan and would be payable upon retirement.
(24)	This amount represents the estimated Company cost of providing welfare benefits, including medical, dental, disability, and life insurance, for the two-year period following a qualifying termination after a change in control.
(25)	This amount represents value of restricted stock held by Messrs. Dorer and Roeth that will vest upon change in control, death, or disability.

THE CLOROX COMPANY - 2014 Proxy Statement       51

Director Compensation

Only our non-employee directors receive compensation for their services as directors. The Company’s non-employee director compensation program is comprised of cash compensation and an annual grant of deferred stock units.

The following table sets forth information regarding compensation for each of the Company’s non-employee directors during fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Daniel Boggan, Jr.	105,000	125,000	—	230,000
Richard H. Carmona	95,000	125,000	—	220,000
Tully M. Friedman	105,000	125,000	—	230,000
George J. Harad	115,000	125,000	—	240,000
Esther Lee	83,641	31,250	—	114,891
Robert W. Matschullat	120,000	125,000	—	245,000
Edward A. Mueller*	44,062	93,750	—	137,812
Jeffrey Noddle	95,000	125,000	—	220,000
Rogelio Rebolledo	95,000	125,000	—	220,000
Pamela Thomas-Graham	95,000	125,000	—	220,000
Carolyn M. Ticknor	107,337	125,000	—	232,337

*	Mr. Mueller retired from the Board effective November 18, 2013.
(1)	The amounts reported in the “Fees Earned or Paid in Cash” column reflect the total annual cash retainer and other cash compensation earned by each director in fiscal year 2014 and include amounts deferred into cash or deferred stock units and/or amounts issued in Common Stock in lieu of cash at the director’s election. The annual cash retainer is paid to each director in quarterly installments.
(2)	The amounts reported reflect the grant-date fair value for financial statement reporting purposes of the annual grant of deferred stock units earned during fiscal year 2014. Awards are granted on an annual basis at the end of each calendar year. Refer to Note 14 of the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, for a discussion of the relevant assumptions used in calculating the grant-date fair value under applicable accounting guidance. As of June 30, 2014, the following directors had the indicated aggregate number of deferred stock units accumulated in their deferred accounts for all years of service as a director, which includes deferrals of cash compensation, annual awards of deferred stock units, and additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units: Mr. Boggan – 32,310 units; Dr. Carmona – 12,794 units; Mr. Friedman – 47,298 units; Mr. Harad – 29,029 units; Ms. Lee – 339 units; Mr. Matschullat – 70,613 units; Mr. Noddle – 1,019 units; Mr. Rebolledo – 1,019 units; Ms. Thomas-Graham – 16,604 units; and Ms. Ticknor – 22,864 units.
(3)	No stock options were granted to directors in fiscal year 2014. The award of stock options as an element of director compensation was discontinued in October 2006. Prior to October 2006, each new non-employee director received a one-time grant of 8,000 options upon joining the board of directors, which award vested in two equal installments over a two-year period. The Company’s prior policy of making annual grants to non-employee directors of stock options that vested over a two-year period was discontinued in 2004. As of June 30, 2014, the following director had vested options for the indicated aggregate number of shares: Ms. Thomas-Graham – 8,000 shares.

Fees Earned or Paid in Cash

Cash compensation consists of annual cash retainer amounts and any special assignment fees. The following table lists the various retainers paid for board service and service as the lead director or a committee chair during fiscal year 2014:

Annual director retainer	$95,000
Lead director retainer	25,000
Committee chair retainers:
Nominating and Governance Committee	10,000
Finance Committee	10,000
Audit Committee	20,000
Management Development and Compensation Committee	20,000

52       THE CLOROX COMPANY - 2014 Proxy Statement

Director Compensation

Directors who serve as a Board member, lead director, or committee chair for less than the full fiscal year receive prorated retainer amounts based on the number of days they served in such position during the fiscal year. In addition to the retainer amounts, each non-employee director is entitled to receive a fee of $2,500 per day for any special assignment requested by the Board. No special assignment fees were paid in fiscal year 2014.

Payment Elections

Under the Company’s Independent Directors’ Deferred Compensation Plan, a director may annually elect to receive all or a portion of his or her cash compensation in the form of cash, Common Stock, deferred cash, or deferred stock units.

Payment in Stock. Directors who elect to receive cash compensation amounts in the form of Common Stock are issued shares of Common Stock based on the fair market value of the Common Stock as determined by the closing price of the Common Stock on the last trading day of the quarter for which the fees were earned.

Elective Deferral Program. For directors who elect deferred cash, the amount deferred is credited to an unfunded cash account that is credited with interest at an annual interest rate equal to Wells Fargo Bank, N.A.’s prime lending rate in effect on January 1 of each year. Upon termination of service as a director, the amounts credited to the director’s deferred cash account are paid out in five annual cash installments or in one lump-sum cash payment, at the director’s election. For directors who elect deferred stock units, the amount deferred is credited to an unfunded account in the form of units equivalent to the fair market value of the Common Stock on the date on which the fees are scheduled to be paid. When dividends are declared, additional deferred stock units are allocated to the director’s deferred stock unit account in amounts equivalent to the dollar amount of Common Stock dividends paid by the Company divided by the fair market value of the Common Stock on the date the dividends are paid. Upon termination of service as a director, the amounts credited to the deferred stock unit account, which include any elective deferrals and the annual deferred stock unit grants described below, are paid out in shares of Common Stock in five annual installments or in one lump sum, at the director’s election.

Stock Unit Awards

In addition to the cash compensation amounts described above, each non-employee director also receives an annual grant of deferred stock units. The aggregate value of the deferred stock unit award amount earned by each non-employee director for fiscal year 2014 was $125,000. Awards are made as of the last business day in the calendar year and represent payment for services provided during such calendar year.

Directors who serve as non-employee Board members for less than the full calendar year receive pro-rated awards based on the number of full fiscal quarters they served as a non-employee Board member during the calendar year. As noted above, deferred stock units accrue dividend equivalents and the balance of a director’s deferred stock unit account is paid out in Common Stock following the director’s termination of service in the same manner described above.

Stock Ownership Guidelines for Directors

The Board believes that the alignment of directors’ interests with those of stockholders is strengthened when Board members are also stockholders. The Board therefore requires that each non-employee director, within five years of being first elected, owns Common Stock or deferred stock units having a market value of at least five times their annual cash retainer. This program is designed to ensure that directors acquire a meaningful and significant ownership interest in the Company during their tenure on the Board. As of June 30, 2014, each non-employee director was in compliance with the guidelines.

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Compensation Committee Interlocks and Insider Participation

Each of Dr. Carmona and Messrs. Friedman, Harad, Matschullat, and Noddle served as a member of the Management Development and Compensation Committee during all of fiscal year 2014. None of the members was an officer or employee of the Company or any of the subsidiaries during fiscal year 2014 or in any prior fiscal year other than Mr. Matschullat, who served as interim

Chief Executive Officer of the Company from March 2006 through October 2006. No executive officer of the Company served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or Management Development and Compensation Committee during fiscal year 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and SEC regulations require the Company’s directors, certain officers, and holders of more than 10% of the Company’s Common Stock to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. The reporting directors, officers, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all

Section 16(a) reports they file. Based solely on its review of copies of such reports received or written representations from its directors and such covered officers, the Company believes that its directors and officers complied with all applicable Section 16(a) filing requirements during fiscal year 2014.

54       THE CLOROX COMPANY - 2014 Proxy Statement

Proposal 2: Advisory Vote on Executive Compensation

In accordance with the provisions of Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. This proposal gives our stockholders the opportunity to express their views on the Company’s executive compensation, and is commonly referred to as a “say-on-pay” proposal. This vote is only advisory and will not be binding upon the Company or the Board. However, the Management Development and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and encourages all stockholders to vote their shares on this matter.

The Company’s compensation programs are designed to enable and reinforce its overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives to build stockholder value and by providing a competitive level of compensation needed to recruit, retain, and motivate talented executives critical to the Company’s long-term success. The key principle underlying these compensation programs is pay for performance. Our pay-for-performance principle and the alignment of our compensation programs with the building of stockholder value are fully discussed in the Compensation Discussion and Analysis section of this proxy statement, which begins on page 23. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section of this proxy statement when deciding how to vote on this Proposal 2.

At our 2013 Annual Meeting of Stockholders held on November 20, 2013, our stockholders overwhelmingly approved our executive compensation policies, with approximately 92% of votes cast in favor of our proposal. We value this positive endorsement by our stockholders and believe that the outcome signals our stockholders’ support of our compensation program. As a result, we continued our general approach to compensation for fiscal year 2014, specifically our pay-for-performance philosophy and our efforts to attract, retain, and motivate our named executive officers. We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. The next vote on executive compensation will be at the 2015 Annual Meeting of Stockholders.

Board of Directors’ Recommendation

The Board recommends a vote FOR the advisory vote on executive compensation. The Company is asking its stockholders to support the compensation of the named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers in fiscal year 2014 and the philosophy, policies, and practices underlying that compensation, which are described in this proxy statement. The Board believes that the Company’s overall compensation process effectively implements its compensation philosophy and achieves its goals.

Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:

“RESOLVED, that the stockholders of The Clorox Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in The Clorox Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”

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THE CLOROX COMPANY - 2014 Proxy Statement	55

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal. The people designated in the proxy and voting instruction card will vote your shares FOR approval unless you include instructions to the contrary.

This vote is advisory, and therefore not binding on the Company, the Board or the Management Development and

Compensation Committee. However, the Board and the Management Development and Compensation Committee value the opinions of the Company’s stockholders and, to the extent there is any significant vote against the named executive officers’ compensation as disclosed in the proxy statement, we will consider such stockholders’ concerns and the Management Development and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

56       THE CLOROX COMPANY - 2014 Proxy Statement

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending

June 30, 2015. Ernst & Young LLP has been so engaged since February 15, 2003.

Board of Directors’ Recommendation

The Board unanimously recommends that stockholders vote FOR the ratification of the selection of Ernst & Young LLP. While ratification of the selection of Ernst & Young LLP by stockholders is not required by law, as a matter of policy, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of the Board to continue this policy). The Audit Committee and the Board recommend the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

The people designated in the proxy and voting instruction card will vote your shares represented by proxy FOR ratification unless you include instructions to the contrary. If stockholders fail to ratify the appointment of this firm, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they desire to do so.

Vote Required

The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the

Annual Meeting is required to ratify the appointment of Ernst & Young LLP.

THE CLOROX COMPANY - 2014 Proxy Statement       57

Audit Committee Report

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee operates in accordance with a written charter, which was adopted by the Board. A copy of that charter is available on the Company’s website at http://www.thecloroxcompany.com/corporate-responsibility/performance/corporate-governance/company-charters/, or in print by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Company’s independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2014. This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended June 30, 2014, the independent registered public accounting firm’s judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee obtained from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence of the auditors and discussed with the auditors their independence. The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Carolyn Ticknor, Chair
George J. Harad
Rogelio Rebolledo
Pamela Thomas-Graham

Fees of the Independent Registered Public Accounting Firm

The table below includes fees related to fiscal years 2014 and 2013 of the Company’s independent registered public accounting firm, Ernst & Young LLP:

	2014	2013
Audit Fees(1)	$4,678,000	$4,144,000
Audit-Related Fees(2)	234,000	259,000
Tax Fees(3)	528,000	263,000
All Other Fees(4)	—	—
Total	$5,440,000	$4,666,000

(1)	Consists of fees for professional services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the Company’s Annual Reports on Form 10-K for each of the fiscal years ended June 30, 2014 and 2013, and for review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during those fiscal years.

58       THE CLOROX COMPANY - 2014 Proxy Statement

Audit Committee Report

(2)	Consists of fees for assurance and related services (including the Company’s employee benefit plans) not included in the Audit Fees listed above.
(3)	Consists of fees for tax compliance, tax advice and tax planning for the fiscal years ended June 30, 2014 and 2013. These services included tax return preparation and review services for foreign subsidiaries and affiliates and advisory services on tax matters.
(4)	Consists of fees for all other services not included in the three categories set forth above. There were no such services in fiscal years 2014 and 2013.

The Audit Committee has established a policy that requires it to approve all services provided by the Company’s independent registered public accounting firm before services are provided. The Audit Committee has pre-approved the engagement of the independent registered public accounting firm for audit services, and certain specified audit-related services and tax services within defined limits. The Audit Committee has not pre-approved engagement of the independent registered public accounting firm for any other non-audit services.

Other Information

Form 10-K, Financial Statements, and Annual Report—Executive Summary

The following portions of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, are attached as Appendix A to this proxy statement: Management’s Discussion and Analysis of Financial Condition and Results of Operations; Management’s Report on Internal Control over Financial Reporting; Report of Independent Registered Public Accounting Firm; Consolidated Financial Statements; Valuation and Qualifying Accounts and Reserves; and Reconciliation of

Economic Profit. The Company’s Form 10-K has been filed with the SEC and posted on the Company’s website and a copy may be obtained, without charge, by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The 2014 Annual Report—Executive Summary is available with the Proxy Statement at www.edocumentview.com/CLX.

Director Communications

Stockholders and interested parties may direct communications to individual directors, including the lead director, to a Board committee, to the independent directors as a group, or to the Board as a whole, by addressing the communications to the named individual, to the committee, to the independent directors as a group, or to the Board as a whole and sending them to The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. The Secretary will review all communications so addressed and will forward to the addressee(s) all communications determined to bear substantively on the business, management or governance of the Company.

Solicitation of Proxies

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks, and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have retained Innisfree M&A Incorporated (“Innisfree”) to assist in soliciting proxies for the Annual Meeting at an estimated cost of $20,000 plus out-of-pocket expenses. In addition, we have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement.

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THE CLOROX COMPANY - 2014 Proxy Statement	59

Stockholder Proposals for the 2015 Annual Meeting

In the event that a stockholder wishes to have a proposal considered for presentation at the 2015 Annual Meeting of Stockholders and included in the Company’s proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded to the Company’s Secretary so that it is received no later than May 29, 2015. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under the Company’s Bylaws, if a stockholder, rather than including a proposal in the proxy statement as discussed above, seeks to nominate a director or propose other business for consideration at that meeting, notice must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the

120th day prior to the first anniversary of the preceding year’s annual meeting. To be timely for the 2015 Annual Meeting of Stockholders, the notice must be received by the Secretary on any date beginning no earlier than the close of business on July 22, 2015, and ending no later than the close of business on August 21, 2015. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Householding

The SEC’s “householding” rules permit us to deliver only one Notice of Annual Meeting and Proxy Statement or Notice of Internet Availability of Proxy Materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Clorox Stockholder Direct at 888-CLX-NYSE (259-6973) toll-free, 24 hours a day, seven days a week, or by contacting The Clorox Company, c/o Secretary, 1221 Broadway, Oakland, CA 94612-1888. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a bank, broker, or other holder of record), the bank, broker, or other holder of record may deliver only one copy of the proxy materials to stockholders who have the same address unless the bank, broker, or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single copy in the future should contact their bank, broker, or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

60       THE CLOROX COMPANY - 2014 Proxy Statement

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, November 19, 2014, at 9:00 a.m. Pacific time, in Building C of the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Pleasanton, CA 94588. Check-in for the Annual Meeting begins promptly at 8:30 a.m. To attend the Annual Meeting, you must be a stockholder of the Company as of the close of business on the Record Date and provide proof that you owned Clorox Common Stock on the Record Date or hold a legal proxy from a Record Date stockholder. Please see the more detailed information below. Admission will be on a first-come, first-served basis and seating is limited. Even if you plan to attend the Annual Meeting, we strongly urge you to vote in advance by proxy.

If you plan to attend the Annual Meeting this year, please be aware of the following information:

  To be admitted to the Annual Meeting, you must have a current form of government-issued photo identification (such as a driver’s license or passport).
  Because attendance at the Annual Meeting is limited to Record Date stockholders, you must provide proof that you owned Clorox Common Stock on the Record Date.
  If you hold your shares with Clorox’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), your ownership of Clorox Common Stock as of the Record Date will be verified through reports provided by Computershare prior to admittance to the meeting.

By Order of the Board of Directors,

Angela C. Hilt Vice President – Corporate Secretary & Associate General Counsel

September 26, 2014

  If you hold your shares with a broker, trustee, bank, or nominee, you must provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned Clorox Common Stock for the statement period immediately prior to the Record Date, a copy of your Notice of Internet Availability of Proxy Materials, a copy of your proxy and voting instruction card, a letter or legal proxy provided by your broker, trust, bank, or nominee, or other similar evidence of ownership on the Record Date.
  If you are not a Record Date stockholder, you will be admitted to the Annual Meeting only if you have a legal proxy from a Record Date stockholder.
  Cameras, recording equipment, and other electronic devices will not be allowed in the meeting except for use by the Company.
  For your protection, briefcases, purses, packages, etc. may be subject to inspection as you enter the meeting. We regret any inconvenience this may cause you.
  Directions to the Annual Meeting are available at: http://www.thecloroxcompany.com/contact/bayarea.

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Appendix A

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
The Clorox Company
(Dollars in millions, except per share amounts)

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is designed to provide a reader of The Clorox Company’s (the Company or Clorox) financial statements with a narrative from the perspective of management on the Company’s financial condition, results of operations, liquidity and certain other factors that may affect future results. In certain instances, parenthetical references are made to relevant sections of the Notes to Consolidated Financial Statements to direct the reader to a further detailed discussion. This section should be read in conjunction with the Consolidated Financial Statements and Supplementary Data included in this Annual Report on Form 10-K. The following sections are included herein:

  Executive Overview
  Results of Operations
  Financial Position and Liquidity
  Contingencies
  Quantitative and Qualitative Disclosures about Market Risk
  Recently Issued Accounting Pronouncements
  Critical Accounting Policies and Estimates
  Summary of Non-GAAP Financial Measures

EXECUTIVE OVERVIEW

Clorox is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,200 employees worldwide and fiscal year 2014 net sales of $5,591. Clorox sells its products primarily through mass retail outlets, e-commerce channels, distributors and medical supply providers. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products, Kingsford® charcoal, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Glad® bags, wraps and containers, Hidden Valley® and KC Masterpiece® dressings and sauces, Brita® water-filtration products and Burt’s Bees® natural personal care products. The Company also markets brands for professional services, including Clorox Healthcare® and Dispatch® infection control products for the healthcare industry. The Company manufactures products in more than a dozen countries and markets them in more than 100 countries.

The Company primarily markets its leading brands in midsized categories considered to be financially attractive. Most of the Company’s products compete with other nationally advertised brands within each category and with “private label” brands.

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

  Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

THE CLOROX COMPANY - 2014 Proxy Statement       A-1

  Lifestyle consists of food products, water-filtration systems and filters and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

  International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Non-GAAP Financial Measures

This Executive Overview, the succeeding sections of MD&A and Exhibit 99.3 include certain financial measures that are not defined by accounting principles generally accepted in the United States of America (U.S. GAAP). These measures, which are referred to as non-GAAP measures, are listed below.

  Currency-neutral net sales growth
  Economic profit (EP)
  Free cash flow and free cash flow as a percentage of net sales
  Earnings from continuing operations before interest and taxes (EBIT) margin (the ratio of EBIT to net sales)
  Debt to earnings from continuing operations before interest, taxes, depreciation and amortization, and noncash intangible asset impairment charges ratio (Adjusted EBITDA ratio)

For a discussion of these measures and the reasons management believes they are useful to investors, refer to “Summary of Non-GAAP Financial Measures” below. For a discussion of the Adjusted EBITDA ratio, please refer to “Credit Arrangements” below. This MD&A and Exhibit 99.3 include reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Fiscal Year 2014 Financial Highlights

A detailed discussion of strategic goals, key initiatives and results of operations are included below. Key fiscal year 2014 financial results are summarized as follows:

  The Company reported earnings from continuing operations of $562 in fiscal year 2014, compared to $574 in fiscal year 2013, and net cash flows from continuing operations of $771 in fiscal year 2014, compared to $777 in fiscal year 2013.

  The Company’s fiscal year 2014 net sales decreased 0.6% to $5,591 from $5,623 in fiscal year 2013, reflecting the impact of unfavorable foreign currency exchange rates, partially offset by the benefit of price increases. On a currency-neutral basis, net sales increased 1.8%.

  Gross margin decreased 70 basis points to 42.2% in fiscal year 2014 from 42.9% in fiscal year 2013, reflecting the impact of higher manufacturing and logistics costs and increased commodity costs, partially offset by the benefits of cost savings and price increases.

  EP decreased to $407 in fiscal year 2014 compared to $426 in fiscal year 2013 (refer to the reconciliation of EP to earnings from continuing operations before income taxes in Exhibit 99.3).

  The Company delivered diluted net earnings per share from continuing operations in fiscal year 2014 of $4.26, a decrease of approximately 1% from fiscal year 2013 diluted net earnings per share of $4.31.

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Appendix A

  Free cash flow was $633 or 11% of net sales in fiscal year 2014, an increase from $583 or 10% of net sales in fiscal year 2013 (refer to “Free cash flow” below).

  The Company returned $368 in cash dividends to stockholders in fiscal year 2014, and in May 2014 announced an increase of 4% in the annual cash dividend to $2.96 per share from $2.84 per share. In fiscal year 2014, the Company repurchased a total of 3 million shares of its common stock at a cost of approximately $260.

Strategic Goals and Initiatives

In fiscal year 2014, Clorox introduced its 2020 Strategy, its strategic growth plan which directs the Company to the highest value opportunities for long-term, profitable growth and strong stockholder returns through the year 2020.

The long-term financial goals reflected in the Company’s 2020 Strategy include annual net sales growth of 3-5%, market share growth, annual EBIT margin growth between 25-50 basis points and annual free cash flow as a percentage of net sales of about 10-12%, which Clorox anticipates using to invest in the business, maintain debt leverage within its target range and return excess cash to stockholders.

In fiscal year 2015, Clorox anticipates certain continuing challenges to impact its sales results, including unfavorable foreign currency exchange rates, particularly in Argentina and Venezuela, soft U.S. retail categories and heightened competitive activity. The Company’s priority in fiscal year 2015 is to reinvigorate its categories and grow its overall market share by increasing investment in demand-building programs, including trade promotion, advertising and consumer promotion. The Company is also focused on product innovation, with a goal to deliver 3% incremental sales growth from new products, line extensions and product improvements in fiscal year 2015.

Clorox is focused on enhancing its “3D” demand-creation model of Desire, Decide and Delight capabilities to ensure more targeted messaging for consumers that reinforces the value proposition of its brands, including marketing communications that drive consumer desire, in-store promotions that compel purchase decisions at the point of decide, and superior products that delight consumers.

Clorox will continue to reshape its portfolio toward businesses aligned with the four consumer megatrends of health and wellness, sustainability, consumer fragmentation and affordability/value. The Company is focused on growing its U.S. retail, professional products and international businesses: growing U.S. retail businesses through execution of its “3D” demand creation model, growing professional products by expanding its healthcare business organically and through bolt-on acquisitions, and growing international businesses by primarily focusing on existing markets where the Company has significant scale and competitive advantage.

Clorox’s 2020 Strategy priorities include driving net sales growth and margin improvement. The Company anticipates improving its margins by reducing exposure to inflation in its products and operations, continuing to slow the growth of selling and administrative expenses by driving out low-value activity and rebuilding margin in its international businesses. The Company’s 2020 Strategy also includes a goal to increase its total brand-building investment over time.

Looking forward, the Company will continue to execute against its 2020 Strategy to deliver profitable growth and long-term stockholder value.

RESULTS OF OPERATIONS

Management’s discussion and analysis of the Company’s results of operations, unless otherwise noted, compares fiscal year 2014 to fiscal year 2013, and fiscal year 2013 to fiscal year 2012, with percentage and basis point calculations based on rounded numbers, except as noted.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-3

CONSOLIDATED RESULTS

Continuing operations

Net sales in fiscal year 2014 decreased 0.6%. Volume was flat, reflecting higher shipments of cleaning and healthcare products in the professional products business; higher shipments of charcoal products, primarily behind strong merchandising activities and improved weather conditions; higher shipments of Clorox® liquid bleach, driven by product innovation; and higher shipments of Hidden Valley® dry and bottled salad dressings, primarily due to continued category growth and increased merchandising activity. These increases were offset by lower shipments due to heightened competitive activity in the disinfecting wipes category, including the distribution loss of Clorox® disinfecting wipes at a major club customer; lower shipments of Glad® trash bags, primarily due to a price increase in the second half of fiscal year 2014; and lower shipments in Venezuela, due to manufacturing and supply chain constraints. The variance between volume and net sales was primarily due to unfavorable foreign currency exchange rates (240 basis points), partially offset by the benefit of price increases (160 basis points). On a currency-neutral basis, net sales increased about 1.8%.

Net sales in fiscal year 2013 increased 3%. Volume was flat, reflecting higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Glad® premium trash bags, primarily due to new product innovation and increased merchandising events; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; higher shipments of Hidden Valley® products behind strong merchandising activity and innovation; higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were offset by lower shipments of charcoal products, primarily due to poor weather conditions and price increases; the exit from international nonstrategic export businesses; lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle; lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses; lower shipments of Clorox 2® stain fighter and color booster, primarily due to category softness and distribution losses; and lower shipments in Canada. Net sales growth outpaced volume primarily due to the benefit of price increases (270 basis points), partially offset by unfavorable foreign currency exchange rates (60 basis points).

Gross profit decreased 2% in fiscal year 2014, from $2,412 to $2,360, and gross margin, defined as gross profit as a percentage of net sales, decreased 70 basis points from 42.9% to 42.2%. Gross margin decline in fiscal year 2014 was driven by 160 basis points from higher manufacturing and logistics costs, including the impact of continued inflation in Venezuela and Argentina, and 120 basis points from higher commodity costs. These factors were partially offset by 140 basis points from cost savings and 80 basis points from the benefit of price increases.

A-4       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

Gross profit increased 5% in fiscal year 2013, from $2,304 to $2,412, and gross margin increased 80 basis points from 42.1% to 42.9%. Gross margin expansion in fiscal year 2013 was driven by 160 basis points from cost savings and 120 basis points from the benefit of price increases. These factors were partially offset by 170 basis points from higher manufacturing and logistics costs, including the impact of inflationary pressures in Argentina and Venezuela.

Expenses

				% Change		% of Net sales
	2014	2013	2012	2014 to 2013	2013 to 2012	2014	2013	2012
Selling and administrative expenses	$765	$807	$798	(5)%	1%	13.7%	14.4%	14.6%
Advertising costs	504	500	482	1	4	9.0	8.9	8.8
Research and development costs	125	130	121	(4)	7	2.2	2.3	2.2

Selling and administrative expenses decreased 5% in fiscal year 2014, primarily driven by lower employee incentive compensation costs, cost savings and a comparison to one-time costs associated with an information technology (IT) systems implementation in Latin America incurred in fiscal year 2013. These decreases were partially offset by one-time costs related to the transition to new IT service providers in fiscal year 2014.

Selling and administrative expenses increased 1% in fiscal year 2013, primarily driven by higher wages and employee benefits, largely due to international inflation, as well as investments made in systems and processes to support the long-term growth of the Burt’s Bees® business. These increases were largely offset by prior-year non-repeating advisory fees related to a withdrawn proxy contest, as well as lower employee incentive compensation costs and cost savings in fiscal year 2013.

Advertising costs as a percentage of sales increased slightly during fiscal year 2014, reflecting an increase in spending on U.S. brands offset by reductions in spending in challenging markets outside the United States, particularly Venezuela and Argentina.

Advertising costs as a percentage of sales increased slightly during fiscal year 2013. Activity was primarily in support of new products, including the launch of new concentrated Clorox® liquid bleach and Burt’s Bees® natural personal care products.

Research and development costs decreased slightly as a percentage of net sales in fiscal year 2014, primarily driven by lower employee incentive compensation costs.

Research and development costs increased slightly as a percentage of net sales in fiscal year 2013, primarily driven by costs related to the investment in and transition to the Company’s Pleasanton, Calif., research and development facility.

Interest expense, other expense (income), net, and the effective tax rate on income from continuing operations

	2014	2013	2012
Interest expense	103	122	125
Other expense (income), net	2	—	(13)
Income taxes on continuing operations	299	279	248

Interest expense decreased $19 and $3 in fiscal years 2014 and 2013, respectively, primarily due to a lower weighted-average interest rate on long-term debt resulting from the issuance of senior notes in September 2012 and the maturities of senior notes in October 2012 and March 2013.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-5

Other expense (income), net, of $2 in fiscal year 2014 included $11 of foreign currency exchange losses, including the impact of an effective currency devaluation resulting from the Company using the SICAD I currency exchange rate in Venezuela beginning in March 2014 (see “Venezuela” below), $8 of amortization of trademarks and other intangible assets and $4 of noncash trademark impairment charges as a result of the effective currency devaluation and economic environment in Venezuela. These factors were partially offset by $(13) of income from equity investees, $(5) of insurance and litigation settlements and other smaller items.

Other expense (income), net, of $0 in fiscal year 2013 included $(12) of income from equity investees, $(4) from gains on fixed asset sales, net and $(4) of low-income housing partnership gains, offset by $11 of foreign currency exchange losses and $9 of amortization of trademarks and other intangible assets.

Other expense (income), net, of $(13) in fiscal year 2012 included $(11) of income from equity investees and $(6) of income from transition services related to the Company’s sale of its global auto care businesses, partially offset by $9 of amortization of trademarks and other intangible assets.

The effective tax rate on earnings from continuing operations was 34.7%, 32.7% and 31.4% in fiscal years 2014, 2013 and 2012, respectively. The increase in the fiscal year 2014 effective tax rate was primarily due to favorable tax settlements in the prior periods and higher taxes on foreign earnings in the current period. The higher effective tax rate in fiscal year 2013 compared to fiscal year 2012 was primarily due to lower taxes on foreign earnings and higher uncertain tax position releases in fiscal year 2012.

Diluted net earnings per share from continuing operations

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Diluted net earnings per share from continuing operations	$4.26	$4.31	$4.10	(1.2)%	5.1%

Diluted net earnings per share (EPS) from continuing operations decreased $0.05 in fiscal year 2014, driven by higher manufacturing and logistics costs, higher commodity costs, unfavorable foreign currency exchange rates, incremental demand-building investments and a higher effective tax rate. In fiscal year 2014, diluted EPS from continuing operations was negatively affected by the macroeconomic challenges in Venezuela, including a $0.14 impact from charges related to the effective devaluation of the Venezuelan currency (see “Venezuela” below). These factors were partially offset by the benefits of cost savings, price increases and reduced employee incentive compensation costs, reflecting significantly lower year-over-year payouts, as well as lower interest expense.

Diluted net EPS from continuing operations increased $0.21 in fiscal year 2013, driven by the benefits of price increases and strong cost savings. These factors were partially offset by higher manufacturing and logistics costs and other supply chain costs, unfavorable foreign currency exchange rates and a higher effective tax rate.

Free cash flow

	2014	2013	2012
Net cash provided by continuing operations	$771	$777	$620
Less: capital expenditures	(138)	(194)	(192)
Free cash flow	$633	$583	$428
Free cash flow as a percentage of net sales	11.3%	10.4%	7.8%

Free cash flow as a percentage of net sales increased in fiscal year 2014, primarily due to lower capital expenditures.

Free cash flow as a percentage of net sales increased in fiscal year 2013, primarily due to favorable changes in working capital, the prior year settlement of interest rate forward contracts and higher earnings.

A-6       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

SEGMENT RESULTS FROM CONTINUING OPERATIONS

The following presents the results from continuing operations of the Company’s reportable segments and certain unallocated costs reflected in Corporate (see Note 19 of the Notes to Consolidated Financial Statements for a reconciliation of segment results to consolidated results):

Cleaning

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,776	$1,783	$1,692	—%	5%
Earnings from continuing operations before income taxes	428	420	381	2	10

Fiscal year 2014 versus fiscal year 2013: Net sales were flat and earnings from continuing operations before income taxes increased, while volume decreased during fiscal year 2014. Volume in the Cleaning segment decreased 1%, driven by lower shipments due to heightened competitive activity in the disinfecting wipes category, including the distribution loss of Clorox® disinfecting wipes at a major club customer. These decreases were partially offset by higher shipments of cleaning and healthcare products in the professional products business, and higher shipments of Clorox® liquid bleach driven by product innovation. The variance between net sales and volume was primarily due to the benefit of price increases (60 basis points) and other smaller items, partially offset by higher trade-promotion spending (60 basis points). The increase in earnings from continuing operations before income taxes was driven by $33 of cost savings, primarily related to the Company’s conversion to concentrated bleach in fiscal year 2013, $12 of lower employee incentive compensation costs and various manufacturing and other efficiencies. These increases were partially offset by $16 of increased commodity costs, primarily resin, $10 of incremental demand-building investments and other individually smaller items.

Fiscal year 2013 versus fiscal year 2012: Net sales, volume and earnings from continuing operations before income taxes increased during fiscal year 2013. Volume in the Cleaning segment increased 3%, driven by higher shipments in the professional products business, primarily due to base healthcare and cleaning business strength and the benefit of acquisitions in fiscal year 2012; higher shipments of Clorox® disinfecting wipes behind strong merchandising activities and a heightened flu season; and higher shipments of the new concentrated Clorox® liquid bleach. These increases were partially offset by lower shipments of Clorox 2® stain fighter and color booster due to category softness and distribution losses, and lower shipments of Pine-Sol® cleaners, primarily due to price increases. Net sales growth outpaced volume growth primarily due to the benefit of price increases (170 basis points). The increase in earnings from continuing operations before income taxes was primarily due to higher net sales and $35 of cost savings, primarily related to concentrated Clorox® liquid bleach and package redesign. These increases were partially offset by $24 of higher manufacturing and logistics and other supply chain costs, $13 of higher selling and administrative costs, primarily related to the acquisitions in fiscal year 2012 and costs associated with the transition to concentrated Clorox® liquid bleach and $10 of higher advertising and sales promotion expenses, primarily in support of concentrated Clorox® liquid bleach.

Household

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,709	$1,693	$1,676	1%	1%
Earnings from continuing operations before income taxes	326	336	298	(3)	13

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THE CLOROX COMPANY - 2014 Proxy Statement	A-7

Fiscal year 2014 versus fiscal year 2013: Net sales and volume increased, while earnings from continuing operations before income taxes decreased during fiscal year 2014. Volume in the Household segment increased 1%, driven by higher shipments of charcoal products due to strong merchandising activities and improved weather conditions, partially offset by lower shipments of Glad® trash bags, primarily due to a price increase in the second half of fiscal year 2014. The decrease in earnings from continuing operations before income taxes was driven by $37 of higher commodity costs, primarily resin, $19 of higher manufacturing and logistics costs, including one-time supply chain costs in order to meet strong customer demand for charcoal products and other individually smaller items. These decreases were partially offset by $21 of cost savings, higher sales and $11 of lower employee incentive compensation costs.

Fiscal year 2013 versus fiscal year 2012: Net sales and earnings from continuing operations before income taxes increased, while volume decreased during fiscal year 2013. Volume in the Household segment decreased 3%, driven by lower shipments of charcoal products due to poor weather conditions and price increases, and lower shipments of Glad® base trash bags, primarily due to decreased merchandising and a shift to premium trash products, and Glad® food storage products, primarily due to distribution losses. These decreases were partially offset by higher shipments of Glad® premium trash bags primarily due to new product innovation and increased merchandising events. The variance between net sales and volume was primarily due to the benefit of price increases (340 basis points). The increase in earnings from continuing operations before income taxes was driven by $31 of cost savings, primarily related to various manufacturing efficiencies, and $26 from the benefit of price increases, partially offset by $15 of higher manufacturing and logistics and other supply chain costs.

Lifestyle

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$936	$929	$901	1%	3%
Earnings from continuing operations before income taxes	258	259	265	—	(2)

Fiscal year 2014 versus fiscal year 2013: Net sales and volume increased, while earnings from continuing operations before income taxes remained flat during fiscal year 2014. Volume in the Lifestyle segment increased 1%, driven by higher shipments of Hidden Valley® dry and bottled salad dressings, primarily due to continued category growth and increased merchandising activity, and higher shipments of Burt’s Bees® natural personal care products, driven by product innovation in lip and face care products. These increases were partially offset by lower shipments of Brita® water-filtration products, primarily due to increased private-label competition and category softness, and decreased merchandising activities. Flat earnings from continuing operations before income taxes reflected $9 of higher demand-building investments, primarily driven by increased advertising and sales promotion expenses in support of Burt’s Bees® natural personal care products, and other individually smaller items, offset by $10 of cost savings, primarily related to various manufacturing and other efficiencies and $7 of lower employee incentive compensation costs.

Fiscal year 2013 versus fiscal year 2012: Net sales and volume increased, while earnings from continuing operations before income taxes decreased during fiscal year 2013. Volume in the Lifestyle segment increased 2%, driven by higher shipments of Hidden Valley® products behind strong merchandising activity and innovation, and higher shipments of Burt’s Bees® natural personal care products, primarily driven by new product innovation and promotional events. These increases were partially offset by lower shipments of Brita® water-filtration products, primarily due to decreased merchandising activities, price increases and a comparison to strong volume in the prior year behind the launch of the Brita® Bottle, and lower shipments of KC Masterpiece® sauces, primarily due to competitive activity. Net sales growth outpaced volume growth primarily due to the benefit of price increases (120 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to approximately $12 of higher other supply chain costs and $8 of higher selling and administrative expenses, both driven, in part, by investments in systems and processes to support the long-term growth of the Burt’s Bees® business, and $7 of higher advertising and sales promotion expenses in support of new products. These increases were partially offset by higher net sales and $10 of cost savings, primarily related to various manufacturing efficiencies.

A-8       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

International

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Net sales	$1,170	$1,218	$1,199	(4)%	2%
Earnings from continuing operations before income taxes	76	96	119	(21)	(19)

Fiscal year 2014 versus fiscal year 2013: Net sales and earnings from continuing operations before income taxes decreased while volume increased during fiscal year 2014. Volume in the International segment increased 1%, driven by higher shipments in Peru, Asia, the Middle East, Europe and Argentina, partially offset by lower shipments in Venezuela and Australia. The variance between net sales and volume was primarily due to unfavorable foreign currency exchange rates (1,110 basis points), partially offset by the benefit of price increases (490 basis points) and favorable product mix (160 basis points). While International segment net sales decreased 4% during fiscal year 2014, excluding the negative foreign currency impact of 11%, segment sales grew about 7%. The decrease in earnings from continuing operations before income taxes was primarily due to $51 of higher manufacturing and logistics costs driven by continued inflation in Venezuela and Argentina, $49 of unfavorable foreign currency exchange rates, primarily in Argentina and Venezuela (see “Venezuela” and “Argentina” below), $15 of higher commodity costs, primarily resin, and other individually smaller items. Also impacting fiscal year 2014 results were noncash tax deductible impairment charges on trademark values totaling $4. These decreases were partially offset by $59 from the benefit of price increases, $27 of cost savings, primarily related to various manufacturing and other efficiencies, $19 of favorable product mix, $12 from a comparison to one-time costs associated with an IT systems implementation in Latin America incurred in fiscal year 2013 and $9 of lower employee incentive compensation costs.

Fiscal year 2013 versus fiscal year 2012: Net sales increased, while volume and earnings from continuing operations before income taxes decreased during fiscal year 2013. Volume in the International segment decreased 2%, driven by the exit from nonstrategic export businesses and lower shipments in Canada, partially offset by higher shipments in Asia and certain regions in Latin America. The variance between net sales and volume was primarily due to the benefit of price increases (450 basis points) and favorable product mix (160 basis points), partially offset by unfavorable foreign currency exchange rates (290 basis points). The decrease in earnings from continuing operations before income taxes was primarily due to $55 of higher manufacturing and logistics and other supply chain costs and $12 of higher selling and administrative costs, both factors reflecting the impact of inflationary pressures in Argentina and Venezuela, $24 of unfavorable foreign currency exchange rates and other smaller items. These decreases were partially offset by $53 from the benefit of price increases, $15 of cost savings, primarily related to various manufacturing efficiencies and $11 of favorable product mix.

Venezuela

The Business and Operating Environment

Net sales from the Company’s Venezuela subsidiary (the Venezuela business) represented approximately 1%, 2% and 2% of the Company’s consolidated net sales for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. The operating environment in Venezuela is challenging, with high inflation, political instability, governmental restrictions in the form of currency exchange, price and margin controls and the possibility of government actions such as further devaluations, business occupations or intervention and expropriation of assets. In addition, the foreign exchange controls in Venezuela limit the Venezuela business’s ability to remit dividends and pay intercompany balances.

A majority of the Company’s product portfolio in Venezuela is subject to price controls, which for nearly three years have prevented the Company from increasing prices on controlled products to offset the impact of continuing high inflation on product, labor and other operating costs that are not subject to similar controls. In addition to the price control laws, in November 2013, the Venezuelan legislature approved an “enabling law” granting the president of Venezuela the authority to enact laws and regulations in certain policy areas by decree. This authority includes the

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THE CLOROX COMPANY - 2014 Proxy Statement	A-9

ability to restrict profit margins and impose greater controls on foreign exchange and the production, import and distribution of staples and other goods. Among other actions, the president has used this decree power to pass a law effective January 2014 which, among other things, authorizes the Venezuelan government to set “just prices” and maximum profit margins in the private sector.

Currency Devaluation and Foreign Exchange Controls

Due to a sustained inflationary environment, the financial statements of the Venezuela business are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, the Venezuela business’s non-U.S. dollar (non-USD) monetary assets and liabilities are remeasured into U.S. dollars (USD) each reporting period with the resulting gains and losses reflected in other expense (income), net.

On February 8, 2013, the Venezuelan government announced a devaluation of its currency exchange commission (CADIVI) rate from 4.3 to 6.3 bolivares fuertes (VEF) per USD and the elimination of the alternative currency exchange system, SITME. Prior to February 8, 2013, the Company had been utilizing the rate at which it had been obtaining USD through SITME to remeasure its Venezuelan financial statements, which was 5.7 VEF per USD at the announcement date. In response to these developments, the Company began utilizing the CADIVI rate of 6.3 VEF per USD to translate the financial statements of the Venezuela business.

In March 2013, the Venezuelan government announced the creation of a new alternative currency exchange system, a government-controlled auction process referred to as SICAD I, whereby companies meeting certain qualifications may periodically bid to acquire USD. In January 2014, the Venezuelan government announced further changes to the regulations governing the currency exchange systems. Among the changes was the creation of a new government agency, CENCOEX, to administer the currency exchange mechanism previously administered by CADIVI.

In February 2014, the Venezuelan government established another currency exchange mechanism, SICAD II, that provides an additional method to exchange VEF at exchange rates significantly higher than the CENCOEX and SICAD I rates. As of June 30, 2014, the posted rate of the SICAD II exchange system was 50.0 VEF per USD.

Financial Reporting Impacts and Business Trends

Based on an analysis of the published exchange regulations and an assessment of currency requirements applicable to the Venezuela business, the Company has concluded that the SICAD I rate is currently the most appropriate rate for it to use for financial reporting purposes. The Company began using the SICAD I rate to record the results of business operations and remeasure the gain or loss on non-USD denominated monetary assets and liabilities in Venezuela beginning on March 1, 2014. As a result, the Company recorded a non-tax deductible remeasurement loss of $10 in other expense (income), net, for the year ended June 30, 2014, reflecting the effective devaluation from the CENCOEX rate of 6.3 to the June 30, 2014, posted SICAD I rate of 10.6.

The Company’s business and cash flows in Venezuela have been adversely impacted by the country’s difficult political and economic conditions. The Venezuela subsidiary operated at a profit for the years ended June 30, 2013 and 2012. The subsidiary operated at a loss for the fiscal year ended June 30, 2014, including 14 cents of charges due to the remeasurement losses described above, impairment charges on trademark values and other charges related to the effective devaluation of the Venezuelan currency.

Considerable uncertainty remains regarding the viability of existing currency exchanges, the availability of USD under these exchanges and whether a new currency system will emerge. Further significant devaluations of the VEF could occur in the future, which would adversely impact financial results. For illustrative purposes only, if exchange rates were to range between 25.0 and 50.0 VEF per USD, the Company would record additional non-tax deductible remeasurement losses between approximately $6 and $8 based on the non-USD denominated net monetary asset position of the Venezuela business of $11 using the 10.6 SICAD I rate as of June 30, 2014. Additionally, the Company’s net sales and net earnings would be further negatively impacted by any additional devaluations and other economic and regulatory factors, which would also require the Company to undergo additional impairment testing on its goodwill, trademarks and other assets attributable to the Venezuela business.

A-10       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

As of June 30, 2014, using the SICAD I rate of 10.6, the Venezuela business had total assets of $68 including cash and cash equivalents of $5, a long-term value added tax (VAT) receivable from the Venezuelan government of $9, inventories of $11, net property, plant and equipment of $16 and intangible assets excluding goodwill of $6. Goodwill for Venezuela is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40% and reflected the Company’s expectations of continued challenges from the Venezuela business consistent with the Company’s current long-range projections.

Business Outlook

If the Venezuela business continues to be restricted in its ability to increase prices, operating losses will continue into future periods. Further devaluations of the Venezuela currency would result in additional remeasurement losses and increase the risk for impairment of asset values, including intangible assets and goodwill. Additionally, based on the Venezuela business’s current cash flow projections, unless the Venezuela business is able to obtain significant and ongoing price increases in the near future to offset past and expected future impacts from inflation, the business will likely have insufficient working capital to sustain its operations beyond the first quarter of fiscal year 2015 without further financial support from the Company. As a result of the above factors, all options are being considered, including an exit from Venezuela if necessary.

Argentina

The operating environment in Argentina also presents business challenges, including price controls on some of the Company’s products, a devaluing currency and inflation. Although Argentina is not currently designated as a highly inflationary economy for accounting purposes, further volatility and declines in the exchange rate are expected. For the fiscal years ended June 30, 2014, 2013 and 2012, the value of the Argentine peso (ARS) per USD declined 33%, 16% and 9%, respectively. In addition, in July 2014, the Argentine government defaulted on debt payment agreements. Further devaluations of the Argentine peso could have an additional adverse impact on the Company’s net sales and net earnings and increase the risk for impairment of intangible assets and goodwill. As of June 30, 2014, using an exchange rate of 8.1 ARS per USD, the Company’s Argentina subsidiary had total assets of $105, including cash and cash equivalents of $25, net receivables of $20, inventories of $15, net property, plant and equipment of $20 and intangible assets excluding goodwill of $5. Goodwill for Argentina is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40% and reflected the Company’s expectations of continued challenges from the Argentina business consistent with the Company’s current long-range projections. Net sales from the Company’s Argentine subsidiary represented approximately 3% of the Company’s consolidated net sales for each of the fiscal years ended June 30, 2014, 2013 and 2012. The Company is closely monitoring developments in Argentina and is taking steps intended to mitigate the adverse conditions, but there can be no assurances that the Company will be able to mitigate these conditions.

Corporate

				% Change
	2014	2013	2012	2014 to 2013	2013 to 2012
Losses from continuing operations before income taxes	$(227)	$(258)	$(272)	(12)%	(5)%

Corporate includes certain non-allocated administrative costs, interest income, interest expense and other non-operating income and expenses. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-11

Fiscal year 2014 versus fiscal year 2013: The decrease in losses from continuing operations before income taxes was primarily due to lower interest expense and lower employee incentive compensation costs in fiscal year 2014. These factors were partially offset by one-time costs related to the transition to new IT service providers in fiscal year 2014, higher wages and employee benefit costs in fiscal year 2014 and the gain recorded upon the sale-leaseback of the Company’s Oakland, Calif., general office building in fiscal year 2013.

Fiscal year 2013 versus fiscal year 2012: The decrease in losses from continuing operations before income taxes was primarily due to prior-year non-repeating advisory fees related to a withdrawn proxy contest, as well as lower employee incentive compensation costs in fiscal year 2013. These factors were partially offset by higher wages and employee benefit costs in fiscal year 2013.

FINANCIAL POSITION AND LIQUIDITY

Management’s discussion and analysis of the Company’s financial position and liquidity describes its consolidated operating, investing and financing activities, contractual obligations and off-balance sheet arrangements.

The following table summarizes cash activities as of June 30:

	2014	2013	2012
Net cash provided by continuing operations	$771	$777	$620
Net cash used for investing activities	(138)	(55)	(277)
Net cash used for financing activities	(592)	(685)	(321)

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency. Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other expense (income), net. The Company’s cash holdings were as follows as of June 30:

	2014	2013	2012
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and parent	$180	$130	$131
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	132	115	81
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	12	36	35
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	5	18	20
Total	$329	$299	$267

The Company’s total cash balance was $329 as of June 30, 2014, as compared to $299 as of June 30, 2013. The increase of $30 was primarily attributable to $771 of net cash provided by continuing operations and $96 of proceeds from the issuance of common stock for employee stock plans, partially offset by $368 of dividend payments, $260 of share repurchases, $138 of capital expenditures and $60 of repayments of commercial paper borrowings.

The Company’s total cash balance was $299 as of June 30, 2013, as compared to $267 as of June 30, 2012. The increase of $32 was primarily attributable to $777 of net cash provided by continuing operations, $593 of net proceeds from the September 2012 long-term debt issuance, $135 of proceeds from the sale-leaseback of the Company’s general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif., and $133 of proceeds from the issuance of common stock for employee stock plans and other. These increases were partially offset by $850 of repayments of long-term debt, $335 of dividend payments, $194 of capital expenditures, $128 of share repurchases and $98 of repayments of commercial paper borrowings.

A-12      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

As of June 30, 2014, total current liabilities exceeded total current assets by $243, and, as of June 30, 2013, total current assets exceeded total current liabilities by $286. The year-over-year change was primarily attributable to $575 of current maturities of long-term debt, maturing in January 2015. The Company anticipates that the debt repayment will be made with a combination of debt refinancing and the use of operating cash flows.

Operating Activities

Net cash provided by continuing operations decreased to $771 in fiscal year 2014 from $777 in fiscal year 2013. The decrease was primarily due to higher tax payments and the company’s funding of liabilities under certain nonqualified deferred compensation plans in fiscal year 2014, partially offset by favorable changes in working capital.

Net cash provided by continuing operations increased to $777 in fiscal year 2013 from $620 in fiscal year 2012. The increase was primarily due to favorable changes in working capital, driven by lower tax payments in fiscal year 2013 as a result of favorable tax settlements, the prior-year settlement of interest rate forward contracts; and higher earnings.

Investing Activities

Capital expenditures were $138, $194 and $192, respectively, in fiscal years 2014, 2013 and 2012. Capital spending as a percentage of net sales was 2.5%, 3.5% and 3.5% for fiscal years 2014, 2013 and 2012, respectively. The decrease in fiscal year 2014 capital spending was driven by prior-period investments in the Company’s Pleasanton, Calif., facility and IT systems implementation in Latin America. The Company estimates fiscal year 2015 capital spending will be approximately 3% of net sales. Capital spending as a percentage of net sales remained flat in fiscal year 2013 compared to fiscal year 2012.

In fiscal year 2013, the Company completed sale-leaseback transactions under which it sold its general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif., to unrelated parties for combined net proceeds of $135. The Company entered into operating lease agreements with the respective buyers for portions of the buildings for up to 15 years, all of which contain renewal options.

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment.

Financing Activities

Capital Resources and Liquidity

Net cash used for financing activities was $592 in fiscal year 2014, as compared to $685 in fiscal year 2013. Net cash used for financing activities was higher in fiscal year 2013 due to repayment of company borrowings following the Company’s sale-leaseback transactions under which it sold its general office building in Oakland, Calif., and former Technical and Data Center in Pleasanton, Calif. This factor was partially offset by an increase in share repurchases and higher dividends paid in fiscal year 2014.

Net cash used for financing activities was $685 in fiscal year 2013, as compared to $321 in fiscal year 2012. The change was primarily due to a reduction in total debt and higher dividends paid during fiscal year 2013, partially offset by fewer share repurchases and an increase in employee stock option exercises in fiscal year 2013.

Senior Notes and Credit Arrangements

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif., general office building.

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In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from the September 2012 issuance were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

As of June 30, 2014, the Company had a $1.1 billion revolving credit agreement, which expires in May 2017. There were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit agreement are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations. The primary restrictive covenant is a maximum ratio of total debt to earnings before interest, taxes, depreciation and amortization and intangible asset impairment (Adjusted EBITDA) for the trailing four quarters (Adjusted EBITDA ratio), as defined in the Company’s revolving credit agreement, of 3.50.

The following table sets forth the calculation of the Adjusted EBITDA ratio as of June 30, using Adjusted EBITDA for the trailing four quarters, as contractually defined:

	2014	2013
Earnings from continuing operations	$562	$574
Add back:
Interest expense	103	122
Income tax expense	299	279
Depreciation and amortization	180	182
Noncash intangible asset impairment charges	4	—
Deduct:
Interest income	3	3
Adjusted EBITDA	$1,145	$1,154
Total debt	$2,313	$2,372
Adjusted EBITDA ratio	2.02	2.06

The Company is in compliance with all restrictive covenants and limitations in the credit agreement as of June 30, 2014, and anticipates being in compliance with all restrictive covenants for the foreseeable future. The Company continues to monitor the financial markets and assess its ability to fully draw on its revolving credit agreement, and currently expects that any drawing on the agreement will be fully funded.

The Company had $44 of foreign and other credit lines as of June 30, 2014; $5 was outstanding and the remainder of $39 was available for borrowing.

Based on the Company’s working capital requirements, anticipated ability to generate positive cash flows from operations in the future, investment-grade credit ratings, demonstrated access to long- and short-term credit markets and current borrowing availability under credit agreements, the Company believes it will have the funds necessary to meet its financing requirements and other fixed obligations as they become due. Should the Company undertake other transactions requiring funds in excess of its current cash levels and available credit lines, it would consider the issuance

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Appendix A

of additional debt or other securities to finance acquisitions, repurchase shares, refinance debt or fund other activities for general business purposes. The Company’s access to or cost of such additional funds could be adversely affected by any decrease in credit ratings, which were the following as of June 30:

	2014		2013
	Short-term	Long-term	Short-term	Long-term
Standard and Poor’s	A-2	BBB+	A-2	BBB+
Moody’s	P-2	Baa1	P-2	Baa1

Share Repurchases and Dividend Payments

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008, and May 18, 2011, and authorized a new share repurchase program for an aggregate purchase amount of up to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of stock dilution related to stock-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2014		2013		2012
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$—	—	$158	2,429
Evergreen Program	260	3,046	128	1,500	67	990
Total	$260	3,046	$128	1,500	$225	3,419

During fiscal years 2014, 2013 and 2012, the Company declared dividends per share of $2.87, $2.63 and $2.44, respectively. During fiscal years 2014, 2013 and 2012, the Company paid dividends per share of $2.84, $2.56 and $2.40, respectively, equivalent to $368, $335 and $315, respectively.

Contractual Obligations

The Company had contractual obligations as of June 30, 2014, payable or maturing in the following fiscal years:

	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt maturities including interest payments (See Note 8)	$668	$359	$54	$442	$30	$993	$2,546
Notes and loans payable (See Note 8)	143	—	—	—	—	—	143
Purchase obligations(1)	246	87	65	51	33	7	489
Operating leases (See Note 15)	47	45	41	37	32	127	329
Payments related to nonqualified postretirement plans(2)	17	17	19	19	16	72	160
Venture Agreement terminal obligation
(See Note 10)	—	—	—	—	—	290	290
Total	$1,121	$508	$179	$549	$111	$1,489	$3,957

(1)	Purchase obligations are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. For purchase obligations subject to variable price and/or quantity provisions, an estimate of the price and/or quantity has been made. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts. Approximately 17% of the Company’s purchase obligations relate to service contracts for information technology that have been outsourced. The raw material contracts included above are entered into during the regular course of business based on expectations of future purchases. Many of these raw material contracts are flexible to allow for changes in the Company’s business and related requirements. If such changes were to occur, the Company believes its exposure could differ from the amounts listed above. Any amounts reflected in the consolidated balance sheets as accounts payable and accrued liabilities are excluded from the table above.
(2)	Represents expected payments through 2024. Based on the accounting rules for retirement and postretirement benefit plans, the liabilities reflected in the Company’s consolidated balance sheets differ from these expected future payments (see Note 18 of the Notes to Consolidated Financial Statements).

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As of June 30, 2014, the liability recorded for uncertain tax positions, excluding associated interest and penalties, was approximately $71. In the twelve months succeeding June 30, 2014, it is reasonably possible that up to $30 of other unrecognized tax benefits may be recognized. Since the ultimate amount and timing of further cash settlements cannot be predicted due to the high degree of uncertainty, liabilities for uncertain tax positions are excluded from the contractual obligations table (see Note 17 of the Notes to Consolidated Financial Statements).

Off-Balance Sheet Arrangements

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned guarantees as of June 30, 2014 and 2013.

As of June 30, 2014, the Company was a party to letters of credit of $12, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

CONTINGENCIES

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $14 and $13 as of June 30, 2014 and 2013, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2014 and 2013. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by two Brazilian companies and one Uruguayan company (collectively, Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami, Florida, filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008, a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2014, was approximately $39.

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Appendix A

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $33. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil. In the first stage of the appellate process, in December 2013, the appellate court declined to admit the Company’s appeals to the highest courts. The Company then appealed directly to the highest courts and in May 2014, the Supreme Court of Justice agreed to consider the Company’s appeal. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company appealed this decision, and the lower court decision was overturned by the appellate court in April 2014. Petroplus has appealed this decision to Brazil’s highest court.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending. Additionally, in November 2013, the Clorox Subsidiaries initiated a new ICC arbitration seeking damages against Petroplus.

The Company is subject to various lawsuits, claims and other loss contingencies relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a multinational company, the Company is exposed to the impact of foreign currency fluctuations, changes in commodity prices, interest-rate risk and other types of market risk.

In the normal course of business, where available at a reasonable cost, the Company manages its exposure to market risk using contractual agreements and a variety of derivative instruments. The Company’s objective in managing its exposure to market risk is to limit the impact of fluctuations on earnings and cash flow through the use of swaps, forward purchases and futures contracts. Derivative contracts are entered into for non-trading purposes with major credit-worthy institutions, thereby decreasing the risk of credit loss.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

Sensitivity Analysis for Derivative Contracts

For fiscal years 2014 and 2013, the Company’s exposure to market risk was estimated using sensitivity analyses, which illustrate the change in the fair value of a derivative financial instrument assuming hypothetical changes in foreign exchange rates, commodity prices or interest rates. The results of the sensitivity analyses for foreign currency derivative contracts, commodity derivative contracts and interest rate contracts are summarized below. Actual changes in foreign exchange rates, commodity prices or interest rates may differ from the hypothetical changes, and any changes in the fair value of the contracts, real or hypothetical, would be partly to fully offset by an inverse change in the value of the underlying hedged items.

The changes in the fair value of derivatives are recorded as either assets or liabilities in the consolidated balance sheets with an offset to net earnings or other comprehensive income, depending on whether or not, for accounting purposes, the derivative is designated and qualified as a cash flow hedge. During the fiscal years ended June 30, 2014, 2013

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and 2012, the Company had no hedging instruments designated as fair value hedges. In the event the Company has contracts not designated as hedges for accounting purposes, the Company recognizes the changes in the fair value of these contracts in other expense (income), net.

Foreign Currency Risk

The Company seeks to minimize the impact of certain foreign currency fluctuations by hedging transactional exposures with foreign currency forward contracts. As of June 30, 2014 and 2013, the Company’s foreign currency transactional exposures pertaining to derivative contracts existed with the Canadian, Australian and New Zealand dollars. Based on a hypothetical decrease of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2014, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease by $10. Based on a hypothetical increase of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2014, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would increase by $8. Based on a hypothetical decrease or increase of 10% in the value of the U.S. dollar against the Canadian, Australian and New Zealand dollars as of June 30, 2013, the estimated fair value of the Company’s then-existing foreign currency derivative contracts would decrease or increase by $4, with the corresponding impact included in accumulated other comprehensive net losses or other expense (income), net, as appropriate.

Commodity Price Risk

The Company is exposed to changes in the price of commodities used as raw materials in the manufacturing of its products. The Company uses various strategies to manage cost exposures on certain raw material purchases with the objective of obtaining more predictable costs for these commodities, including long-term commodity purchase contracts and commodity derivative contracts, where available at a reasonable cost. During fiscal years 2014 and 2013, the Company’s raw materials exposures pertaining to derivative contracts existed with jet fuel, soybean oil and crude oil. Based on a hypothetical decrease or increase of 10% in these commodity prices as of June 30, 2014, and June 30, 2013, the estimated fair value of the Company’s then-existing commodity derivative contracts would decrease or increase by $4 and $5, respectively, with the corresponding impact included in accumulated other comprehensive net losses.

Interest Rate Risk

The Company is exposed to interest rate volatility with regard to existing and anticipated future issuances of debt. Primary exposures related to existing debt include movements in U.S. commercial paper rates. Weighted average interest rates for commercial paper have been less than 1% during fiscal years 2014 and 2013. Assuming average variable rate debt levels during fiscal years 2014 and 2013, a 100 basis point increase in interest rates would increase interest expense from commercial paper by approximately $3 and $2, respectively. Assuming average variable rate debt levels in fiscal years 2014 and 2013, a decrease in interest rates to zero percent would decrease interest expense from commercial paper by $1 in both fiscal years.

The Company is also exposed to interest rate volatility with regard to anticipated future issuances of debt. Primary exposures include movements in U.S. Treasury rates. The Company used interest rate forward contracts to reduce interest rate volatility on fixed rate long-term debt during fiscal year 2014 and 2013. Based on a hypothetical decrease or increase of 100 basis points on the underlying U.S. Treasury rates as of June 30, 2014, the estimated fair value of the Company’s then-existing interest rate derivative contracts would have decreased or increased by $25, with the corresponding impact included in accumulated other comprehensive net losses. The Company had no outstanding interest rate forward contracts as of June 30, 2013.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards, which establishes a single, comprehensive revenue recognition model for all contracts with customers, and will supersede most current revenue recognition guidance. It requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be

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Appendix A

entitled in exchange for those goods or services. The amendments are effective for the Company beginning in the first quarter of fiscal year 2018. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of these requirements on its consolidated financial statements.

In April 2014, the FASB issued an update to current accounting standards, which will change the criteria for reporting discontinued operations. The amendments will also require new disclosures about discontinued operations and disposals of components of an entity that do not qualify for discontinued operations reporting. The amendments are effective for the Company for new disposals (or classifications as held for sale) of components of the Company, should they occur, beginning in the first quarter of fiscal year 2016. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The methods, estimates, and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results the Company reports in its consolidated financial statements. Specific areas requiring the application of management’s estimates and judgment include, among others, assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Accordingly, a different financial presentation could result depending on the judgments, estimates or assumptions that are used. The most critical accounting policies are those that are most important to the portrayal of the Company’s financial condition and results, and require the Company to make the most difficult and subjective judgments, often estimating the outcome of future events that are inherently uncertain. The Company’s most critical accounting policies are: revenue recognition; valuation of intangible assets and property, plant and equipment; employee benefits, including estimates related to stock-based compensation; and income taxes. The Company’s critical accounting policies have been reviewed with the Audit Committee of the Board of Directors. A summary of the Company’s significant accounting policies is contained in Note 1 of the Notes to Consolidated Financial Statements.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for trade promotions and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers. Programs include shelf-price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Costs related to these programs are recorded as a reduction of sales. The Company’s estimated costs of trade promotions incorporate historical sales and spending trends by customer and category. The determination of these estimated costs requires judgment and may change in the future as a result of changes in customer promotion participation, particularly for new programs and for programs related to the introduction of new products. Final determination of the total cost of a promotion is dependent upon customers providing information about proof of performance and other information related to the promotional event. This process of analyzing and settling trade-promotion programs with customers could impact the Company’s results of operations and trade spending accruals depending on how actual results of the programs compare to original estimates. If the Company’s trade spending accrual estimates as of June 30, 2014, were to differ by 10%, the impact on net sales would be approximately $10.

Valuation of Intangible Assets and Property, Plant and Equipment

The Company tests its goodwill and other indefinite-lived intangible assets for impairment annually in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired.

Goodwill

Consistent with fiscal year 2013, the Company’s reporting units for goodwill impairment testing purposes are its domestic Strategic Business Units (SBUs), Canada, Latin America and Rest of World. These reporting units are components of the Company’s business that are either operating segments or one level below an operating segment and for which discrete financial information is available that is reviewed by the managers of the respective operating segments. No instances

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of impairment were identified during the fiscal year 2014 annual impairment review and all of the Company’s reporting units had fair values that significantly exceeded recorded values. However, future changes in the judgments, assumptions and estimates that are used in the impairment testing for goodwill and indefinite-lived intangible assets as described below could result in significantly different estimates of the fair values.

In its evaluation of goodwill impairment, the Company performs either an initial qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include maturity and stability of the reporting unit, magnitude of excess fair value over book value from past year’s impairment testing, other reporting unit operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of each reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill.

To determine the fair value of a reporting unit as part of its quantitative test, the Company uses a discounted cash flow (DCF) approach, as it believes that this approach is the most reliable indicator of the fair value of its businesses and the fair value of their future earnings and cash flows. Under this approach, the Company estimates the future cash flows of each reporting unit and discounts these cash flows at a rate of return that reflects their relative risk. The cash flows used in the DCF are consistent with the Company’s three-year long-range plan, which is presented to the Board and gives consideration to actual business trends experienced, and the broader business strategy for the long term. The other key estimates and factors used in the DCF include, but are not limited to, future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate. Changes in such estimates or the application of alternative assumptions could produce different results.

Trademarks and Other Indefinite-Lived Intangible Assets

For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment. When a quantitative test is performed, the estimated fair value of an asset is compared to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company uses an income approach, the relief-from-royalty method, to estimate the fair value of its trademarks and other intangible assets with indefinite lives. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. The determination of the fair values of trademarks and other intangible assets with indefinite lives requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Changes in such estimates or the application of alternative assumptions could produce different results.

There were no instances of impairment identified during fiscal years 2013 or 2012. However, as a result of the effective devaluation of the Venezuelan currency in the third quarter of fiscal year 2014, the Company assessed whether recorded values of intangible assets attributable to the Venezuela subsidiary and goodwill of the reporting unit, which included Venezuela, were impaired. As a result of its assessment, the Company identified indications of impairment and recorded noncash tax deductible impairment charges on trademark values totaling $4. The Company used the relief-from-royalty method to estimate the fair value of the trademarks. The impairment charge was reflected in other expense (income), net, in the International reportable segment. See “Venezuela” above for additional information. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, there were no additional indications of impairment of assets in Venezuela.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are reviewed for possible impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be recoverable. The Company’s impairment review requires significant management judgment, including estimating the future success of product lines, future sales volumes, revenue and expense growth rates, alternative uses for the assets and estimated proceeds from the disposal of the assets. The Company conducts quarterly reviews of idle and

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Appendix A

underutilized equipment, and reviews business plans for possible impairment indicators. Impairment occurs when the carrying amount of the asset (or asset group) exceeds its estimated future undiscounted cash flows and the impairment is viewed as other than temporary. When impairment is indicated, an impairment charge is recorded for the difference between the asset’s book value and its estimated fair value. Depending on the asset, estimated fair value may be determined either by use of a DCF model or by reference to estimated selling values of assets in similar condition. The use of different assumptions would increase or decrease the estimated fair value of assets and would increase or decrease any impairment measurement.

Employee Benefits

The Company’s critical accounting policies relate to its stock-based compensation and retirement income programs.

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options, performance units and restricted stock. The stock-based compensation expense and related income tax benefit recognized in the consolidated statement of earnings in fiscal year 2014 were $36 and $13, respectively. As of June 30, 2014, there was $37 of unrecognized compensation costs related to non-vested stock options, restricted stock and performance unit awards, which is expected to be recognized over a weighted average remaining vesting period of one year. The Company estimates the fair value of each stock option award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change. During fiscal year 2014, adjustments related to forfeitures totaled $2.

The use of different assumptions in the Black-Scholes valuation model could lead to a different estimate of the fair value of each stock option. The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. If the Company’s assumption for the volatility rate increased by one percentage point, the fair value of options granted in fiscal year 2014 would have increased by $1. The expected life of the stock options is based on observed historical exercise patterns. If the Company’s assumption for the expected life increased by one year, the fair value of options granted in fiscal year 2014 would have increased by $1.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Retirement Income Plans

The determination of net periodic pension cost is based on actuarial assumptions including a discount rate to reflect the time value of money, the long-term rate of return on plan assets, employee compensation rates and demographic assumptions to determine the probability and timing of benefit payments. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation. The long-term rate of return on plan assets assumption is based on historical returns for similar classes of assets for each asset class and the current asset allocation. The rate is a summation of the estimated return of each asset class weighted by each class’ proportion to the total plan assets. The actual net periodic pension cost could differ from the expected results because actuarial assumptions and estimates are used. In the calculation of pension expense related to domestic plans for 2014, the Company used a beginning-of-year discount rate assumption of 4.4% and a long-term rate of return on plan assets

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THE CLOROX COMPANY - 2014 Proxy Statement	A-21

assumption of 6.7%. The use of a different discount rate or long-term rate of return on domestic plan assets can significantly impact pension expense. For example, as of June 30, 2014, a decrease of 100 basis points in the discount rate would increase pension liability by approximately $55, and decrease fiscal year 2014 pension expense by less than $1. A 100 basis point decrease in the long-term rate of return on plan assets would increase fiscal year 2014 pension expense by $3. At the end of fiscal year 2014, the long-term rate of return is assumed to be 5.3% for the domestic plan assets. This change is a result of the change in the plan’s target investment allocation. The Company also has defined benefit pension plans for eligible international employees, including Canadian and Australian employees, and different assumptions are used in the determination of pension expense for those plans, as appropriate. Refer to Note 18 of the Notes to Consolidated Financial Statements for further discussion of pension and other retirement plan obligations.

Income Taxes

The Company’s effective tax rate is based on income by tax jurisdiction, statutory tax rates and tax planning opportunities available to the Company in the various jurisdictions in which the Company operates. Significant judgment is required in determining the Company’s effective tax rate and in evaluating its tax positions.

The Company maintains valuation allowances where it is likely that all or a portion of a deferred tax asset will not be realized. Changes in valuation allowances from period to period are included in the Company’s income tax provision in the period of change. In determining whether a valuation allowance is warranted, the Company takes into account such factors as prior earnings history, expected future earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of a deferred tax asset, statutory carry-back and carry-forward periods and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. Valuation allowances maintained by the Company relate mostly to deferred tax assets arising from the Company’s currently anticipated inability to use net operating losses in certain foreign countries.

In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

United States income taxes and foreign withholding taxes are not provided when foreign earnings are indefinitely reinvested. The Company determines whether its foreign subsidiaries will invest their undistributed earnings indefinitely and reassesses this determination on a periodic basis. A change to the Company’s determination may be warranted based on the Company’s experience as well as plans regarding future international operations and expected remittances. Changes in the Company’s determination would likely require an adjustment to the income tax provision in the quarter in which the determination is made.

SUMMARY OF NON-GAAP FINANCIAL MEASURES

The non-GAAP financial measures included in this MD&A and Exhibit 99.3 and the reasons management believes they are useful to investors are described below. These measures should be considered supplemental in nature and are not intended to be a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these measures may not be the same as similarly named measures presented by other companies.

Free cash flow is calculated as net cash provided by continuing operations less capital expenditures. The Company’s management uses this measure and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. Refer to “Free cash flow” and “Free cash flow as a percentage of net sales” above for a reconciliation of these non-GAAP measures.

A-22       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

EBIT represents earnings from continuing operations before income taxes, interest income and interest expense. EBIT margin is the ratio of EBIT to net sales. Currency-neutral net sales growth represents U.S. GAAP net sales growth excluding the impact of foreign currency exchange rates. The Company’s management believes these measures provide useful additional information to investors about trends in the Company’s core business operations. The following table presents the currency-neutral net sales growth reconciliation for fiscal year 2014:

2014
Net sales growth – GAAP	(0.6)%
Less: foreign exchange impact	(2.4)
Non-GAAP net sales growth (currency-neutral)	1.8%

Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash restructuring-related and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate and less a charge equal to average capital employed multiplied by the weighted-average cost of capital. EP is a key financial metric the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining management’s incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit. Refer to Exhibit 99.3 for a reconciliation of EP to earnings from continuing operations before income taxes.

CAUTIONARY STATEMENT

This Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (this Report), including the exhibits hereto and the information incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed below, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed below. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Report, as updated from time to time in the Company’s Securities and Exchange Commission filings. These factors include, but are not limited to:

  risks related to international operations, including political instability; government-imposed price controls or other regulations; foreign currency exchange rate controls, including periodic changes in such controls, fluctuations and devaluations; labor unrest and inflationary pressures, particularly in Venezuela, as well as Argentina and other challenging markets;
  risks related to the possibility of nationalization, expropriation of assets or other government action in foreign jurisdictions, particularly in Venezuela and Argentina;
  intense competition in the Company’s markets;
  worldwide, regional and local economic conditions and financial market volatility;
  volatility and increases in commodity costs such as resin, sodium hypochlorite and agricultural commodities, and increases in energy, transportation or other costs;
  the ability of the Company to drive sales growth, increase price and market share, grow its product categories and achieve favorable product and geographic mix;
  dependence on key customers and risks related to customer consolidation and ordering patterns;
  costs resulting from government regulations;
  the ability of the Company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity;
  supply disruptions and other risks inherent in reliance on a limited base of suppliers;
  the ability of the Company to implement and generate anticipated cost savings and efficiencies;
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THE CLOROX COMPANY - 2014 Proxy Statement	A-23

  the success of the Company’s business strategies;
  the impact of product liability claims and other legal proceedings, including in foreign jurisdictions and the Company’s litigation related to its discontinued operations in Brazil;
  the ability of the Company to develop and introduce commercially successful products;
  risks relating to acquisitions, new ventures and divestitures, and associated costs, including the potential for asset impairment charges, including intangible assets and goodwill;
  risks related to reliance on information technology systems, including potential security breaches, cyber attacks or privacy breaches that result in the unauthorized disclosure of consumer, customer, employee or Company information, or service interruptions;
  the Company’s ability to attract and retain key personnel;
  the Company’s ability to maintain its business reputation and the reputation of its brands;
  environmental matters, including costs associated with the remediation of past contamination and the handling and/or transportation of hazardous substances;
  the impact of natural disasters, terrorism and other events beyond the Company’s control;
  the Company’s ability to maximize, assert and defend its intellectual property rights;
  any infringement or claimed infringement by the Company of third-party intellectual property rights;
  the effect of the Company’s indebtedness and credit rating on its operations and financial results;
  the Company’s ability to maintain an effective system of internal controls;
  uncertainties relating to tax positions, tax disputes and changes in the Company’s tax rate;
  the accuracy of the Company’s estimates and assumptions on which its financial statement projections are based;
  the Company’s ability to pay and declare dividends or repurchase its stock in the future; and
  the impacts of potential stockholder activism.

The Company’s forward-looking statements in this Report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of its Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external reporting in accordance with accounting principles generally accepted in the United States of America. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Management evaluated the effectiveness of the Company’s internal control over financial reporting using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework published in 1992. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting at June 30, 2014, and concluded that it is effective.

The Company’s independent registered public accounting firm, Ernst & Young LLP, has audited the effectiveness of the Company’s internal control over financial reporting as of June 30, 2014.

A-24       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited the accompanying consolidated balance sheets of The Clorox Company as of June 30, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2014. Our audits also included the financial statement schedule in Exhibit 99.2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Clorox Company at June 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), The Clorox Company’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated August 25, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 25, 2014

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THE CLOROX COMPANY - 2014 Proxy Statement	A-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of The Clorox Company

We have audited The Clorox Company’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). The Clorox Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, The Clorox Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2014, based on the COSO criteria (1992 framework).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The Clorox Company as of June 30, 2014 and 2013, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2014 of The Clorox Company and our report dated August 25, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, CA
August 25, 2014

A-26       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF EARNINGS
The Clorox Company

Years ended June 30 Dollars in millions, except per share amounts	2014	2013	2012
Net sales	$5,591	$5,623	$5,468
Cost of products sold	3,231	3,211	3,164
Gross profit	2,360	2,412	2,304

Selling and administrative expenses	765	807	798
Advertising costs	504	500	482
Research and development costs	125	130	121
Interest expense	103	122	125
Other expense (income), net	2	—	(13)
Earnings from continuing operations before income taxes	861	853	791
Income taxes on continuing operations	299	279	248
Earnings from continuing operations	562	574	543
Losses from discontinued operations, net of tax	(4)	(2)	(2)
Net earnings	$558	$572	$541

Net earnings (losses) per share
Basic
Continuing operations	$4.34	$4.38	$4.15
Discontinued operations	(0.03)	(0.01)	(0.01)
Basic net earnings per share	$4.31	$4.37	$4.14

Diluted
Continuing operations	$4.26	$4.31	$4.10
Discontinued operations	(0.03)	(0.01)	(0.01)
Diluted net earnings per share	$4.23	$4.30	$4.09
Weighted average shares outstanding (in thousands)
Basic	129,558	131,075	130,852
Diluted	131,742	132,969	132,310

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2014 Proxy Statement	A-27

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
The Clorox Company

Years ended June 30 Dollars in millions	2014	2013	2012
Net earnings	$558	$572	$541
Other comprehensive (losses) income:
Foreign currency translation adjustments, net of tax expense of $11, benefit of $5 and benefit
of $1, respectively	(37)	(11)	(41)
Net unrealized (losses) gains on derivatives, net of tax benefit of $6, expense of $1 and benefit of $4,
respectively	(9)	3	(37)
Pension and postretirement benefit adjustments, net of tax benefit of $4, expense of $22 and benefit
of $37, respectively	(4)	37	(68)
Total other comprehensive (losses) income, net of tax	(50)	29	(146)
Comprehensive income	$508	$601	$395

See Notes to Consolidated Financial Statements

A-28       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

CONSOLIDATED BALANCE SHEETS
The Clorox Company

As of June 30 Dollars in millions, except per share amounts	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$329	$299
Receivables, net	546	580
Inventories, net	386	394
Other current assets	134	147
Total current assets	1,395	1,420
Property, plant and equipment, net	977	1,021
Goodwill	1,101	1,105
Trademarks, net	547	553
Other intangible assets, net	64	74
Other assets	174	138
Total assets	$4,258	$4,311

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$143	$202
Current maturities of long-term debt	575	—
Accounts payable	440	413
Accrued liabilities	472	490
Income taxes payable	8	29
Total current liabilities	1,638	1,134
Long-term debt	1,595	2,170
Other liabilities	768	742
Deferred income taxes	103	119
Total liabilities	4,104	4,165
Commitments and contingencies

Stockholders’ equity
Preferred stock: $1.00 par value; 5,000,000 shares authorized; none
issued or outstanding	—	—
Common stock: $1.00 par value; 750,000,000 shares authorized; 158,741,461 shares issued at June 30, 2014 and 2013; and 128,796,228 and 130,366,911
shares outstanding at June 30, 2014 and 2013, respectively	159	159
Additional paid-in capital	709	661
Retained earnings	1,739	1,561
Treasury shares, at cost: 29,945,233 and 28,374,550 shares
at June 30, 2014 and 2013, respectively	(2,036)	(1,868)
Accumulated other comprehensive net loss	(417)	(367)
Stockholders’ equity	154	146
Total liabilities and stockholders’ equity	$4,258	$4,311

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2014 Proxy Statement	A-29

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
The Clorox Company

	Common Stock				Treasury Shares
Dollars in millions	Shares (000)	Amount	Additional Paid-in Capital	Retained Earnings	Shares (000)	Amount	Accumulated Other Comprehensive Net (Losses) Income	Total
Balance at June 30, 2011	158,741	$159	$632	$1,143	(27,675)	$(1,770)	$(250)	$(86)
Net earnings				541				541
Other comprehensive income							(146)	(146)
Accrued dividends				(320)				(320)
Stock-based compensation			27					27
Other employee stock plan activities			(26)	(14)	1,915	114		74
Treasury stock purchased					(3,419)	(225)		(225)
Balance at June 30, 2012	158,741	159	633	1,350	(29,179)	(1,881)	(396)	(135)
Net earnings				572				572
Other comprehensive loss							29	29
Accrued dividends				(348)				(348)
Stock-based compensation			35					35
Other employee stock plan activities			(7)	(13)	2,304	141		121
Treasury stock purchased					(1,500)	(128)		(128)
Balance at June 30, 2013	158,741	159	661	1,561	(28,375)	(1,868)	(367)	146
Net earnings				558				558
Other comprehensive income							(50)	(50)
Accrued dividends				(374)				(374)
Stock-based compensation			36					36
Other employee stock plan activities			12	(6)	1,476	92		98
Treasury stock purchased					(3,046)	(260)		(260)
Balance at June 30, 2014	158,741	$159	$709	$1,739	(29,945)	$(2,036)	$(417)	$154

See Notes to Consolidated Financial Statements

A-30       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

CONSOLIDATED STATEMENTS OF CASH FLOWS
The Clorox Company

Years ended June 30 Dollars in millions	2014	2013	2012
Operating activities:
Net earnings	$558	$572	$541
Deduct: Losses from discontinued operations, net of tax	(4)	(2)	(2)
Earnings from continuing operations	562	574	543
Adjustments to reconcile earnings from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	180	182	178
Stock-based compensation	36	35	27
Deferred income taxes	(10)	(11)	(12)
Funding of nonqualified deferred compensation plans	(26)	—	—
Other	36	20	(36)
Changes in:
Receivables, net	24	(8)	(52)
Inventories, net	1	(11)	1
Other current assets	6	11	(3)
Accounts payable and accrued liabilities	(17)	(30)	10
Income taxes payable	(21)	15	(36)
Net cash provided by continuing operations	771	777	620
Net cash used for discontinued operations	(4)	(2)	(8)
Net cash provided by operations	767	775	612

Investing activities:
Capital expenditures	(138)	(194)	(192)
Proceeds from sale-leasebacks, net of transaction costs	—	135	—
Businesses acquired, net of cash acquired	—	—	(93)
Other	—	4	8
Net cash used for investing activities	(138)	(55)	(277)

Financing activities:
Notes and loans payable, net	(60)	(98)	(164)
Long-term debt borrowings, net of issuance costs	—	593	297
Long-term debt repayments	—	(850)	—
Treasury stock purchased	(260)	(128)	(225)
Cash dividends paid	(368)	(335)	(315)
Issuance of common stock for employee stock plans and other	96	133	86
Net cash used for financing activities	(592)	(685)	(321)
Effect of exchange rate changes on cash and cash equivalents	(7)	(3)	(6)
Net increase in cash and cash equivalents	30	32	8
Cash and cash equivalents:
Beginning of year	299	267	259
End of year	$329	$299	$267

Supplemental cash flow information:
Interest paid	$76	$129	$123
Income taxes paid, net of refunds	312	263	292
Noncash financing activities:
Cash dividends declared and accrued, but not paid	95	93	85

See Notes to Consolidated Financial Statements

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THE CLOROX COMPANY - 2014 Proxy Statement	A-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Clorox Company
(Dollars in millions, except per share amounts)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation

The Company is principally engaged in the production, marketing and sales of consumer products through mass retail outlets, e-commerce channels, distributors and medical supply providers. The consolidated financial statements include the statements of the Company and its wholly owned and controlled subsidiaries. All significant intercompany transactions and accounts were eliminated in consolidation. Certain prior year reclassifications were made in the consolidated financial statements and related notes to the consolidated financial statements to conform to the current year presentation.

Use of Estimates

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect reported amounts and related disclosures. Specific areas requiring the application of management’s estimates and judgments include assumptions pertaining to accruals for consumer and trade-promotion programs, stock-based compensation costs, pension and post-employment benefit costs, future cash flows associated with impairment testing of goodwill and other long-lived assets, the credit worthiness of customers, uncertain tax positions, tax valuation allowances and legal, environmental and insurance matters. Actual results could materially differ from estimates and assumptions made.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued an update to current accounting standards, which establishes a single, comprehensive revenue recognition model for all contracts with customers, and will supersede most current revenue recognition guidance. It requires entities to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments are effective for the Company beginning in the first quarter of fiscal year 2018. Early adoption is not permitted. The Company is currently in the process of evaluating the impact of the adoption of these requirements on its consolidated financial statements.

In April 2014, the FASB issued an update to current accounting standards, which will change the criteria for reporting discontinued operations. The amendments will also require new disclosures about discontinued operations and disposals of components of an entity that do not qualify for discontinued operations reporting. The amendments are effective for the Company for new disposals (or classifications as held for sale) of components of the Company, should they occur, beginning in the first quarter of fiscal year 2016. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid instruments, time deposits and money market funds with an initial maturity at purchase of three months or less. The fair value of cash and cash equivalents approximates the carrying amount.

The Company’s cash position includes amounts held by foreign subsidiaries and, as a result, the repatriation of certain cash balances from some of the Company’s foreign subsidiaries could result in additional tax costs. However, these cash balances are generally available without legal restriction to fund local business operations. In addition, a portion of the Company’s cash balance is held in U.S. dollars by foreign subsidiaries, whose functional currency is their local currency.

A-32       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Such U.S. dollar balances are reported on the foreign subsidiaries’ books, in their functional currency, with the impact from foreign currency exchange rate differences recorded in other expense (income), net. The Company’s cash holdings were as follows as of June 30:

	2014	2013
U.S. dollar balances held by U.S. dollar functional currency subsidiaries and at parent	$180	$130
Non-U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	132	115
U.S. dollar balances held by non-U.S. dollar functional currency subsidiaries	12	36
Non-U.S. dollar balances held by U.S. dollar functional currency subsidiaries	5	18
Total	$329	$299

Inventories

Inventories are stated at the lower of cost or market. When necessary, the Company provides allowances to adjust the carrying value of its inventory to the lower of cost or market, including any costs to sell or dispose. Appropriate consideration is given to obsolescence, excessive inventory levels, product deterioration and other factors in evaluating net realizable value for the purposes of determining the lower of cost or market.

Property, Plant and Equipment and Finite-Lived Intangible Assets

Property, plant and equipment and finite-lived intangible assets are stated at cost. Depreciation and amortization expense are calculated by the straight-line method using the estimated useful lives or lives determined by lease contracts of the related assets. The table below provides estimated useful lives of property, plant and equipment by asset classification.

Estimated Useful Lives
Buildings and leasehold improvements	10 - 40 years
Land improvements	10 - 30 years
Machinery and equipment	3 - 15 years
Computer equipment	3 - 5 years
Capitalized software costs	3 - 7 years

Property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances occur that indicate that the carrying amount of an asset (or asset group) may not be fully recoverable. The risk of impairment is initially assessed based on an estimate of the undiscounted cash flows at the lowest level for which identifiable cash flows exist. Impairment occurs when the book value of the asset exceeds the estimated future undiscounted cash flows generated by the asset and the impairment is viewed as other than temporary. When an impairment is indicated, an impairment charge is recorded for the difference between the book value of the asset and its estimated fair market value. Depending on the asset, estimated fair market value may be determined either by use of a discounted cash flow model or by reference to estimated selling values of assets in similar condition.

Capitalization of Software Costs

The Company capitalizes certain significant costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees during the application development stage. Costs incurred prior to the application development stage, costs incurred once the application is substantially complete and ready for its intended use and other costs not qualifying for capitalization, including training and maintenance costs, are charged to expense. Capitalized software amortization expense was $22, $21 and $18, in fiscal years 2014, 2013 and 2012, respectively.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-33

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment Review of Goodwill and Indefinite-Lived Intangible Assets

The Company tests its goodwill, trademarks with indefinite lives and other indefinite-lived intangible assets annually for impairment in the fiscal fourth quarter unless there are indications during a different interim period that these assets may have become impaired. With respect to goodwill, the Company performs either a qualitative or quantitative evaluation for each of its reporting units. Factors considered in the qualitative test include maturity and stability of the reporting unit, magnitude of excess fair value over book value from past year’s impairment testing, other reporting unit specific operating results as well as new events and circumstances impacting the operations at the reporting unit level. If the result of a qualitative test indicates a potential for impairment of a reporting unit, a quantitative test is performed. The quantitative test is a two-step process. In the first step, the Company compares the estimated fair value of the reporting unit to its carrying value. If the estimated fair value of any reporting unit is less than its carrying value, the Company performs a second step to determine the implied fair value of the reporting unit’s goodwill. If the carrying amount of a reporting unit’s goodwill exceeds its implied fair value, an impairment charge is recorded for the difference between the carrying amount and the implied fair value of the reporting unit’s goodwill. For trademarks and other intangible assets with indefinite lives, the Company performs a quantitative analysis to test for impairment and compares the estimated fair value of an asset to its carrying amount. If the carrying amount of such asset exceeds its estimated fair value, an impairment charge is recorded for the difference between the carrying amount and the estimated fair value. The Company’s estimates of fair value are based primarily on a discounted cash flow or income approach that requires significant management judgment with respect to future sales volumes, revenue and expense growth rates, changes in working capital, foreign exchange rates, currency devaluation, inflation and a perpetuity growth rate.

Stock-based Compensation

The Company grants various nonqualified stock-based compensation awards to eligible employees, including stock options and performance units.

For stock options, the Company estimates the fair value of each award on the date of grant using the Black-Scholes valuation model, which requires management to make estimates regarding expected option life, stock price volatility and other assumptions. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for each employee grouping. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures. Changes to the actual and estimated forfeitures will result in a cumulative catch-up adjustment in the period of change. Compensation expense is recorded by amortizing the grant date fair values on a straight-line basis over the vesting period, adjusted for estimated forfeitures.

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves specified performance targets. The performance period is three years and the payout determination is made at the end of the three-year performance period. The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects estimated forfeiture rates and the initial assumption that performance goals will be achieved. Compensation expense is adjusted based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, previously recognized compensation expense is trued up in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of target.

Cash flows resulting from tax deductions in excess of the cumulative compensation cost recognized for stock-based payment arrangements (excess tax benefits) are classified as financing cash inflows.

Employee Benefits

The Company accounts for its defined benefit retirement income and retirement health care plans using actuarial methods. These methods use an attribution approach that generally spreads “plan events” over the service lives or expected lifetime (for frozen plans) of plan participants. Examples of plan events are plan amendments and changes

A-34       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in actuarial assumptions such as the expected return on plan assets, discount rate, rate of compensation increase and certain employee-related factors, such as retirement age and mortality. The principle underlying the attribution approach is that employees render service over their employment period on a relatively “smooth” basis and, therefore, the statement of earnings effects of retirement income and retirement health care plans are recognized in the same pattern.

One of the principal assumptions used in the net periodic benefit cost calculation is the expected return on plan assets. The required use of an expected return on plan assets may result in recognized pension expense or income that differs from the actual returns of those plan assets in any given year. Over time, however, the goal is for the expected long-term returns to approximate the actual returns and, therefore, the expectation is that the pattern of income and expense recognition should closely match the pattern of the services provided by the participants. The Company uses a market-related value method for calculating plan assets for purposes of determining the amortization of actuarial gains and losses. This method employs an asset smoothing approach. The differences between actual and expected returns are recognized in the net periodic benefit cost calculation over the average remaining service period or expected lifetime (for frozen plans) of the plan participants using the corridor approach. Under this approach, only actuarial gains (losses) that exceed 5% of the greater of the projected benefit obligation or the market-related value of assets are amortized to pension expense by the Company. In developing its expected return on plan assets, the Company considers the long-term actual returns relative to the mix of investments that comprise its plan assets and also develops estimates of future investment returns by considering external sources.

The Company recognizes an actuarial-based obligation at the onset of disability for certain benefits provided to individuals after employment, but before retirement, that include medical, dental, vision, life and other benefits.

Environmental Costs

The Company is involved in certain environmental remediation and ongoing compliance activities. Accruals for environmental matters are recorded on a site-by-site basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company’s accruals reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. The aggregate accrual for environmental matters is included in other liabilities in the Company’s consolidated balance sheets on an undiscounted basis due to uncertainty regarding the timing of future payments.

Revenue Recognition

Sales are recognized as revenue when the risk of loss and title pass to the customer and when all of the following have occurred: a firm sales arrangement exists, pricing is fixed or determinable and collection is reasonably assured. Sales are recorded net of allowances for returns, trade promotions, coupons and other discounts. The Company routinely commits to one-time or ongoing trade-promotion programs with customers and consumer coupon programs that require the Company to estimate and accrue the expected costs of such programs. Programs include shelf price reductions, end-of-aisle or in-store displays of the Company’s products and graphics and other trade-promotion activities conducted by the customer. Coupons are recognized as a liability when distributed based upon expected consumer redemptions. The Company maintains liabilities related to these programs for the estimated expenses incurred, but not paid, at the end of each period. Trade-promotion and coupon redemption costs are recorded as a reduction of sales. The Company provides an allowance for doubtful accounts based on its historical experience and ongoing assessment of its customers’ credit risk. Receivables were presented net of an allowance for doubtful accounts of $3 and $5 as of June 30, 2014 and 2013, respectively. The Company’s provision for doubtful accounts was $0, $0 and $3 in fiscal years 2014, 2013 and 2012, respectively.

Receivables, net, included non-customer receivables of $15 and $13 as of June 30, 2014 and 2013, respectively.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-35

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of Products Sold

Cost of products sold represents the costs directly related to the manufacture and distribution of the Company’s products and primarily includes raw materials, packaging, contract packer fees, shipping and handling, warehousing, package design, depreciation, amortization, direct and indirect labor and operating costs for the Company’s manufacturing and distribution facilities including salary, benefit costs and incentive compensation, and royalties and amortization related to the Company’s Glad Venture Agreement (see Note 10 – Other Liabilities).

Costs associated with developing and designing new packaging are expensed as incurred and include design, artwork, films and labeling. Expenses for fiscal years ended June 30, 2014, 2013 and 2012 were $12, $10 and $10, respectively, all of which were reflected in cost of products sold in the consolidated statements of earnings.

Selling and Administrative Expenses

Selling and administrative expenses represent costs incurred by the Company in generating revenues and managing the business and include market research, commissions and certain administrative expenses. Administrative expenses include salary, benefits, incentive compensation, professional fees and services, software and licensing fees and other operating costs associated with the Company’s non-manufacturing, non-research and development staff, facilities and equipment.

Advertising and Research and Development Costs

The Company expenses advertising and research and development costs in the period incurred.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases. Management reviews the Company’s deferred tax assets to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company’s tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions do not meet certain recognition thresholds or measurement standards. Amounts for uncertain tax positions are adjusted in quarters when new information becomes available or when positions are effectively settled.

U.S. income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for U.S. income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for U.S. income taxes and foreign withholding taxes attributable to the anticipated remittance.

Foreign Currency Transactions and Translation

Local currencies are the functional currencies for substantially all of the Company’s foreign operations. When the transactional currency is different than the functional currency, transaction gains and losses are included as a component of other expense (income), net. In addition, certain assets and liabilities denominated in currencies different than a foreign subsidiary’s functional currency are reported on the subsidiary’s books in its functional currency, with the impact from exchange rate differences recorded in other expense (income), net. Except for Venezuela as discussed below, assets and liabilities of foreign operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, while income and expenses are translated at the average monthly exchange rates during the year.

A-36       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gains and losses on foreign currency translations are reported as a component of other comprehensive income. Deferred taxes are not provided on cumulative translation adjustments where the Company expects earnings of a foreign subsidiary to be indefinitely reinvested. The income tax effect of currency translation adjustments related to foreign subsidiaries and joint ventures for which earnings are not considered indefinitely reinvested is recorded as a component of deferred taxes with an offset to other comprehensive income.

Due to a sustained inflationary environment, the financial statements of the Venezuela business are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, the Venezuela business’s non-U.S. dollar (non-USD) denominated monetary assets and liabilities are remeasured into U.S. dollars (USD) each reporting period with the resulting gains and losses reflected in other expense (income), net.

Derivative Instruments

The Company’s use of derivative instruments, principally swaps, futures and forward contracts, is limited to non-trading purposes and is designed to partially manage exposure to changes in commodity prices, interest rates and foreign currencies. The Company’s contracts are hedges for transactions with notional amounts and periods consistent with the related exposures and do not constitute investments independent of these exposures.

Most commodity, interest rate and foreign exchange derivative contracts are designated as cash flow hedges of certain forecasted raw material purchases, interest payments and finished goods inventory purchases, based on certain hedge criteria. The criteria used to determine if hedge accounting treatment is appropriate are: (a) whether the designation of the hedge is to an underlying exposure and (b) whether there is sufficient correlation between the value of the derivative instrument and the underlying obligation. The changes in the fair value of derivatives are recorded as either assets or liabilities in the balance sheet with an offset to net earnings or other comprehensive income depending on whether, for accounting purposes, the derivative is designated and qualifies as a hedge. The Company de-designates cash flow hedge relationships when it determines that the hedge relationships are no longer highly effective or that the forecasted transaction is no longer probable. Upon de-designation of a hedge, the portion of gains or losses on the derivative instrument that was previously accumulated in other comprehensive income remains in accumulated other comprehensive income until the forecasted transaction is recognized in net earnings, or is recognized in net earnings immediately if the forecasted transaction is no longer probable. From time to time, the Company may have contracts not designated as hedges for accounting purposes, for which it recognizes changes in the fair value in other expense (income), net. Cash flows from hedging activities are classified as operating activities in the consolidated statements of cash flows.

The Company uses different methodologies, when necessary, to estimate the fair value of its derivative contracts. The estimated fair values of the majority of the Company’s contracts are based on quoted market prices, traded exchange market prices, or broker price quotations, and represent the estimated amounts that the Company would pay or receive to terminate the contracts.

NOTE 2. BUSINESSES ACQUIRED

In December 2011, the Company acquired HealthLink, Aplicare, Inc. and Soy Vay Enterprises, Inc., including each business’ workforce, for purchase prices aggregating $97, funded through commercial paper borrowings. The cash paid of $93 represents the aggregate purchase prices less cash acquired. Results for HealthLink and Aplicare, Inc., providers of infection control products for the health care industry, are reflected in the Cleaning reportable segment. Results for Soy Vay Enterprises, Inc., a California-based operation that provides the Company a presence in the market for Asian sauces, are reflected in the Lifestyle reportable segment.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-37

NOTE 3. INVENTORIES, NET

Inventories, net, consisted of the following as of June 30:

	2014	2013
Finished goods	$321	$321
Raw materials and packaging	113	121
Work in process	2	3
LIFO allowances	(36)	(40)
Allowances for obsolescence	(14)	(11)
Total	$386	$394

The last-in, first-out (LIFO) method was used to value approximately 34% and 37% of inventories as of June 30, 2014 and 2013, respectively. The carrying values for all other inventories, including inventories of all international businesses, are determined on the first-in, first-out (FIFO) method. The effect on earnings of the liquidation of LIFO layers was a benefit of $2, $3 and $2 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

The Company had inventory consigned to others of $4 and $2 as of June 30, 2014 and 2013, respectively.

During fiscal years 2014, 2013 and 2012, the Company’s inventory obsolescence expense was $13, $12 and $13, respectively.

NOTE 4. OTHER CURRENT ASSETS

Other current assets consisted of the following as of June 30:

	2014	2013
Deferred tax assets	$81	$87
Prepaid expenses	42	41
Other	11	19
Total	$134	$147

As of June 30, 2014 and 2013, Other in the table above included $9 and $13 of restricted cash, respectively. As of June 30, 2014 and 2013, restricted cash of $5 and $10, respectively, was held by a foreign subsidiary as a prepayment received for intercompany services. Subsequent to June 30, 2014, this balance is no longer restricted as all services have been performed. Additionally, as of June 30, 2014 and 2013, the Company had restricted cash of $3 and $3, respectively, held in escrow related to fiscal year 2012 acquisitions.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT, NET

The components of property, plant and equipment, net, consisted of the following as of June 30:

	2014	2013
Machinery and equipment	$1,593	$1,590
Buildings	506	485
Capitalized software costs	374	362
Land and improvements	122	119
Construction in progress	79	96
Computer equipment	79	80
	2,753	2,732
Less: accumulated depreciation and amortization	(1,776)	(1,711)
Total	$977	$1,021

Depreciation and amortization expense related to property, plant and equipment, net, was $161, $162 and $158 in fiscal years 2014, 2013 and 2012, respectively.

A-38       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 6. GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill, trademarks and other intangible assets for the fiscal years ended June 30, 2014 and 2013, were as follows:

			Goodwill
	Cleaning	Lifestyle	Household	International	Total
Balance June 30, 2012	$323	$244	$85	$460	$1,112
Translation adjustments and other	—	—	—	(7)	(7)
Balance June 30, 2013	$323	$244	$85	$453	$1,105
Translation adjustments and other	—	—	—	(4)	(4)
Balance June 30, 2014	$323	$244	$85	$449	$1,101

	Trademarks			Other intangible assets
	Subject to amortization	Not subject to amortization	Total	Technology and product formulae	Other	Total
Balance June 30, 2012	$19	$537	$556	$23	$63	$86
Amortization	(3)	—	(3)	(9)	(6)	(15)
Translation adjustments and other	—	—	—	5	(2)	3
Balance June 30, 2013	$16	$537	$553	$19	$55	$74
Acquisitions and other additions	—	—	—	—	5	5
Amortization	(1)	—	(1)	(9)	(6)	(15)
Impairment	—	(4)	(4)	—	—	—
Translation adjustments and other	(1)	—	(1)	—	—	—
Balance June 30, 2014	$14	$533	$547	$10	$54	$64

Intangible assets subject to amortization were net of total accumulated amortization of $291 and $275 as of June 30, 2014 and 2013, respectively, of which $22 and $21, respectively, related to trademarks. Total accumulated amortization included $142 and $136 as of June 30, 2014 and 2013, respectively, related to intangible assets subject to amortization that were fully amortized, of which $13 and $13, respectively, related to trademarks. Estimated amortization expense for these intangible assets is $9, $5, $5, $4 and $3 for fiscal years 2015, 2016, 2017, 2018 and 2019, respectively.

In fiscal year 2014, the Company entered into an exclusivity agreement with a manufacturer. In connection with the agreement, the Company recorded an Other Intangible Asset valued at $4 that will be amortized over the 7-year term of the agreement. The agreement may be renewed for an additional 3 years at no cost upon mutual consent.

As a result of the effective devaluation of the Venezuelan currency in the third quarter of fiscal year 2014, the Company assessed whether recorded values of intangible assets attributable to the Venezuela subsidiary and goodwill of the reporting unit which included Venezuela were impaired. As a result of its assessment, the Company identified indications of impairment and recorded noncash tax deductible impairment charges on trademark values totaling $4. The Company used an income approach, the relief-from-royalty method, to estimate the fair value of the trademarks, and as such, the fair value measurement was classified as Level 3. The impairment charge was reflected in other expense (income), net, in the International reportable segment. For a further discussion on Venezuela intangible and other balances, refer to Note 19 – Segment Reporting.

During the fourth quarter of fiscal years 2014, 2013 and 2012, the Company completed its annual impairment tests of goodwill and indefinite-lived intangible assets and no instances of impairment were identified.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-39

NOTE 7. ACCRUED LIABILITIES

Accrued liabilities consisted of the following as of June 30:

	2014	2013
Trade and sales promotion	$113	$116
Compensation and employee benefit costs	102	152
Dividends	100	96
Interest	27	27
Insurance	18	20
Derivatives	17	3
Royalties	11	11
Other	84	65
Total	$472	$490

NOTE 8. DEBT

Notes and loans payable, which mature in less than one year, included the following as of June 30:

	2014	2013
Commercial paper	$141	$200
Foreign borrowings	2	2
Total	$143	$202

The weighted average interest rates incurred on average outstanding notes and loans payable during the fiscal years ended June 30, 2014, 2013 and 2012, including fees associated with the Company’s undrawn revolving credit facility, were 0.97%, 1.68% and 0.85%, respectively. The weighted average effective interest rates on commercial paper balances as of June 30, 2014 and 2013, were 0.28% and 0.31%, respectively. The carrying value of notes and loans payable as of June 30, 2014 and 2013, approximated their fair value due to their short maturity.

Long-term debt, carried at face value net of unamortized discounts or premiums, included the following as of June 30:

	2014	2013
Senior unsecured notes and debentures:
5.00%, $575 due January 2015	$575	$575
3.55%, $300 due November 2015	300	300
5.95%, $400 due October 2017	399	399
3.80%, $300 due November 2021	298	298
3.05%, $600 due September 2022	598	598
Total	2,170	2,170
Less: Current maturities of long-term debt	(575)	—
Long-term debt	$1,595	$2,170

The weighted average interest rates incurred on average outstanding long-term debt during the fiscal years ended June 30, 2014, 2013 and 2012, were 4.56%, 4.76% and 5.21%, respectively. The weighted average effective interest rate on long-term debt balances as of June 30, 2014 and 2013, was 4.56%.

In March 2013, $500 in senior notes with an annual fixed interest rate of 5.00% became due and were repaid. The repayment was funded in part with commercial paper borrowings and in part with a portion of the proceeds from the sale-leaseback transaction of the Company’s Oakland, Calif., general office building (Note 10 – Other Liabilities).

A-40      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 8. DEBT (Continued)

In October 2012, $350 in senior notes with an annual fixed interest rate of 5.45% became due and were repaid. The repayment was funded with a portion of the proceeds from the September 2012 issuance of $600 in senior notes with an annual fixed interest rate of 3.05%, payable semi-annually in March and September, and a maturity date of September 15, 2022. The remaining proceeds from the September 2012 issuance were used to repay commercial paper.

In November 2011, the Company issued $300 in senior notes with an annual fixed interest rate of 3.80%, payable semi-annually in May and November, and a maturity date of November 15, 2021. Proceeds from the notes were used to repay commercial paper.

The senior notes issued in September 2012 and November 2011 rank equally and ratably in right of payment with all of the Company’s existing and future senior unsecured indebtedness and senior to any future subordinated unsecured indebtedness. These notes were issued under the Company’s shelf registration statement filed in November 2011, which allows the Company to offer and sell an unlimited amount of its senior unsecured indebtedness from time to time and expires in November 2014.

As of June 30, 2014, the Company had interest rate forward contracts with a notional amount of $288 related to the anticipated refinancing of senior notes maturing in January 2015.

The Company’s borrowing capacity under other financing arrangements as of June 30 was as follows:

	2014	2013
Revolving credit facility	$1,100	$1,100
Foreign credit lines	31	32
Other credit lines	13	13
Total	$1,144	$1,145

As of June 30, 2014, the Company had a $1.1 billion revolving credit agreement, which expires in May 2017. There were no borrowings under the agreement, and the Company believes that borrowings under the revolving credit facility are and will continue to be available for general corporate purposes. The agreement includes certain restrictive covenants and limitations, with which the Company was in compliance as of June 30, 2014.

Of the $44 of foreign and other credit lines as of June 30, 2014, $5 was outstanding and the remainder of $39 was available for borrowing.

Long-term debt maturities as of June 30, 2014, are $575, $300, $0, $400, $0 and $900 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

NOTE 9. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Financial assets and liabilities carried at fair value in the consolidated balance sheets are required to be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.
Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions.

As of June 30, 2014, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were all classified as Level 2, and trust assets to fund certain of the Company’s nonqualified deferred compensation plans, which were classified as Level 1. As of June 30, 2013, the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period included derivative financial instruments, which were all classified as Level 2.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-41

NOTE 9. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Financial Risk Management and Derivative Instruments

The Company is exposed to certain commodity, interest rate and foreign currency risks related to its ongoing business operations and uses derivative instruments to mitigate its exposure to these risks.

Commodity Price Risk Management

The Company may use commodity exchange traded futures and over-the-counter swap contracts to fix the price of a portion of its forecasted raw material requirements. Contract maturities, which are generally no longer than 2 years, are matched to the length of the raw material purchase contracts. Commodity purchase contracts are measured at fair value using market quotations obtained from commodity derivative dealers.

As of June 30, 2014, the notional amount of commodity derivatives was $36, of which $19 related to jet fuel swaps and $17 related to soybean oil futures. As of June 30, 2013, the notional value of commodity derivatives was $51, of which $32 related to jet fuel swaps and $19 related to soybean oil futures.

Interest Rate Risk Management

The Company may enter into over-the-counter interest rate forward contracts to fix a portion of the benchmark interest rate prior to the anticipated issuance of fixed rate debt. These interest rate forward contracts generally have durations of less than twelve months. The interest rate contracts are measured at fair value using information quoted by U.S. government bond dealers. During fiscal years 2014 and 2013, the Company paid $0 and $4 to settle interest rate forward contracts, respectively, which were reflected in operating cash flows.

As of June 30, 2014 and 2013, the notional amount of interest rate forward contracts was $288 and $0, respectively. The interest rate forward contracts outstanding as of June 30, 2014, were related to the anticipated refinancing of senior notes maturing in January 2015.

Foreign Currency Risk Management

The Company may also enter into certain over-the-counter foreign currency-related derivative contracts to manage a portion of the Company’s foreign exchange risk associated with the purchase of inventory and certain intercompany transactions. These foreign currency contracts generally have durations of no longer than 20 months. The foreign exchange contracts are measured at fair value using information quoted by foreign exchange dealers.

The notional amount of outstanding foreign currency forward contracts used by the Company’s subsidiaries in Canada, Australia and New Zealand to hedge forecasted purchases of inventory were $54, $28 and $5, respectively, as of June 30, 2014, and $18, $22 and $4, respectively, as of June 30, 2013. There were no outstanding contracts to economically hedge foreign exchange risk associated with intercompany transactions as of June 30, 2014 and 2013, respectively.

Counterparty Risk Management

The Company utilizes a variety of financial institutions as counterparties for over-the counter derivative instruments. The Company enters into agreements governing the use of over-the-counter derivative instruments and sets internal limits on the aggregate over-the-counter derivative instrument positions held with each counterparty. Certain terms of these agreements require the Company or the counterparty to post collateral when the fair value of the derivative instruments exceeds contractually defined counterparty liability position limits. Of the $17 and $3 of the derivative instruments reflected in accrued liabilities as of June 30, 2014 and 2013, respectively, $11 and $3, respectively, contained such terms. As of both June 30, 2014 and 2013, neither the Company nor any counterparty was required to post any collateral.

A-42      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 9. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

Certain terms of the agreements governing the Company’s over-the-counter derivative instruments require the credit ratings, as assigned by Standard & Poor’s and Moody’s to the Company and its counterparties, to remain at a level equal to or better than the minimum of an investment grade credit rating. If the Company’s credit ratings were to fall below investment grade, the counterparties to the derivative instruments could request full collateralization on derivative instruments in net liability positions. As of both June 30, 2014 and 2013, the Company and each of its counterparties had been assigned investment grade ratings with both Standard & Poor’s and Moody’s.

Fair Value of Financial Instruments

Derivatives

The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as an accounting hedge and, if so, on the type of hedging relationship. For those derivative instruments designated and qualifying as hedging instruments, the Company must designate the hedging instrument as a fair value hedge or a cash flow hedge. The Company designates its commodity forward and future contracts for forecasted purchases of raw materials, interest rate forward contracts for forecasted interest payments, and foreign currency forward contracts for forecasted purchases of inventory as cash flow hedges. The Company does not designate its foreign currency forward contracts for intercompany transactions as accounting hedges. During the fiscal years ended June 30, 2014, 2013 and 2012, the Company had no hedging instruments designated as fair value hedges.

Trust Assets

Beginning in December 2013, the Company holds mutual funds and cash equivalents as part of trusts related to certain of its nonqualified deferred compensation plans. The trusts represent variable interest entities, for which the Company is considered the primary beneficiary, and therefore, trust assets are consolidated and included in other assets in the condensed consolidated balance sheets. The mutual funds are measured at fair value using quoted market prices. The Company has designated these marketable securities as trading investments. The participants in the deferred compensation plans may select among certain mutual funds in which their compensation deferrals are invested in accordance with the terms of the plans and within the confines of the trusts which hold the marketable securities.

The Company’s derivative instruments designated as hedging instruments and trust assets related to certain of the Company’s nonqualified deferred compensation plans were recorded at fair value in the consolidated balance sheets as of June 30 as follows:

		2014		2013
	Balance sheet classification	Level 1	Level 2	Level 1	Level 2
Assets
Foreign exchange derivative contracts	Other current assets	$—	$—	$—	$ 4
Commodity purchase derivative contracts	Other current assets	—	1	—	—
Trust assets for nonqualified deferred compensation plans	Other assets	31	—	—	—
		$31	$1	$—	$ 4
Liabilities
Commodity purchase derivative contracts	Accrued liabilities	$—	$1	$—	$ 3
Interest rate contracts	Accrued liabilities	—	13	—	—
Foreign exchange derivative contracts	Accrued liabilities	—	3	—	—
		$—	$17	$—	$ 3

For derivative instruments designated and qualifying as cash flow hedges, the effective portion of gains or losses is reported as a component of other comprehensive income (OCI) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The estimated amount of the existing net loss in OCI as

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THE CLOROX COMPANY - 2014 Proxy Statement	A-43

NOTE 9. FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS (Continued)

of June 30, 2014, expected to be reclassified into earnings within the next twelve months is $8. Gains and losses on derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings. During each of the fiscal years ended June 30, 2014, 2013 and 2012, hedge ineffectiveness was not significant.

The effects of derivative instruments designated as hedging instruments on OCI and the consolidated statements of earnings were as follows during the fiscal years ended June 30:

	Gains (losses)			Gains (losses) reclassified from OCI and
	recognized in OCI			recognized in earnings
	2014	2013	2012	2014	2013	2012
Commodity purchase derivative contracts	$2	$(1)	$(1)	$—	$—	$4
Interest rate contracts	(13)	(1)	(39)	(4)	(3)	(2)
Foreign exchange derivative contracts	(3)	3	3	4	—	2
Total	$(14)	$1	$(37)	$—	$(3)	$4

The gains reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2014 and 2012, for commodity purchase and foreign exchange contracts were included in cost of products sold. The losses reclassified from OCI and recognized in earnings during the fiscal years ended June 30, 2014, 2013 and 2012, for interest rate contracts were included in interest expense.

Changes in the value of the trust assets related to certain of the Company’s nonqualified deferred compensation plans were $(1) for the fiscal year ended June 30, 2014, and were reflected in other expense (income), net, in the consolidated statements of earnings.

Other

The carrying values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values as of June 30, 2014 and 2013, due to their short maturity and nature. The estimated fair value of long-term debt, including current maturities, was $2,265 and $2,263 as of June 30, 2014 and 2013, respectively. The fair value of long-term debt was determined using secondary market prices quoted by corporate bond dealers, and was classified as Level 2.

NOTE 10. OTHER LIABILITIES

Other liabilities consisted of the following as of June 30:

	2014	2013
Venture agreement net terminal obligation	$290	$284
Employee benefit obligations	289	270
Taxes	76	74
Other	113	114
Total	$768	$742

Venture Agreement

The Company has an agreement with The Procter & Gamble Company (P&G) for its Glad® plastic bags, wraps and containers business. The Company maintains a net terminal obligation liability, which reflects the estimated value of the contractual requirement to repurchase P&G’s interest at the termination of the agreement. As of June 30, 2014 and 2013, P&G had a 20% interest in the venture. The Company pays a royalty to P&G for its interest in the profits, losses and cash flows, as contractually defined, of the Glad® business, which is included in cost of products sold.

A-44      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 10. OTHER LIABILITIES (Continued)

The agreement, entered into in 2003, has a 20-year term, with a 10-year renewal option and can be terminated under certain circumstances, including at P&G’s option upon a change in control of the Company or, at either party’s option, upon the sale of the Glad® business by the Company. Upon termination of the agreement, the Company will purchase P&G’s interest for cash at fair value as established by predetermined valuation procedures. Following termination, the Glad® business will retain the exclusive core intellectual property licenses contributed by P&G on a royalty-free basis for the licensed products marketed.

Deferred Gain on Sale-leaseback Transaction

In December 2012, the Company completed a sale-leaseback transaction under which it sold its general office building in Oakland, Calif., to an unrelated party for net proceeds of $108 and entered into a 15-year operating lease agreement with renewal options with the buyer for a portion of the building. The Company deferred recognition of the portion of the total gain on the sale that was equivalent to the present value of the lease payments and will continue to amortize such amount to earnings ratably over the lease term. As of June 30, 2014 and 2013, the long-term portion of the deferred gain of $43 and $47, respectively, was included in Other in the table above.

NOTE 11. OTHER CONTINGENCIES AND GUARANTEES

Contingencies

The Company is involved in certain environmental matters, including response actions at various locations. The Company had a recorded liability of $14 and $13 as of June 30, 2014 and 2013, respectively, for its share of aggregate future remediation costs related to these matters. One matter in Dickinson County, Michigan, for which the Company is jointly and severally liable, accounted for a substantial majority of the recorded liability as of both June 30, 2014 and 2013. The Company has agreed to be liable for 24.3% of the aggregate remediation and associated costs for this matter pursuant to a cost-sharing arrangement with a third party. With the assistance of environmental consultants, the Company maintains an undiscounted liability representing its current best estimate of its share of the capital expenditures, maintenance and other costs that may be incurred over an estimated 30-year remediation period. Currently, the Company cannot accurately predict the timing of future payments that may be made under this obligation. In addition, the Company’s estimated loss exposure is sensitive to a variety of uncertain factors, including the efficacy of remediation efforts, changes in remediation requirements and the future availability of alternative clean-up technologies. Although it is reasonably possible that the Company’s exposure may exceed the amount recorded, any amount of such additional exposures, or range of exposures, is not estimable at this time.

In October 2012, a Brazilian appellate court issued an adverse decision in a lawsuit pending in Brazil against the Company and one of its wholly owned subsidiaries, The Glad Products Company (Glad). The lawsuit was initially filed in a Brazilian lower court in 2002 by two Brazilian companies and one Uruguayan company (collectively, Petroplus) related to joint venture agreements for the distribution of STP auto-care products in Brazil with three companies that became subsidiaries of the Company as a result of the Company’s merger with First Brands Corporation in January 1999 (collectively, Clorox Subsidiaries). The pending lawsuit seeks indemnification for damages and losses for alleged breaches of the joint venture agreements and abuse of economic power by the Company and Glad. Petroplus had previously unsuccessfully raised the same claims and sought damages from the Company and the Clorox Subsidiaries in an International Chamber of Commerce (ICC) arbitration proceeding in Miami, Florida, filed in 2001. The ICC arbitration panel unanimously ruled against Petroplus in a final decision in November 2003 (Final ICC Arbitration Award). The Final ICC Arbitration Award was ratified by the Superior Court of Justice of Brazil in May 2007 (Foreign Judgment), and the United States District Court for the Southern District of Florida subsequently confirmed the Final ICC Arbitration Award and recognized and adopted the Foreign Judgment as a judgment of the United States District Court for the Southern District of Florida (U.S. Judgment). Despite this, in March 2008, a Brazilian lower court ruled against the Company and Glad in the pending lawsuit and awarded Petroplus R$23 ($13) plus interest. The value of that judgment, including interest and foreign exchange fluctuations as of June 30, 2014, was approximately $39.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-45

NOTE 11. OTHER CONTINGENCIES AND GUARANTEES (Continued)

Among other defenses, because the Final ICC Arbitration Award, the Foreign Judgment and the U.S. Judgment relate to the same claims as those in the pending lawsuit, the Company believes that Petroplus is precluded from re-litigating these claims. Based on the unfavorable appellate court decision, the Company believes that it is reasonably possible that a loss could be incurred in this matter in excess of amounts accrued, and that the estimated range of such loss in this matter is from $0 to $33. The Company continues to believe that its defenses are meritorious, and has appealed the decision to the highest courts of Brazil. In the first stage of the appellate process, in December 2013 the appellate court declined to admit the Company’s appeals to the highest courts. The Company then appealed directly to the highest courts and in May 2014, the Supreme Court of Justice agreed to consider the Company’s appeal. Expenses related to this litigation and any potential additional loss would be reflected in discontinued operations, consistent with the Company’s classification of expenses related to its discontinued Brazil operations.

In a separate action filed in 2004 by Petroplus, a lower Brazilian court in January 2013 nullified the Final ICC Arbitration Award. The Company believes this judgment is inconsistent with the Foreign Judgment and the U.S. Judgment and that it is without merit. The Company appealed this decision, and the lower court decision was overturned by the appellate court in April 2014. Petroplus has appealed this decision to Brazil’s highest court.

Glad and the Clorox Subsidiaries have also filed separate lawsuits against Petroplus alleging misuse of the STP trademark and related matters, which are currently pending before Brazilian courts, and have taken other legal actions against Petroplus, which are pending. Additionally, in November 2013, the Clorox Subsidiaries initiated a new ICC arbitration seeking damages against Petroplus.

The Company is subject to various lawsuits, claims and other loss contingencies relating to issues such as contract disputes, product liability, patents and trademarks, advertising, and employee and other matters. Based on management’s analysis, it is the opinion of management that the ultimate disposition of these matters, to the extent not previously provided for, will not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

Guarantees

In conjunction with divestitures and other transactions, the Company may provide typical indemnifications (e.g., indemnifications for representations and warranties and retention of previously existing environmental, tax and employee liabilities) that have terms that vary in duration and in the potential amount of the total obligation and, in many circumstances, are not explicitly defined. The Company has not made, nor does it believe that it is probable that it will make, any payments relating to its indemnifications, and believes that any reasonably possible payments would not have a material adverse effect, individually or in the aggregate, on the Company’s consolidated financial statements taken as a whole.

The Company had not recorded any liabilities on the aforementioned guarantees as of June 30, 2014 and 2013.

As of June 30, 2014, the Company was a party to letters of credit of $12, primarily related to one of its insurance carriers, of which $0 had been drawn upon.

NOTE 12. STOCKHOLDERS’ EQUITY

On May 13, 2013, the Company’s board of directors terminated the share repurchase programs previously authorized on May 13, 2008, and May 18, 2011, and authorized a new share repurchase program for an aggregate purchase amount of up to $750. This open market share repurchase program is in addition to the Company’s evergreen repurchase program (Evergreen Program), the purpose of which is to offset the impact of stock dilution related to stock-based awards. The Evergreen Program has no authorization limit as to amount or timing of repurchases.

A-46      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 12. STOCKHOLDERS’ EQUITY (Continued)

Share repurchases under authorized programs were as follows during the fiscal years ended June 30:

	2014		2013		2012
	Amount	Shares (000)	Amount	Shares (000)	Amount	Shares (000)
Open-market purchase programs	$—	—	$—	—	$158	2,429
Evergreen Program	260	3,046	128	1,500	67	990
Total	$260	3,046	$128	1,500	$225	3,419

During fiscal years 2014, 2013 and 2012, the Company declared dividends per share of $2.87, $2.63 and $2.44, respectively, and paid dividends per share of $2.84, $2.56 and $2.40, respectively.

In February 2013, the FASB issued an update to current accounting standards related to disclosures of reclassifications out of accumulated other comprehensive income. The presentation requirements were adopted by the Company effective July 1, 2013, and are reflected below.

Changes in accumulated other comprehensive net losses by component were as follows:

	Foreign currency translation adjustments	Net unrealized (losses) gains on derivatives	Pension and postretirement benefit adjustments	Total
Balance as of June 30, 2012, net of tax	$(198)	$(33)	$(165)	$(396)
Other comprehensive (loss) income before reclassifications	(11)	—	31	20
Amounts reclassified from accumulated other comprehensive
net losses	—	3	6	9
Net other comprehensive (loss) income	(11)	3	37	29
Balance as of June 30, 2013, net of tax	$(209)	$(30)	$(128)	$(367)
Other comprehensive losses before reclassifications	(37)	(9)	(9)	(55)
Amounts reclassified from accumulated other
comprehensive net losses	—	—	5	5
Net other comprehensive losses	(37)	(9)	(4)	(50)
Balance as of June 30, 2014, net of tax	$(246)	$(39)	$(132)	$(417)

Pension and postretirement benefit reclassification adjustments are reflected in cost of products sold and selling and administrative expenses.

NOTE 13. NET EARNINGS PER SHARE (EPS)

The following is the reconciliation of the weighted average number of shares outstanding (in thousands) used to calculate basic net EPS to those used to calculate diluted net EPS:

	2014	2013	2012
Basic	129,558	131,075	130,852
Dilutive effect of stock options and other	2,184	1,894	1,458
Diluted	131,742	132,969	132,310

During fiscal years 2014 and 2013, the Company included all stock options to purchase shares of the Company’s common stock in the calculations of diluted net EPS because the average market price was greater than the exercise price of all outstanding options.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-47

NOTE 13. NET EARNINGS PER SHARE (EPS) (Continued)

During fiscal year 2012, the Company did not include stock options to purchase approximately 1.8 million shares of the Company’s common stock in the calculations of diluted net EPS because their exercise price was greater than the average market price, making them anti-dilutive.

NOTE 14. STOCK-BASED COMPENSATION PLANS

In November 2012, the Company’s stockholders voted to approve the amended and restated 2005 Stock Incentive Plan (Plan). The Plan permits the Company to grant various nonqualified stock-based compensation awards, including stock options, restricted stock, performance units, deferred stock units, stock appreciation rights and other stock-based awards. The primary amendment reflected in the Plan was an increase of approximately 3 million common shares that may be issued for stock-based compensation purposes. As of June 30, 2014, the Company is authorized to grant up to approximately 7 million common shares under the Plan and, as of June 30, 2014, approximately 6 million shares were available for grant.

Compensation cost and the related income tax benefit recognized for stock-based compensation plans were classified as indicated below for the fiscal years ended June 30.

	2014	2013	2012
Cost of products sold	$4	$4	$3
Selling and administrative expenses	29	28	22
Research and development costs	3	3	2
Total compensation cost	$36	$35	$27
Related income tax benefit	$13	$13	$10

Cash received during fiscal years 2014, 2013 and 2012 from stock options exercised under all stock-based payment arrangements was $86, $121 and $79, respectively. The Company issues shares for stock-based compensation plans from treasury stock. The Company may repurchase shares under its Evergreen Program to offset the estimated impact of share dilution related to stock-based awards (Note 12 – Stockholders’ Equity).

Details regarding the valuation and accounting for stock options, restricted stock awards, performance units and deferred stock units for non-employee directors follow.

Stock Options

The fair value of each stock option award granted during fiscal years 2014, 2013 and 2012 was estimated on the date of grant using the Black-Scholes valuation model and assumptions noted in the following table:

	2014	2013	2012
Expected life	5.7 years	5.7 years	4.9 - 5.7 years
Weighted-average expected life	5.7 years	5.7 years	5.7 years
Expected volatility	18.4% to 18.5%	18.7% to 19.2%	21.9% to 25.9%
Weighted-average volatility	18.5%	19.1%	23.5%
Risk-free interest rate	1.8% to 1.9%	0.6% to 0.8%	0.9% to 1.1%
Weighted-average risk-free interest rate	1.8%	0.7%	0.9%
Dividend yield	3.4%	3.2%-3.6%	3.5%-3.8%
Weighted-average dividend yield	3.4%	3.6%	3.5%

A-48      THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 14. STOCK-BASED COMPENSATION PLANS (Continued)

The expected life of the stock options is based on observed historical exercise patterns. Groups of employees having similar historical exercise behavior are considered separately for valuation purposes. The Company estimates stock option forfeitures based on historical data for employee groups. The total number of stock options expected to vest is adjusted by actual and estimated forfeitures.

The expected volatility is based on implied volatility from publicly traded options on the Company’s stock at the date of grant, historical implied volatility of the Company’s publicly traded options and other factors. The risk-free interest rate is based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option. The dividend yield is based on the projected annual dividend payment per share, divided by the stock price at the date of grant.

Details of the Company’s stock option activities are summarized below:

	Number of Shares	Weighted- Average Exercise Price per Share	Average Remaining Contractual Life	Aggregate Intrinsic Value
	(In thousands)
Options outstanding as of June 30, 2013	10,257	$65	7 years	$184
Granted	1,795	84
Exercised	(1,450)	60
Cancelled	(234)	75
Options outstanding as of June 30, 2014	10,368	$69	6 years	$232
Options vested as of June 30, 2014	5,772	$64	5 years	$159

The weighted-average fair value per share of each option granted during fiscal years 2014, 2013 and 2012, estimated at the grant date using the Black-Scholes option pricing model, was $9.69, $6.96 and $9.24, respectively. The total intrinsic value of options exercised in fiscal years 2014, 2013 and 2012 was $42, $45 and $29, respectively.

Stock option awards outstanding as of June 30, 2014, have been granted at prices that are either equal to or above the market value of the stock on the date of grant. Stock option grants generally vest over four years and expire no later than ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. As of June 30, 2014, there was $17 of total unrecognized compensation cost related to non-vested options, which is expected to be recognized over a remaining weighted-average vesting period of one year, subject to forfeiture changes.

Restricted Stock Awards

The fair value of restricted stock awards is estimated on the date of grant based on the market price of the stock and is amortized to compensation expense on a straight-line basis over the related vesting periods, which are generally three to four years. The total number of restricted stock awards expected to vest is adjusted by actual and estimated forfeitures. Restricted stock grants receive dividend distributions earned during the vesting period upon vesting.

As of June 30, 2014, there was $1 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of one year. The total fair value of the shares that vested in fiscal years 2014, 2013 and 2012 was less than $1, $1 and $3, respectively. The weighted-average grant-date fair value of awards granted was $89.25, $72.28 and $68.52 per share for fiscal years 2014, 2013 and 2012, respectively.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-49

NOTE 14. STOCK-BASED COMPENSATION PLANS (Continued)

A summary of the status of the Company’s restricted stock awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Restricted stock awards as of June 30, 2013	11	$68
Granted	13	89
Vested	(3)	67
Forfeited	—	—
Restricted stock awards as of June 30, 2014	21	$81

Performance Units

The Company’s performance unit grants provide for the issuance of common stock to certain managerial staff and executive management if the Company achieves certain performance targets. The performance period is three years and the final payout determination is made at the end of the three-year performance period. Performance unit grants receive dividends earned during the vesting period upon vesting.

The fair value of each grant issued is estimated on the date of grant based on the current market price of the stock. The total amount of compensation expense recognized reflects actual and estimated forfeitures, and the initial assumption that performance goals will be achieved. Compensation expense is adjusted, as necessary, on a quarterly basis based on management’s assessment of the probability that performance goals will be achieved. If such goals are not met or it is determined that achievement of performance goals is not probable, any previously recognized compensation expense is adjusted in the current period to reflect the expected payout level. If it is determined that the performance goals will be exceeded, additional compensation expense is recognized, subject to a cap of 150% of the grant day target.

The number of shares issued will be dependent upon vesting and the achievement of specified performance targets. As of June 30, 2014, there was $19 in unrecognized compensation cost related to non-vested performance unit grants that is expected to be recognized over a remaining weighted-average performance period of one year. The weighted-average grant-date fair value of awards granted was $84.45, $72.11 and $68.17 per share for fiscal years 2014, 2013 and 2012, respectively.

A summary of the status of the Company’s performance unit awards as of June 30 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value per Share
	(In thousands)
Performance unit awards as of June 30, 2013	1,335	$66
Granted	347	84
Distributed	(35)	54
Forfeited	(426)	67
Performance unit awards as of June 30, 2014	1,221	$73
Performance units vested and deferred as of June 30, 2014	168	$56

A-50       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 14. STOCK-BASED COMPENSATION PLANS (Continued)

The non-vested performance units outstanding as of June 30, 2014 and 2013, were 1,053,000 and 1,116,000, respectively, and the weighted average grant date fair value was $74.68 and $69.01 per share, respectively. No shares vested during fiscal year 2014. The total fair value of shares vested was $0, $14 and $34 during fiscal years 2014, 2013 and 2012, respectively. Upon vesting, the recipients of the grants receive the distribution as shares or, if previously elected by eligible recipients, as deferred stock. During fiscal year 2013, $13 of the vested awards was paid by the issuance of shares. During fiscal year 2013, $1 of the vested awards was deferred. Deferred shares continue to earn dividends, which are also deferred.

Deferred Stock Units for Nonemployee Directors

Nonemployee directors receive annual grants of deferred stock units under the Company’s director compensation program and can elect to receive all or a portion of their annual retainers and fees in the form of deferred stock units. The deferred stock units receive dividend distributions, which are reinvested as deferred stock units, and are recognized at their fair value on the date of grant. Each deferred stock unit represents the right to receive one share of the Company’s common stock following the completion of a director’s service.

During fiscal year 2014, the Company granted 16,000 deferred stock units, reinvested dividends of 7,000 units and distributed 23,000 shares, which had a weighted-average fair value on grant date of $91.79, $88.96 and $66.79 per share, respectively. As of June 30, 2014, 233,000 units were outstanding, which had a weighted-average fair value on the grant date of $62.84 per share.

NOTE 15. LEASES AND OTHER COMMITMENTS

The Company leases transportation equipment, certain information technology equipment and various manufacturing, warehousing, and office facilities. The Company’s leases are classified as operating leases, and the Company’s existing contracts will expire by 2027. The Company expects that, in the normal course of business, existing contracts will be renewed or replaced by other leases. Rental expense for all operating leases was $71, $71 and $68 in fiscal years 2014, 2013 and 2012, respectively. The future minimum rental payments required under the Company’s existing non-cancelable lease agreements as of June 30, 2014, are expected to be $47, $45, $41, $37, $32 and $127 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

The future minimum rental payments required under the Company’s existing non-cancelable lease agreement’s for the corporate headquarters and primary research and development facility as of June 30, 2014, are expected to be $10, $11, $11, $11, $11 and $69 in fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively. These amounts are included in the Company’s future minimum rental payments disclosed above.

The Company is also a party to certain purchase obligations, which are defined as purchase agreements that are enforceable and legally binding and that contain specified or determinable significant terms, including quantity, price and the approximate timing of the transaction. Examples of the Company’s purchase obligations include contracts to purchase raw materials, commitments to contract manufacturers, commitments for information technology and related services, advertising contracts, utility agreements, capital expenditure agreements, software acquisition and license commitments and service contracts. Approximately 17% of the Company’s purchase obligations in fiscal years 2015 through 2019 relate to service contracts for information technology that has been outsourced. The contracts included above are entered into during the regular course of business based on expectations of future needs. Many of these contracts are short term in nature and are flexible to allow for changes in the Company’s business and related requirements. As of June 30, 2014, the Company’s purchase obligations, including the services related to information technology, totaled $246, $87, $65, $51, $33 and $7 for fiscal years 2015, 2016, 2017, 2018, 2019 and thereafter, respectively.

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NOTE 16. OTHER EXPENSE (INCOME), NET

The major components of other expense (income), net, for the fiscal years ended June 30 were:

	2014	2013	2012
Foreign exchange transaction losses, net (Note 1)	$11	$11	$1
Amortization of trademarks and other intangible assets (Note 6)	8	9	9
Intangible asset impairment charges (Note 6)	4	—	—
Income from equity investees	(13)	(12)	(11)
Interest income	(3)	(3)	(3)
Income from transition and related services	(1)	(3)	(6)
Low-income housing partnership gains	—	4	(2)
Other, net	(4)	2	(1)
Total	$2	$—	$(13)

Investment in Low-Income Housing Partnerships

The Company owns, directly or indirectly, limited partnership interests in low-income housing partnerships, which are accounted for using the equity method of accounting. The Company’s investment balance as of June 30, 2014 and 2013, was $4 and $6, respectively. These partnerships are considered to be variable interest entities; however, the Company does not consolidate them because it does not have the power to direct the partnerships’ activities that significantly impact their economic performance. The purpose of the partnerships is to develop and operate low-income housing rental properties. The general partners, who typically hold 1% of the partnership interests, are third parties unrelated to the Company and its affiliates, and are responsible for controlling and managing the business and financial operations of the partnerships. As a limited partner, the Company is not responsible for any of the liabilities and obligations of the partnerships nor do the partnerships or their creditors have any recourse to the Company other than for the capital requirements. All available tax benefits from low-income housing tax credits provided by the partnerships were claimed as of fiscal year 2012. The risk that previously claimed low-income housing tax credits might be recaptured or otherwise retroactively invalidated is considered remote.

NOTE 17. INCOME TAXES

The provision for income taxes on continuing operations, by tax jurisdiction, consisted of the following as of June 30:

	2014	2013	2012
Current
Federal	$231	$247	$200
State	33	23	12
Foreign	45	20	48
Total current	309	290	260
Deferred
Federal	(10)	(10)	—
State	2	(2)	1
Foreign	(2)	1	(13)
Total deferred	(10)	(11)	(12)
Total	$299	$279	$248

A-52       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 17. INCOME TAXES (Continued)

The components of earnings from continuing operations before income taxes, by tax jurisdiction, consisted of the following as of June 30:

	2014	2013	2012
United States	$756	$731	$655
Foreign	105	122	136
Total	$861	$853	$791

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate on continuing operations follows as of June 30:

	2014	2013	2012
Statutory federal tax rate	35.0%	35.0%	35.0%
State taxes (net of federal tax benefits)	2.7	1.7	1.1
Tax differential on foreign earnings	(1.3)	(3.3)	(2.5)
Domestic manufacturing deduction	(2.4)	(2.3)	(2.2)
Change in Valuation Allowance	2.8	2.0	0.8
Other differences	(2.1)	(0.4)	(0.8)
Effective tax rate	34.7%	32.7%	31.4%

The lower effective tax rate for fiscal year 2013 compared to fiscal year 2014 was primarily due to favorable tax settlements and lower taxes on foreign earnings.

Applicable U.S. income taxes and foreign withholding taxes have not been provided on approximately $186 of undistributed earnings of certain foreign subsidiaries as of June 30, 2014, because these earnings are considered indefinitely reinvested. The net federal income tax liability that could arise if these earnings were not indefinitely reinvested is approximately $50. Applicable U.S. income and foreign withholding taxes are provided on these earnings in the periods in which they are no longer considered indefinitely reinvested.

Tax benefits resulting from stock-based payment arrangements that are in excess of the tax benefits recorded in net earnings over the vesting period of those arrangements (excess tax benefits) are recorded as increases to additional paid-in capital. Excess tax benefits of approximately $11, $11, and $10, were realized and recorded to additional paid-in capital for the fiscal years 2014, 2013 and 2012, respectively.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-53

NOTE 17. INCOME TAXES (Continued)

The components of deferred tax assets (liabilities) as of June 30 are shown below:

	2014	2013
Deferred tax assets
Compensation and benefit programs	$171	$176
Basis difference related to Venture Agreement	30	30
Accruals and reserves	53	55
Inventory costs	20	20
Net operating loss and tax credit carryforwards	37	33
Other	63	51
Subtotal	374	365
Valuation allowance	(51)	(36)
Total deferred tax assets	323	329
Deferred tax liabilities
Fixed and intangible assets	(269)	(273)
Low-income housing partnerships	(24)	(23)
Unremitted foreign earnings	(8)	(18)
Other	(26)	(24)
Total deferred tax liabilities	(327)	(338)
Net deferred tax liabilities	$(4)	$(9)

The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. Details of the valuation allowance were as follows as of June 30:

	2014	2013
Valuation allowance at beginning of year	$(36)	$(20)
Net decrease in realizability of foreign deferred tax assets	(12)	(9)
Net increase in foreign net operating loss carryforward and other	(3)	(7)
Valuation allowance at end of year	$(51)	$(36)

As of June 30, 2014, the Company had foreign tax credit carryforwards of $19 for U.S. income tax purposes. Tax credit carryforwards in foreign jurisdictions of $14 have expiration dates in fiscal year 2016. Tax benefits from foreign net operating loss carryforwards of $19 have expiration dates between fiscal years 2016 and 2025. Tax benefits from foreign net operating loss carryforwards of $4 may be carried forward indefinitely.

The Company files income tax returns in the U.S. federal and various state, local and foreign jurisdictions. The federal statute of limitations has expired for all tax years through June 30, 2010. Various income tax returns in state and foreign jurisdictions are currently in the process of examination.

Certain issues relating to fiscal years 1996 through 2000 were effectively settled by the Company and the Canadian Revenue Agency in the first quarter of fiscal year 2012, resulting in a net benefit of tax and interest of $7. No tax benefits had previously been recognized for these issues in the Company’s consolidated financial statements.

A-54       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 17. INCOME TAXES (Continued)

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of June 30, 2014 and 2013, the total balance of accrued interest and penalties related to uncertain tax positions was $11 and $8, respectively. Interest and penalties included in income tax expense resulted in a net expense of $3, a net expense of $1, and a net benefit of $3 in fiscal years 2014, 2013 and 2012, respectively. The following is a reconciliation of the beginning and ending amounts of the Company’s gross unrecognized tax benefits:

	2014	2013	2012
Unrecognized tax benefits - July 1	$69	$80	$97
Gross increases - tax positions in prior periods	3	3	4
Gross decreases - tax positions in prior periods	(5)	(19)	(17)
Gross increases - current period tax positions	7	7	5
Gross decreases - current period tax positions	—	—	(1)
Lapse of applicable statute of limitations	(1)	(2)	(2)
Settlements	(2)	—	(6)
Unrecognized tax benefits - June 30	$71	$69	$80

Included in the balance of unrecognized tax benefits as of June 30, 2014, 2013 and 2012, are potential benefits of $58, $56 and $56, respectively, which if recognized, would affect the effective tax rate on earnings.

In the twelve months succeeding June 30, 2014, it is reasonably possible that up to $30 of other unrecognized tax benefits may be recognized. Audit outcomes and the timing of audit settlements are subject to significant uncertainty.

NOTE 18. EMPLOYEE BENEFIT PLANS

Retirement Income Plans

Effective July 1, 2011, and as part of a set of long-term, cost-neutral enhancements to the Company’s overall employee benefit plans, the domestic qualified plan was frozen for service accrual and eligibility purposes for most participants, however, interest credits have continued to accrue on participant balances. As of June 30, 2014 and 2013, the benefits of the domestic qualified plan are based on either employee years of service and compensation or a stated dollar amount per years of service. The Company is the sole contributor to the plan in amounts deemed necessary to provide benefits and to the extent deductible for federal income tax purposes. Assets of the plan consist primarily of investments in cash equivalents, mutual funds and common collective trusts. The Company did not make any contributions to its domestic qualified retirement income plan during fiscal years 2014, 2013 and 2012. The Company’s funding policy for its qualified plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit tax laws plus additional amounts as the Company may determine to be appropriate.

Contributions made to the domestic nonqualified retirement income plans were $13, $11 and $11 in fiscal years 2014, 2013 and 2012, respectively. Contributions made to the foreign retirement income plans were $2, $1 and $1 in fiscal years 2014, 2013 and 2012, respectively.

Retirement Health Care

The Company provides certain health care benefits for employees who meet age, participation and length of service requirements at retirement. The plans pay stated percentages of covered expenses after annual deductibles have been met or stated reimbursements up to a specified dollar subsidy amount. Benefits paid take into consideration payments by Medicare for the domestic plan. The plans are funded as claims are paid, and the Company has the right to modify or terminate certain plans.

The assumed domestic health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 7.3% for medical and 7.7% for prescription drugs for fiscal year 2014. These rates have been assumed to gradually decrease each year until an assumed ultimate trend of 4.5% is reached in 2028. The health care cost trend rate assumption has an effect on the amounts reported. The effect of a hypothetical 100 basis point increase or

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THE CLOROX COMPANY - 2014 Proxy Statement	A-55

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

decrease in the assumed domestic health care cost trend rate on the total service and interest cost components, and the postretirement benefit obligation would have been $0, $0 and $1 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

Financial Information Related to Retirement Income and Retirement Health Care

Summarized information for the Company’s retirement income and retirement health care plans at and for the fiscal years ended June 30 is as follows:

	Retirement Income		Retirement Health Care
	2014	2013	2014	2013
Change in benefit obligations:
Projected benefit obligation at beginning of year	$612	$646	$51	$63
Service cost	3	4	1	1
Interest cost	27	24	2	2
Actuarial (gain) loss	47	(27)	(2)	(9)
Plan amendments	—	—	(2)	(5)
Translation and other adjustment	(6)	—	—	—
Benefits paid	(42)	(35)	(1)	(1)
Projected benefit obligation at end of year	641	612	49	51
Change in plan assets:
Fair value of assets at beginning of year	408	394	—	—
Actual return on plan assets	51	37	—	—
Employer contributions to nonqualified plans	15	12	1	1
Benefits paid	(42)	(35)	(1)	(1)
Fair value of plan assets at end of year	432	408	—	—
Accrued benefit cost, net funded status	$(209)	$(204)	$(49)	$(51)
Amount recognized in the balance sheets consists of:
Pension benefit assets	$2	$—	$—	$—
Current accrued benefit liability	$(14)	$(17)	$(4)	$(4)
Non-current accrued benefit liability	(197)	(187)	(45)	(47)
Accrued benefit cost, net	$(209)	$(204)	$(49)	$(51)

Retirement income plans with an accumulated benefit obligation (ABO) in excess of plan assets as of June 30 were as follows:

	Pension Plans		Other Retirement Plans
	2014	2013	2014	2013
Projected benefit obligation	$538	$529	$78	$80
Accumulated benefit obligation	538	528	78	80
Fair value of plan assets	405	405	—	—

The ABO for all pension plans was $563, $530 and $561 as of June 30, 2014, 2013 and 2012, respectively. The ABO for all retirement income plans increased by $31 in fiscal year 2014, primarily due to a decrease in the discount rate assumption.

A-56       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

The net costs of the retirement income and health care plans for the fiscal years ended June 30 included the following components:

	Retirement Income			Retirement Health Care
	2014	2013	2012	2014	2013	2012
Service cost	$3	$4	$—	$1	$1	$1
Interest cost	27	24	29	2	2	3
Expected return on plan assets	(25)	(29)	(31)	—	—	—
Amortization of unrecognized items	11	12	8	(4)	(2)	(3)
Total	$16	$11	$6	$(1)	$1	$1

Items not yet recognized as a component of postretirement expense as of June 30, 2014, consisted of:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain)	$247	$(29)
Prior service cost (benefit)	1	(9)
Net deferred income tax (assets) liabilities	(92)	14
Accumulated other comprehensive loss (income)	$156	$(24)

Net actuarial loss (gain) recorded in accumulated other comprehensive net losses for the fiscal year ended June 30, 2014, included the following:

	Retirement Income	Retirement Health Care
Net actuarial loss (gain) at beginning of year	$239	$(29)
Amortization during the year	(11)	2
Loss (gain) during the year	19	(2)
Net actuarial loss (gain) at end of year	$247	$(29)

The Company uses the straight-line amortization method for unrecognized prior service costs and benefits. In fiscal year 2015, the Company expects to recognize, on a pre-tax basis, approximately less than $1 of the prior service cost and $11 of the net actuarial loss as a component of net periodic benefit cost for the retirement income plans, and approximately $1 of the prior service credit and $3 of the net actuarial gain as a component of net periodic benefit cost for the retirement health care plans.

Weighted-average assumptions used to estimate the actuarial present value of benefit obligations as of June 30 were as follows:

	Retirement Income		Retirement Health Care
	2014	2013	2014	2013
Discount rate	4.05%	4.39%	4.00%	4.33%
Rate of compensation increase	4.46%	3.44%	n/a	n/a

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THE CLOROX COMPANY - 2014 Proxy Statement	A-57

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

Weighted-average assumptions used to estimate the net periodic pension and other postretirement benefit costs as of June 30 were as follows:

	Retirement Income
	2014	2013	2012
Discount rate	4.39%	3.87%	5.31%
Rate of compensation increase	3.44%	3.71%	3.93%
Expected return on plan assets	6.61%	7.50%	8.12%

	Retirement Health Care
	2014	2013	2012
Discount rate	4.33%	3.86%	5.29%

The expected long-term rate of return assumption is based on an analysis of historical experience of the portfolio and the summation of prospective returns for each asset class in proportion to the fund’s current asset allocation.

Expected benefit payments for the Company’s pension and other postretirement plans as of June 30, 2014, were as follows:

	Retirement Income	Retirement Health Care
2015	$38	$4
2016	39	4
2017	40	3
2018	41	3
2019	39	3
Fiscal years 2020 through 2024	196	13

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service.

The target allocations and weighted average asset allocations by asset category of the investment portfolio for the Company’s domestic retirement income plans as of June 30 were:

	% Target Allocation		% of Plan Assets
	2014	2013	2014	2013
U.S. equity	11%	20%	11%	20%
International equity	12	21	12	21
Fixed income	74	54	74	54
Other	3	5	3	5
Total	100%	100%	100%	100%

The target asset allocation is determined based on the optimal balance between risk and return and, at times, may be adjusted to achieve the plan’s overall investment objective to generate sufficient resources to pay current and projected plan obligations over the life of the domestic qualified retirement income plan.

A-58       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 18. EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth by level within the fair value hierarchy, the retirement income plans’ assets carried at fair value as of June 30:

	2014
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Common collective trusts
Bond funds	—	309	309
International equity funds	—	64	64
Domestic equity funds	—	44	44
Real Estate fund	—	12	12
Total common collective trusts	—	429	429
Total assets at fair value	$3	$429	$432

	2013
	Level 1	Level 2	Total
Cash equivalents	$3	$—	$3
Common collective trusts
Bond funds	—	217	217
International equity funds	—	93	93
Domestic equity funds	—	77	77
Real Estate fund	—	18	18
Total common collective trusts	—	405	405
Total assets at fair value	$3	$405	$408

The carrying value of cash equivalents approximates its fair value as of June 30, 2014 and 2013.

Common collective trust funds are not publicly traded and, therefore, are classified as Level 2. They are valued at a net asset value unit price determined by the portfolio’s sponsor based on the fair value of underlying assets held by the common collective trust fund on June 30, 2014 and 2013.

The common collective trusts are invested in various trusts that attempt to achieve their investment objectives by investing primarily in other collective investment funds which have characteristics consistent with each trust’s overall investment objective and strategy.

Defined Contribution Plans

The Company has defined contribution plans for most of its domestic employees. The plans include The Clorox Company 401(k) Plan, The Clorox Company 2011 Nonqualified Defined Benefit Plan and the Executive Retirement Plan. The aggregate cost of the domestic defined contribution plans was $43, $45 and $50 in fiscal years 2014, 2013 and 2012, respectively. Included in the aggregate cost was the cost of The Clorox Company 401(k) Plan of $38, $40 and $46 in fiscal years 2014, 2013 and 2012, respectively. The Company also has defined contribution plans for certain international employees. The aggregate cost of these foreign plans was $3, $1 and $1 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-59

NOTE 19. SEGMENT REPORTING

The Company operates through strategic business units that are aggregated into four reportable segments: Cleaning, Household, Lifestyle and International.

  Cleaning consists of laundry, home care and professional products marketed and sold in the United States. Products within this segment include laundry additives, including bleach products under the Clorox® brand and Clorox 2® stain fighter and color booster; home care products, primarily under the Clorox®, Formula 409®, Liquid-Plumr®, Pine-Sol®, S.O.S® and Tilex® brands; naturally derived products under the Green Works® brand; and professional cleaning and disinfecting products under the Clorox®, Dispatch®, Aplicare®, HealthLink® and Clorox Healthcare® brands.

  Household consists of charcoal, cat litter and plastic bags, wraps and container products marketed and sold in the United States. Products within this segment include plastic bags, wraps and containers under the Glad® brand; cat litter products under the Fresh Step®, Scoop Away® and Ever Clean® brands; and charcoal products under the Kingsford® and Match Light® brands.

  Lifestyle consists of food products, water-filtration systems and filters, and natural personal care products marketed and sold in the United States. Products within this segment include dressings and sauces, primarily under the Hidden Valley®, KC Masterpiece® and Soy Vay® brands; water-filtration systems and filters under the Brita® brand; and natural personal care products under the Burt’s Bees® brand.

  International consists of products sold outside the United States. Products within this segment include laundry, home care, water-filtration, charcoal and cat litter products, dressings and sauces, plastic bags, wraps and containers and natural personal care products, primarily under the Clorox®, Javex®, Glad®, PinoLuz®, Ayudin®, Limpido®, Clorinda®, Poett®, Mistolin®, Lestoil®, Bon Bril®, Nevex®, Brita®, Green Works®, Pine-Sol®, Agua Jane®, Chux®, Kingsford®, Fresh Step®, Scoop Away®, Ever Clean®, KC Masterpiece®, Hidden Valley® and Burt’s Bees® brands.

Certain non-allocated administrative costs, interest income, interest expense and various other non-operating income and expenses are reflected in Corporate. Corporate assets include cash and cash equivalents, property and equipment, other investments and deferred taxes.

Venezuela

Net sales from the Company’s Venezuela subsidiary (the Venezuela business) represented approximately 1%, 2% and 2% of the Company’s consolidated net sales for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. The operating environment in Venezuela is challenging, with high inflation, political instability, governmental restrictions in the form of currency exchange, price and margin controls, and the possibility of government actions such as further devaluations, business occupations or intervention and expropriation of assets. In addition, the foreign exchange controls in Venezuela limit the Venezuela business’s ability to remit dividends and pay intercompany balances.

Due to a sustained inflationary environment, the financial statements of the Venezuela business are consolidated under the rules governing the preparation of financial statements in a highly inflationary economy. As such, the Venezuela business’s non-USD monetary assets and liabilities are remeasured into USD each reporting period with the resulting gains and losses reflected in other expense (income), net.

On February 8, 2013, the Venezuelan government announced a devaluation of its currency exchange commission (CADIVI) rate from 4.3 to 6.3 bolivares fuertes (VEF) per USD and the elimination of the alternative currency exchange system, SITME. Prior to February 8, 2013, the Company had been utilizing the rate at which it had been obtaining USD through SITME to remeasure its Venezuelan financial statements, which was 5.7 VEF per USD at the announcement date. In response to these developments, the Company began utilizing the CADIVI rate of 6.3 VEF per USD to translate the financial statements of the Venezuela business.

A-60       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 19. SEGMENT REPORTING (Continued)

In March 2013, the Venezuelan government announced the creation of a new alternative currency exchange system, a government-controlled auction process referred to as SICAD I, whereby companies meeting certain qualifications may periodically bid to acquire USD. In January 2014, the Venezuelan government announced further changes to the regulations governing the currency exchange systems. Among the changes was the creation of a new government agency, CENCOEX, to administer the currency exchange mechanism previously administered by CADIVI.

In February 2014, the Venezuelan government established another currency exchange mechanism, SICAD II, that provides an additional method to exchange VEF at exchange rates significantly higher than the CENCOEX and SICAD I rates. As of June 30, 2014, the posted rate of the SICAD II exchange system was 50.0 VEF per USD.

Based on an analysis of the published exchange regulations and an assessment of currency requirements applicable to the Venezuela business, the Company has concluded that the SICAD I rate is currently the most appropriate rate for it to use for financial reporting purposes. The Company began using the SICAD I rate to record the results of business operations and remeasure the gain or loss on non-USD monetary assets and liabilities in Venezuela beginning on March 1, 2014. As a result, the Company recorded a non-tax deductible remeasurement loss of $10 for the year ended June 30, 2014, reflecting the effective devaluation from the CENCOEX rate of 6.3 to the June 30, 2014 posted SICAD I rate of 10.6.

As of June 30, 2014, using the SICAD I rate of 10.6, the Venezuela business had total assets of $68 including cash and cash equivalents of $5, a long-term value added tax (VAT) receivable from the Venezuelan government of $9, inventories of $11, net property, plant and equipment of $16, and intangible assets excluding goodwill of $6. Goodwill for Venezuela is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40%. The Venezuela subsidiary operated at a profit for the years ended June 30, 2012 and 2013. The subsidiary operated at a loss for the fiscal year ended June 30, 2014, including a reduction of 14 cents diluted net earnings per share (EPS) due to the remeasurement losses described above, impairment charges on trademark values (Note 6 – Goodwill, Trademarks and Other Intangible Assets), and other charges related to the effective devaluation of the Venezuelan currency.

Considerable uncertainty remains regarding the viability of these currency exchanges, the availability of USD under these exchanges, and whether a new system will emerge. The Company is monitoring developments to assess the implications of these systems for business operations, future cash flow and financial reporting for the Venezuela business.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-61

NOTE 19. SEGMENT REPORTING (Continued)

Argentina

The operating environment in Argentina also presents business challenges, including price controls on some of the Company’s products, a devaluing currency and inflation. For the fiscal years ended June 30, 2014, 2013 and 2012, the value of the Argentine peso (ARS) per USD declined 34%, 16% and 9%, respectively. In addition, in July 2014, the Argentine government defaulted on debt payment agreements. As of June 30, 2014, using an exchange rate of 8.1 ARS per USD, the Company’s Argentina subsidiary had total assets of $105, including cash and cash equivalents of $25, net receivables of $20, inventories of $15, net property, plant and equipment of $20 and intangible assets excluding goodwill of $5. Goodwill for Argentina is aggregated and assessed for impairment at the Latin America reporting unit level, which is a component of the Company’s International segment. Based on the results of the annual impairment test performed in the fourth quarter of fiscal year 2014, the fair value of the Latin America reporting unit exceeded its recorded value by more than 40%. Net sales from the Company’s Argentina subsidiary represented approximately 3% of the Company’s consolidated net sales for each of the fiscal years ended June 30, 2014, 2013 and 2012. The Company is closely monitoring developments in Argentina and is taking steps intended to mitigate the adverse conditions.

	Fiscal Year	Cleaning	Household	Lifestyle	International	Corporate	Total Company
Net sales	2014	$1,776	$1,709	$936	$1,170	$—	$5,591
	2013	1,783	1,693	929	1,218	—	5,623
	2012	1,692	1,676	901	1,199	—	5,468
Earnings (losses) from continuing
operations before income taxes	2014	428	326	258	76	(227)	861
	2013	420	336	259	96	(258)	853
	2012	381	298	265	119	(272)	791
Income from equity investees	2014	—	—	—	13	—	13
	2013	—	—	—	12	—	12
	2012	—	—	—	11	—	11
Total assets	2014	887	745	869	1,190	567	4,258
	2013	905	799	878	1,202	527	4,311
Capital expenditures	2014	37	53	11	32	5	138
	2013	57	72	19	28	18	194
	2012	63	79	18	32	—	192
Depreciation and amortization	2014	49	67	19	28	17	180
	2013	52	69	19	28	14	182
	2012	45	73	18	25	17	178
Significant noncash charges included
in earnings (losses) from continuing
operations before income taxes:
Share-based compensation	2014	11	9	5	1	10	36
	2013	10	9	5	1	10	35
	2012	13	12	6	1	(5)	27

All intersegment sales are eliminated and are not included in the Company’s reportable segments’ net sales.

Net sales to the Company’s largest customer, Walmart Stores, Inc. and its affiliates, were 26% of consolidated net sales for each of the fiscal years ended 2014, 2013 and 2012, and occurred in each of the Company’s reportable segments. No other customers accounted for more than 10% of consolidated net sales in any of these fiscal years. During fiscal years 2014, 2013 and 2012, the Company’s five largest customers accounted for 45%, 45% and 44% of its net sales, respectively.

A-62       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

NOTE 19. SEGMENT REPORTING (Continued)

The Company has three product lines that have accounted for 10% or more of consolidated net sales during each of the past three fiscal years. In fiscal years 2014, 2013 and 2012, sales of liquid bleach represented approximately 13%, 14% and 14% of the Company’s consolidated net sales, respectively, approximately 26%, 26% and 26% of net sales in the Cleaning segment, respectively, and approximately 27%, 28% and 27% of net sales in the International segment, respectively. Sales of trash bags represented approximately 13% of the Company’s consolidated net sales in each of the fiscal years 2014, 2013 and 2012, approximately 36%, 37% and 35% of net sales in the Household segment and approximately 8%, 10% and 10% of net sales in the International segment, respectively. Sales of charcoal represented approximately 11%, 10% and 11% of the Company’s consolidated net sales and approximately 34%, 32% and 35% of net sales in the Household segment in fiscal years 2014, 2013 and 2012, respectively.

Net sales and property, plant and equipment, net, by geographic area as of and for the fiscal years ended June 30 were as follows:

	Fiscal Year	United States	Foreign	Total Company
Net sales	2014	$4,466	$1,125	$5,591
	2013	4,448	1,175	5,623
	2012	4,316	1,152	5,468
Property, plant and equipment, net	2014	$825	$152	$977
	2013	860	161	1,021

NOTE 20. RELATED PARTY TRANSACTIONS

The Company holds various equity investments with ownership percentages of up to 50% in a number of consumer products businesses, most of which operate outside the United States. The Company has no ongoing capital commitments, loan requirements, guarantees or any other types of arrangements under the terms of its agreements that would require any future cash contributions or disbursements arising out of an equity investment.

Transactions with the Company’s equity investees typically represent payments for contract manufacturing and purchases of raw materials. Payments to related parties, including equity investees, for such transactions during the fiscal years ended June 30, 2014, 2013 and 2012 were $57, $50 and $49, respectively. Receipts from and ending accounts receivable and payable balances related to the Company’s related parties were not significant during and as of the end of each of the fiscal years presented.

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THE CLOROX COMPANY - 2014 Proxy Statement	A-63

NOTE 21. UNAUDITED QUARTERLY DATA

	Quarters Ended
	September 30	December 31	March 31	June 30	Total Year
Fiscal year ended June 30, 2014
Net sales	$1,364	$1,330	$1,386	$1,511	$5,591
Cost of products sold	$779	$773	$807	$872	$3,231
Earnings from continuing operations	$137	$116	$139	$170	$562
Losses from discontinued operations, net of tax	$(1)	$(1)	$(2)	$—	$(4)
Net earnings	$136	$115	$137	$170	$558
Per common share:
Basic
Continuing operations	$1.05	$0.90	$1.06	$1.32	$4.34
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Basic net earnings per share	$1.04	$0.89	$1.05	$1.31	$4.31
Diluted
Continuing operations	$1.04	$0.88	$1.05	$1.30	$4.26
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)	(0.03)
Diluted net earnings per share	$1.03	$0.87	$1.04	$1.29	$4.23
Dividends declared per common share	$0.71	$0.71	$0.71	$0.74	$2.87
Market price (NYSE)
High	$87.60	$96.76	$92.75	$93.43	$96.76
Low	81.25	80.20	83.70	86.56	80.20
Year-end					91.40
Fiscal year ended June 30, 2013
Net sales	$1,338	$1,325	$1,413	$1,547	$5,623
Cost of products sold	$764	$762	$818	$867	$3,211
Earnings from continuing operations	$133	$123	$134	$184	$574
Losses from discontinued operations, net of tax	$—	$—	$(1)	$(1)	$(2)
Net earnings	$133	$123	$133	$183	$572
Per common share:
Basic
Continuing operations	$1.02	$0.94	$1.01	$1.40	$4.38
Discontinued operations	—	—	—	(0.01)	(0.01)
Basic net earnings per share	$1.02	$0.94	$1.01	$1.39	$4.37
Diluted
Continuing operations	$1.01	$0.93	$1.00	$1.38	$4.31
Discontinued operations	—	—	—	(0.01)	(0.01)
Diluted net earnings per share	$1.01	$0.93	$1.00	$1.37	$4.30
Dividends declared per common share	$0.64	$0.64	$0.64	$0.71	$2.63
Market price (NYSE)
High	$73.65	$76.74	$88.63	$90.10	$90.10
Low	69.67	71.00	73.50	81.12	69.67
Year-end					83.14

A-64       THE CLOROX COMPANY - 2014 Proxy Statement

Appendix A

FIVE-YEAR FINANCIAL SUMMARY
The Clorox Company

	Years ended June 30
Dollars in millions, except per share data	2014	2013	2012	2011(1)(2)	2010(1)
OPERATIONS
Net sales	$5,591	$5,623	$5,468	$5,231	$5,234
Gross profit	2,360	2,412	2,304	2,273	2,319
Earnings from continuing operations	$562	$574	$543	$287	$526
(Losses) earnings from discontinued operations, net of tax	(4)	(2)	(2)	270	77
Net earnings	$558	$572	$541	$557	$603
COMMON STOCK
Earnings per share
Continuing operations
Basic	$4.34	$4.38	$4.15	$2.09	$3.73
Diluted	4.26	4.31	4.10	2.07	3.69
Dividends declared per share	$2.87	$2.63	$2.44	$2.25	$2.05
OTHER DATA
Total assets	$4,258	$4,311	$4,355	$4,163	$4,548
Long-term debt	1,595	2,170	1,571	2,125	2,124

(1)	In November 2010, the Company completed the sale of its global auto care businesses pursuant to the terms of a Purchase and Sale Agreement and received cash consideration of $755. Included in earnings from discontinued operations for fiscal year ended June 30, 2011, is an after-tax gain on the transaction of $247.
(2)	Earnings from continuing operations and net earnings included the $258 noncash goodwill impairment charge recognized in fiscal year 2011 related to the Burt’s Bees® business. Diluted net earnings per share from continuing operations included the impact of $1.86 from this noncash goodwill impairment charge.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in millions)

Column A	Column B	Column C	Column D		Column E
		Additions	Deductions
Description	Balance at beginning of period	Charged to costs and expenses	Credited to costs and expenses	Credited to other accounts	Balance at end of period
Allowance for doubtful accounts
Year ended June 30, 2014	$(5)	$—	$2	$—	$(3)
Year ended June 30, 2013	(7)	—	2	—	(5)
Year ended June 30, 2012	(5)	(3)	1	—	(7)
LIFO allowance
Year ended June 30, 2014	$(40)	$—	$3	$1	$(36)
Year ended June 30, 2013	(37)	(3)	—	—	(40)
Year ended June 30, 2012	(29)	(8)	—	—	(37)
Valuation allowance on deferred tax assets
Year ended June 30, 2014	$(36)	$(25)	$—	$10	$(51)
Year ended June 30, 2013	(20)	(16)	—	—	(36)
Year ended June 30, 2012	(14)	(6)	—	—	(20)
Allowance for inventory obsolescence
Year ended June 30, 2014	$(11)	$(13)	$—	$10	$(14)
Year ended June 30, 2013	(10)	(12)	—	11	(11)
Year ended June 30, 2012	(11)	(13)	—	14	(10)

Continues on next page▶

THE CLOROX COMPANY - 2014 Proxy Statement	A-65

THE CLOROX COMPANY
RECONCILIATION OF ECONOMIC PROFIT(1)

Dollars in millions	FY14	FY13	FY12
Earnings from continuing operations before income taxes	$861	$853	$791
Noncash restructuring-related and intangible asset impairment costs	4	—	4
Interest expense	103	122	125
Earnings from continuing operations before income taxes,
noncash restructuring-related and intangible asset
impairment costs and interest expense	$968	$975	$920
Income taxes on earnings from continuing operations before
income taxes, noncash restructuring-related and intangible
asset impairment costs and interest expense(2)	336	319	289
Adjusted after tax profit	$632	$656	$631
Average capital employed(3)	2,494	2,552	2,544
Capital charge(4)	225	230	229
Economic profit(1) (Adjusted after tax profit less capital charge)	$407	$426	$402

(1)	Economic profit (EP) is defined by the Company as earnings from continuing operations before income taxes, excluding noncash restructuring-related and intangible asset impairment costs, and interest expense; less an amount of tax based on the effective tax rate, and less a charge equal to average capital employed multiplied by the weighted-average cost of capital. EP is a key financial metric the Company’s management uses to evaluate business performance and allocate resources, and is a component in determining management’s incentive compensation. The Company’s management believes EP provides additional perspective to investors about financial returns generated by the business and represents profit generated over and above the cost of capital used by the business to generate that profit.
(2)	The tax rate applied is the effective tax rate on continuing operations, which was 34.7%, 32.7% and 31.4% in fiscal years 2014, 2013 and 2012, respectively.
(3)	Total capital employed represents total assets less non-interest bearing liabilities. Adjusted capital employed represents total capital employed adjusted to add back current year noncash restructuring-related and intangible asset impairment costs. Average capital employed represents a two-point average of adjusted capital employed for the current year and total capital employed for the prior year, based on year-end balances. See below for details of the average capital employed calculation:

	FY14	FY13	FY12
Total assets	$4,258	$4,311	$4,355
Less:
Accounts payable	440	413	412
Accrued liabilities	472	490	494
Income taxes payable	8	29	5
Other liabilities	768	742	739
Deferred income taxes	103	119	119
Non-interest bearing liabilities	1,791	1,793	1,769
Total capital employed	2,467	2,518	2,586
After tax Noncash restructuring-related and intangible asset impairment costs	3	—	4
Adjusted capital employed	$2,470	$2,518	$2,590
Average capital employed	$2,494	$2,552	$2,544

(4)	Capital charge represents average capital employed multiplied by the weighted-average cost of capital. The weighted-average cost of capital used to calculate capital charge was 9% for all fiscal years presented.

A-66       THE CLOROX COMPANY - 2014 Proxy Statement

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 18, 2014.

Vote by Internet Go to www.envisionreports.com/CLX Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

A	The Board of Directors recommends a vote FOR the election of each of the following director nominees:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Daniel Boggan, Jr.	☐	☐	☐	05 - Donald R. Knauss	☐	☐	☐	09 - Rogelio Rebolledo	☐	☐	☐

	02 - Richard H. Carmona	☐	☐	☐	06 - Esther Lee	☐	☐	☐	10 - Pamela Thomas-Graham	☐	☐	☐

	03 - Benno Dorer	☐	☐	☐	07 - Robert W. Matschullat	☐	☐	☐	11 - Carolyn M. Ticknor	☐	☐	☐

	04 - George J. Harad	☐	☐	☐	08 - Jeffrey Noddle	☐	☐	☐

B	The Board of Directors recommends a vote FOR Proposal 2.				C	The Board of Directors recommends a vote FOR Proposal 3.

		For	Against	Abstain			For	Against	Abstain

2.	Advisory Vote on Executive Compensation.	☐	☐	☐	3.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

D	Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Dear Stockholders:

Attached is the proxy for The Clorox Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”). It is important that you vote your shares. You may vote via telephone, the Internet or mail. If you wish to vote via telephone or the Internet, instructions are printed on this form. If you wish to vote by mail, please mark, sign, date and return the proxy using the enclosed envelope.

Only stockholders on the record date, September 22, 2014, or their legal proxy holders, may attend the Annual Meeting. To be admitted to the Annual Meeting, you must bring a current form of government-issued photo identification and proof that you owned Clorox common stock on the record date. Please see the “Attending the Annual Meeting” section of the proxy statement for further information.

Sincerely,

Angela C. Hilt
Vice President – Corporate Secretary
& Associate General Counsel

Annual Meeting of Stockholders
  Meeting Date: November 19, 2014
  Check – In Time: 8:30 a.m. Pacific Time
  Meeting Time: 9:00 a.m. Pacific Time
  Meeting Location: the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Building C, Pleasanton, CA 94588

Please note that cameras, recording equipment and other electronic devices will not be allowed in the meeting except for use by the Company. For your protection, briefcases, purses, packages, etc. may be inspected as you enter the meeting.

The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report — Executive Summary are available at www.envisionreports.com/CLX.

‚IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.‚

Proxy — The Clorox Company
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CLOROX COMPANY

ANNUAL MEETING OF STOCKHOLDERS — NOVEMBER 19, 2014

The stockholder(s) whose signature(s) appear(s) on the reverse side hereby appoint(s) Donald R. Knauss, Stephen M. Robb and Laura Stein, and each of them individually, as proxies, each with full power of substitution, to vote as designated on the reverse side of this ballot, all of the shares of common stock of The Clorox Company that the stockholder(s) whose signature(s) appear(s) on the reverse side would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time on Wednesday, November 19, 2014, at the Company’s Pleasanton Campus, located at 4900 Johnson Drive, Building C, Pleasanton, CA 94588 and any adjournment or postponement thereof. A majority of said proxies, including any substitutes, or if only one of them be present, then that one, may exercise all of the powers of said proxies hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

(Items to be voted appear on reverse side)